                                               FILED PURSUANT TO RULE 424(b)(4)
                                                     REGISTRATION NO. 333-48123

PROSPECTUS
                               3,850,000 Shares

                 [LOGO OF ANSWERTHING CONSULTING GROUP, INC.]

                                 COMMON STOCK

                               ----------------

 OF THE 3,850,000 SHARES OF  COMMON STOCK BEING OFFERED, 2,850,000 SHARES ARE
   BEING  SOLD BY THE COMPANY  AND 1,000,000 SHARES  ARE BEING SOLD BY  THE
     SELLING SHAREHOLDERS. SEE  "PRINCIPAL AND SELLING SHAREHOLDERS." THE
       COMPANY WILL  NOT RECEIVE ANY OF  THE PROCEEDS FROM THE  SALE OF
         SHARES  BY THE SELLING  SHAREHOLDERS. PRIOR TO  THE OFFERING
           THERE HAS  BEEN NO PUBLIC MARKET FOR THE  COMMON STOCK.
             SEE "UNDERWRITERS"  FOR A DISCUSSION OF  THE FACTORS
                CONSIDERED IN  DETERMINING THE  INITIAL PUBLIC
                              OFFERING PRICE.

                               ----------------

THE COMMON STOCK HAS BEEN APPROVED FOR QUOTATION ON THE NASDAQ NATIONAL MARKET
                           UNDER THE SYMBOL "ANSR."

                               ----------------

THIS OFFERING INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" COMMENCING ON
                                PAGE 2 HEREOF.

                               ----------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE  COMMISSION  OR  ANY  STATE SECURITIES  COMMISSION  NOR  HAS  THE
   SECURITIES AND  EXCHANGE COMMISSION  OR ANY STATE  SECURITIES COMMISSION
    PASSED  UPON  THE  ACCURACY  OR   ADEQUACY  OF  THIS  PROSPECTUS.  ANY
     REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ----------------

                               PRICE $13 A SHARE

                               ----------------

                                          UNDERWRITING              PROCEEDS TO
                              PRICE TO   DISCOUNTS AND  PROCEEDS TO   SELLING
                               PUBLIC    COMMISSIONS(1) COMPANY(2)  SHAREHOLDERS
                             ----------- -------------- ----------- ------------
Per Share...................      $13.00        $0.91        $12.09      $12.09
Total(3).................... $50,050,000   $3,503,500   $34,456,500 $12,090,000

--------
  (1) The Company and the Selling Shareholders have agreed to indemnify the several Underwriters, as defined, against certain liabilities, including liabilities under the Securities Act of 1933. See "Underwriters."
  (2) Before deducting expenses payable by the Company estimated to be $900,000.
  (3) The Company and certain Selling Shareholders have granted to the Underwriters an option exercisable within 30 days of the date hereof to purchase up to an aggregate of 577,500 additional Shares of Common Stock at the price to public less underwriting discounts and commissions for the purpose of covering over-allotments, if any. If the Underwriters exercise such option in full, the total price to public, underwriting discounts and commissions, proceeds to Company and proceeds to Selling Shareholders will be $57,557,500, $4,029,025, $40,078,350 and $13,450,125, respectively. See "Underwriters."

                               ----------------

  The Shares are offered, subject to prior sale, when, as and if accepted by the Underwriters named herein and subject to approval of certain legal matters by Ropes & Gray, counsel for the Underwriters. It is expected that delivery of the Shares will be made on or about June 2, 1998 at the office of Morgan Stanley & Co. Incorporated, New York, New York, against payment therefor in immediately available funds.

                               ----------------

MORGAN STANLEY DEAN WITTER
   DONALDSON, LUFKIN & JENRETTE
                Securities Corporation
           NATIONSBANC MONTGOMERY SECURITIES LLC
               THE ROBINSON-HUMPHREY COMPANY

May 28, 1998

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING (THE "OFFERING") OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING SHAREHOLDERS OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES OR AN OFFER TO, OR A SOLICITATION OF, ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                                ---------------

  UNTIL JUNE 22, 1998 (25 DAYS AFTER THE COMMENCEMENT OF THE OFFERING), ALL DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                ---------------

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Prospectus Summary.......................................................   1
Risk Factors.............................................................   2
The Company..............................................................   9
Use of Proceeds..........................................................   9
Dividend Policy..........................................................   9
Capitalization...........................................................  10
Dilution.................................................................  11
Selected Consolidated Financial and Pro Forma Data.......................  12
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  14
Business.................................................................  20
Management...............................................................  31
Certain Transactions.....................................................  38
Principal and Selling Shareholders.......................................  41
Description of Capital Stock.............................................  42
Shares Eligible for Future Sale..........................................  45
Underwriters.............................................................  48
Legal Matters............................................................  50
Experts..................................................................  50
Additional Information...................................................  50
Index to Financial Statements............................................ F-1

                                ---------------

  The Company intends to furnish its shareholders with annual reports containing audited consolidated financial statements and an opinion thereon expressed by an independent public accounting firm and with quarterly reports for the first three quarters of each year containing unaudited consolidated interim financial information.

                                ---------------

  Unless otherwise indicated, all information in this Prospectus assumes (i) the conversion of all of the outstanding shares of convertible preferred stock into 7,160,104 shares of Common Stock (the "Conversion") concurrent with the Offering and (ii) no exercise of the Underwriters' over-allotment option. As used in this Prospectus, unless the context otherwise requires, references to "AnswerThink" or the "Company" are to the Company and its consolidated subsidiaries.

                                ---------------

  CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK. SPECIFICALLY, THE UNDERWRITERS MAY OVER-ALLOT IN CONNECTION WITH THE OFFERING, AND MAY BID FOR, AND PURCHASE, SHARES OF THE COMMON STOCK IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITERS."

                               [INSIDE GATEFOLD]



[TEXT:] In today's climate of intense global competition and accelerating technological change, companies are increasingly turning to technology-enabled solutions to improve their productivity and competitive position. In this environment, IT is viewed not as an isolated back office function but rather as a critical component of organizational strategy.

[SYLIZED TEXT:] "INTERPRISE"

[TEXT:] The Company believes that success is today's business environment requires excellence in communication and collaboration, not just within the corporate enterprise, but across the network of customers, suppliers, strategic partners and others which together form the extended enterprise-what the Company refers to as the "Interprise" business model. AnswerThink provides IT solutions to help its clients succeed in this Interprise environment, which demands the assimilation and integration of data from both internal and external sources.

[DIAGRAM SHOWING RELATIONSHIPS BETWEEN INTERNET, INTRANET, EXTRANET, CUSTOMERS AND INTEGRATED APPLICATIONS APPEARS HERE]

[STYLIZED TEXT:]  "KNOWLEDGE"

[TEXT:] AnswerThink does more than study problems. It identifies and answers questions at the outset of an engagement which allows it to propose and implement solutions on time and on budget. By using its knowledge-based delivery process and employing experienced, multidisciplinary consulting teams, the Company is able to reduce both the risk of delivery and time of implementation of its project.

[TEXT:] AnswerThink has developed Mind~share/SM/, a proprietary intranet-based knowledge management system that captures, indexes and disseminates the combined knowledge base and experience of its consultants.

                             [SECOND PAGE GATEFOLD]



[STYLIZED TEXT:]  "SOLUTIONS"

[TEXT:] AnswerThink provides solutions in the areas of process transformation and benchmarking, software package implementation and advanced technologies integration. AnswerThink delivers these solutions through multidisciplinary teams of professionals with experience in these areas that deliver solutions for each of the specific business functions in an organization. These teams target finance, administration and human resources, information technology, sales and customer support, and supply chain management.

[DIAGRAM OUTLINING THE COMPANY'S BUSINESS FUNCTIONS, SOLUTION SETS AND CORE COMPETENCIES APPEARS HERE.]

[LOGO OF ACG APPEARS HERE]

                               PROSPECTUS SUMMARY

  This summary is qualified by the more detailed information and the audited financial statements and the unaudited pro forma financial information and notes thereto appearing elsewhere in this Prospectus.

                                  THE COMPANY

  AnswerThink Consulting Group, Inc. ("AnswerThink" or the "Company") is a rapidly growing provider of knowledge-based consulting and information technology ("IT") services to Fortune 1000 companies and other sophisticated buyers. The Company addresses its clients' strategic business needs by offering a wide range of integrated services or solutions, including benchmarking, process transformation, software package implementation, electronic commerce, decision support technology, technology architecture and integration and Year 2000 solutions. These solutions target a client's specific business functions (finance and administration, human resources, IT, sales and customer support, and supply chain management) and allow a business to reach beyond the enterprise and link the people, processes and technologies of the extended organization or "Interprise." AnswerThink markets its services to senior executives in organizations where business transformation and technology-enabled change can have a significant competitive impact.

  AnswerThink leverages its knowledge base to propose solutions to its clients' most critical and complex business problems. The Company delivers its services through multidisciplinary project teams that include professionals with both IT and business expertise. The Company's knowledge-based approach to consulting combines the knowledge and experience of its consultants with "best practice" process solutions and a benchmarking database developed by its subsidiary, The Hackett Group, Inc. (the "Hackett Group"). The Company believes its highly focused service delivery model provides its customers with a lower risk of delivery and a faster time to benefit as compared to the linear, "methodology based" processes employed by many other IT consulting firms.

  The Company was formed in April 1997 by several former leaders of the IT consulting practice of a "Big Six" accounting firm. From the outset, the Company made operational investments to develop a comprehensive market strategy, build a business infrastructure and create sophisticated management information and service delivery systems capable of supporting a large-scale consulting and IT services business. Since its formation, AnswerThink has acquired several consulting and IT services businesses, each of which brought to the Company complementary skills and customer relationships. In addition, the Company has grown internally by recruiting approximately 200 consultants. As of April 3, 1998, the Company employed 343 consultants. The Company supports its national solution delivery organization through a network of 10 offices located in Atlanta, Boston, Chicago, Cleveland, Dallas, Iselin (NJ), Miami, New York, Philadelphia and Silicon Valley. The Company has served a broad range of clients, including Avon Products, Bell Atlantic, Florida Power & Light, International Paper and Lucent Technologies.

                                  THE OFFERING

Common Stock offered by the Company...... 2,850,000 shares
Common Stock offered by the Selling
 Shareholders............................ 1,000,000 shares
Total Common Stock offered............... 3,850,000 shares
Common Stock outstanding after the
 Offering................................ 33,479,311 shares (1)
Use of proceeds.......................... Repayment of indebtedness, working capital, potential acquisitions and
                                          general corporate purposes. See "Use
                                          of Proceeds."
Proposed Nasdaq National Market symbol... ANSR

               SUMMARY CONSOLIDATED FINANCIAL AND PRO FORMA DATA
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                         APRIL 23, 1997 (INCEPTION) TO           QUARTER ENDED
                                JANUARY 2, 1998                  APRIL 3, 1998
                         -------------------------------------------------------------
                                            PRO FORMA                     PRO FORMA
                            ACTUAL        AS ADJUSTED(2)     ACTUAL     AS ADJUSTED(2)
                         --------------  -----------------------------  --------------
CONSOLIDATED STATEMENT
 OF OPERATIONS DATA:
Net revenues............ $       14,848    $       34,014  $    18,532   $    19,864
Loss from operations....        (12,473)          (11,435)     (39,159)      (39,301)
Net loss................        (12,090)          (10,909)     (39,453)      (39,275)
Net loss per common
 share--basic and
 diluted................ $        (1.91)   $        (0.70) $     (3.86)  $     (2.13)
Weighted average common
 shares outstanding.....      6,342,319        15,675,379   10,226,330    18,455,701

                                                     AS OF APRIL 3, 1998
                                             -----------------------------------
                                                                    PRO FORMA
                                             ACTUAL  PRO FORMA(3) AS ADJUSTED(3)
                                             ------- ------------ --------------
CONSOLIDATED BALANCE SHEET DATA:
Working capital............................. $ 4,250   $ 1,504       $27,560
Total assets................................  37,841    44,638        64,174
Total long-term liabilities.................   9,720     9,729         2,229
Convertible preferred stock.................  11,140       --            --
Shareholders' equity........................   2,645    17,015        50,571

-------
(1) Based on shares of Common Stock outstanding as of April 3, 1998 giving effect to 269,166 shares of Common Stock issued in the Legacy Acquisition (as defined). Excludes (i) 1,367,169 shares of Common Stock issuable upon exercise of options outstanding as of April 3, 1998, none of which were then exercisable, (ii) 37,500 shares of Common Stock issuable upon exercise of a warrant outstanding and exercisable as of April 3, 1998, and (iii) 9,382,831 additional shares of Common Stock reserved for future issuance under the Stock Plans (as defined).
(2) Gives effect to the Legacy Acquisition, the Conversion, the Offering, and, for the earlier period, the 1997 Acquisitions (as defined).
(3) Gives effect to the Legacy Acquisition and the Conversion. As adjusted reflects the Offering.

                                 RISK FACTORS

  In evaluating the Company's business, prospective investors should carefully consider the following factors in addition to the other information presented in this Prospectus before purchasing the shares of Common Stock offered hereby. This Prospectus contains certain statements of a forward-looking nature relating to future events or the future financial performance of the Company. Prospective investors are cautioned that such statements are only predictions and that actual events or results may differ materially. In evaluating such statements, prospective investors should specifically consider the various factors identified in this Prospectus, including but not limited to the matters set forth below, which could cause actual results to differ materially from those indicated by such forward-looking statements.

LIMITED COMBINED OPERATING HISTORY; HISTORY OF LOSSES

  The Company was formed in April 1997 and has grown substantially since its inception both internally and through acquisitions. Although certain of the acquired businesses have been in operation for some time, the Company has a limited history of combined operations. Consequently, the historical and pro forma information herein may not be indicative of the Company's financial condition and future performance. As a result of the commencement of operations, building of infrastructure and hiring of consultants, the Company had a net loss of $12.1 million for the period from its inception through January 2, 1998. The Company's operating results and financial condition will be adversely affected if revenues do not increase to cover the Company's expanding level of operating expenses. There can be no assurance that the Company will be successful in its efforts to increase its revenues. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

VARIABILITY OF QUARTERLY OPERATING RESULTS; SEASONALITY

  The Company expects variations in its revenues and operating results from quarter to quarter. Such variations are likely to be caused by such factors as mix and timing of client projects, completion of client projects, project delays, the number of business days in a quarter, hiring, integration and utilization of consultants and employees, variations in utilization rates and average billing rates for consultants and project managers, the length of the Company's sales cycle, the accuracy of estimates of resources required to complete ongoing projects, the ability of clients to terminate engagements without penalty and the integration of acquired entities. Because a significant portion of the Company's expenses is relatively fixed, a variation in the number or timing of client assignments or in employee utilization rates can cause significant variations in operating results from quarter to quarter and could result in losses to the Company. Unanticipated termination of a major project, a client's decision not to proceed to the stage of the project anticipated by the Company or the completion during a quarter of several major client projects without deploying consultants to new engagements could result in the Company's underutilization of employees and could therefore have a material adverse effect on the Company's business, financial condition and results of operations. In addition, to the extent that increases in the number of professional personnel are not followed by corresponding increases in revenues, the Company's operating results could be materially and adversely affected. Further, it is difficult for the Company to forecast the timing of revenue because project cycles depend on factors such as the size and scope of assignments and circumstances specific to particular clients. Because the Company only derives revenue when its consultants are actually working, its operating results are adversely affected when client facilities close due to holidays or inclement weather. In particular, the Company has generated a smaller proportion of its revenues and lower operating income during the fourth quarter of the year due to the number of holidays in that quarter. Given all of the foregoing, the Company believes that quarter-to-quarter comparisons of its operating results for preceding quarters are not necessarily meaningful and that such results for one quarter should not be relied upon as an indication of future performance. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Results of Operations."

MANAGEMENT OF GROWTH

  The Company is currently experiencing rapid growth that has challenged, and will likely continue to challenge, the Company's managerial and other resources. Since its inception through April 3, 1998, the number of consultants employed by the Company increased to 343 and further significant increases are anticipated during the current year. In addition, the number of active client engagements increased to 117 as of April 3, 1998. The Company has also expanded its geographic coverage to facilities in 10 locations since its inception and intends to continue to expand its geographic coverage and open additional offices in the future. The Company's ability to manage its growth will depend on its ability to continue to enhance its operating, financial and management information systems and to expand, develop, motivate and manage effectively an expanding professional work force. In addition, the Company's future success will depend in large part on its ability to continue to set rates and fees accurately and to maintain high rates of employee utilization and project quality, particularly if the average size of the Company's projects continues to increase. If the Company is unable to manage growth effectively, the quality of the Company's services, its ability to retain key personnel and its business, financial condition and results of operations could be materially adversely affected. Furthermore, there can be no assurance that the Company's business will continue to expand. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

RISKS RELATED TO ACQUISITIONS

  Since its inception, the Company has significantly expanded through acquisitions. In the future, a key element of the Company's growth strategy will be to pursue additional acquisitions in order to obtain well-trained, high-quality professionals, new service offerings, additional industry expertise, a broader client base or an expanded geographic presence. There can be no assurance that the Company will be able to integrate successfully recent or future acquired businesses without substantial expense, delays or other operational or financial problems or that it will be able to identify, acquire or profitably manage additional businesses. The Company may also require debt or equity financing for future acquisitions that may not be available on terms favorable to the Company, if at all. In addition, acquisitions may involve a number of risks, including diversion of management's attention, failure to retain key acquired personnel, unanticipated events or circumstances, legal liabilities and amortization of acquired intangible assets. Client satisfaction or performance problems at a single acquired firm could have a material adverse impact on the reputation of the Company as a whole. Further, there can be no assurance that the Company's recent or future acquired businesses will generate anticipated revenues or earnings. Any one of these risks could have a material adverse effect on the Company's business, financial condition and results of operations See "Business--Growth Strategy."

INFLUENCE OF EXISTING SHAREHOLDERS

  Upon completion of the Offering, the Company's directors, executive officers and shareholders beneficially owning 5% or more of the Company's Common Stock together will beneficially own approximately 54.8% of the outstanding shares of Common Stock (approximately 53.7% if the Underwriters' over-allotment option is exercised in full). As a result, these shareholders, acting together, will be able to control matters requiring approval by the shareholders of the Company, including the election of directors. In addition, certain of these shareholders (who together will beneficially own approximately 53.9% of the outstanding shares of Common Stock upon completion of the Offering, or approximately 52.9% if the Underwriters' over-allotment option is exercised in full) are party to the Shareholders Agreement (as defined) pursuant to which they have agreed to vote their shares in favor of any person designated as a director by the other parties as provided therein. Although these provisions of the Shareholders Agreement have been waived temporarily, they will resume full force and effect if three independent directors have not been appointed prior to January 1, 1999. This concentration of ownership and the Shareholders Agreement may have the effect of delaying or preventing a change in control of the Company, including transactions in which shareholders might otherwise receive a premium for their shares over then current market prices. See "Management--Directors and Executive Officers," "Certain Transactions--Shareholders Agreement" and "Principal and Selling Shareholders."

ANTI-TAKEOVER EFFECT OF CERTAIN CHARTER AND BYLAW PROVISIONS

  The Company's Articles of Incorporation and Bylaws, as well as Florida corporate law, contain certain provisions that could have the effect of delaying, deferring or preventing a change in control of the Company.

These provisions could limit the price that certain investors might be willing to pay in the future for shares of the Common Stock. Certain of such provisions allow the Company to issue preferred stock having rights senior to those of the Common Stock without shareholder approval. Other provisions impose various procedural and other requirements that could make it difficult for shareholders to effect certain corporate actions. See "Description of Capital Stock."

DEPENDENCE ON GENERAL ECONOMIC CONDITIONS

  Demand for professional IT and consulting services is also significantly affected by the general level of economic activity. When economic activity slows, clients may delay or cancel plans that involve the hiring of IT consultants. The Company is unable to predict the level of economic activity at any particular time, and fluctuations of conditions in the general economy could adversely affect the Company's business, operating results and financial condition.

ATTRACTION AND RETENTION OF SKILLED PROFESSIONALS

  The Company's business involves the delivery of professional services and is labor-intensive. The Company's success depends in large part upon its ability to attract, develop, motivate and retain highly skilled IT professionals and business consultants. Qualified IT professionals and business consultants are in great demand and are likely to remain a limited resource for the foreseeable future. There can be no assurance that the Company will be able to attract and retain sufficient numbers of highly skilled IT professionals and business consultants, and any inability to do so could impair the Company's ability to adequately manage and complete its existing projects and to secure and complete client engagements and as a result could have a material adverse effect on the Company's business, operating results and financial condition. In addition, even if the Company is able to expand its team of highly skilled IT professionals and business consultants, the resources required to attract and retain such employees may adversely affect the Company's operating margins. See "Business--Human Resources."

COMPETITION

  The market for consulting and IT services includes a large number of competitors, is subject to rapid change and is highly competitive. Primary competitors include participants from a variety of market segments, including "Big Six" accounting firms, systems consulting and implementation firms, application software firms, service groups of computer equipment companies, outsourcing companies, systems integration companies and general management consulting firms. Many of these competitors have significantly greater financial, technical and marketing resources and greater name recognition than the Company. The Company also competes with its clients' internal resources, particularly where these resources represent a fixed cost to the client. Such competition may impose additional pricing pressures on the Company. There can be no assurance that the Company will compete successfully with its existing competitors or with any new competitors. In addition, the Company is party to a confidential settlement agreement with a "Big Six" accounting firm resulting from certain litigation which contains certain non-competition and non-solicitation provisions. There can be no assurance that the Company may not be inhibited from soliciting certain potential clients. See "--Litigation and Settlement" and "Business--Competition."

PROJECT RISKS; FIXED PRICE CONTRACTS

  Many of the Company's engagements involve projects that are critical to the operations of its clients' businesses and provide benefits that may be difficult to quantify. The Company's failure or inability to meet a client's expectations in the performance of its services could give rise to claims against the Company or damage the Company's reputation, adversely affecting its business, operating results and financial condition. In addition, most of the Company's contracts are terminable by the client with little or no notice to the Company and without significant penalty. The Company derives a significant portion of its revenues from large client projects involving significant dollar values and the cancellation or significant reduction in the scope of a large engagement could have a material adverse effect on the Company's business, financial condition and results of operations.

  The Company undertakes certain projects on a fixed-price basis, which is distinguishable from the Company's principal method of billing on a time and materials basis, and undertakes other projects on a capped-fee basis. The failure of the Company to complete such projects within budget or below the cap would expose the Company to risks associated with potentially unrecoverable cost overruns. In addition, even when there is no fixed price or cap the Company's failure or inability to meet a client's expectations with regard to price could result in the refusal of a client to pay, all of which could have a material adverse effect on the Company's business, operating results and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview."

CONCENTRATION OF REVENUES

  Since its inception, the Company has derived a significant portion of its net revenues from a relatively limited number of clients. For example, during the period from its inception through January 2, 1998, the Company's ten most significant clients accounted for approximately 38%, and two clients accounted for 13%, of its net revenues. There can be no assurance that these clients will continue to engage the Company for additional projects or do so at the same revenue levels. Clients engage the Company on an assignment-by-assignment basis, and a client can generally terminate a contract with little or no notice to the Company and without significant penalty. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Clients and Representative Solutions."

DEPENDENCE ON PRINCIPAL SERVICE OFFERINGS

  The Company has derived a substantial portion of its revenues from projects based primarily on package software implementation and, to a lesser degree, Year 2000 issue consulting. Any factors negatively affecting the demand for package software implementation could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, the demand for Year 2000 consulting services is likely to decline as Year 2000 issues are resolved. Although the Company intends to use the business relationships and knowledge of clients' systems obtained in providing Year 2000 consulting or package software implementation services to generate additional projects for these clients, there can be no assurance that the Company will be successful in generating any such additional business. See "Business--Services."

RAPID TECHNOLOGICAL CHANGE; DEPENDENCE ON THIRD PARTY SOFTWARE OFFERINGS

  The Company's success will depend in part on its ability to develop IT solutions that keep pace with continuing changes in IT, evolving industry standards and changing client preferences. There can be no assurance that the Company will be successful in adequately addressing these developments on a timely basis or that, if these developments are addressed, the Company will be successful in the marketplace. In addition, there can be no assurance that products or technologies developed by others will not render the Company's services uncompetitive or obsolete. The Company's failure to address these developments could have a material adverse effect on the Company's business, operating results and financial condition.

  The Company derives a significant portion of its revenue from projects in which it implements software developed by third parties, such as PeopleSoft, Inc. ("PeopleSoft") and Oracle Corporation ("Oracle"). The Company's future success in its package implementation consulting services depends largely on its relationship with these organizations. There can be no assurance that the Company will continue to maintain a favorable relationship with these software developers. In addition, in the event that PeopleSoft and Oracle are unable to maintain their leadership positions within the business applications software market, if the Company's relationship with these organizations deteriorates, or if these organizations elect to compete directly with the Company, the Company's business, financial condition and results of operations could be materially adversely affected. See "Business--Services."

RELIANCE ON KEY EXECUTIVES

  The success of the Company is highly dependent upon the efforts, abilities, business generation capabilities and project execution skills of its senior leadership team. The loss of the services of any of its senior leadership team for any reason could have a material adverse effect upon the Company's business, operating results and financial condition, including its ability to secure and complete engagements. The Company has obtained a key-man insurance policy on Ted A. Fernandez, the Company's President, Chief Executive Officer and Chairman.

INTELLECTUAL PROPERTY RIGHTS

  The Company relies upon a combination of nondisclosure and other contractual arrangements and trade secret, copyright and trademark laws to protect its proprietary rights and the proprietary rights of third parties from whom the Company licenses intellectual property. Although the Company enters into confidentiality agreements with its employees and limits distribution of proprietary information, there can be no assurance that the steps taken by the Company in this regard will be adequate to deter misappropriation of proprietary information or that the Company will be able to detect unauthorized use and take appropriate steps to enforce its intellectual property rights.

  Although the Company believes that its services do not infringe on the intellectual property rights of others and that it has all rights necessary to utilize the intellectual property employed in its business, the Company is subject to the risk of claims alleging infringement of third-party intellectual property rights. Any such claims could require the Company to spend significant sums in litigation, pay damages, develop non-infringing intellectual property or acquire licenses to the intellectual property which is the subject of asserted infringement. See "Business--Intellectual Property Rights."

LITIGATION AND SETTLEMENT

  Certain of the Company's key executives and other management employees resigned from a "Big Six" accounting firm during the first quarter of 1997. The accounting firm initiated litigation in connection with such resignations and the formation of the Company arising out of activities alleged to have constituted a breach of non-competition and non-solicitation obligations. This litigation was settled, and the Company, its key executives, certain other management employees and certain of its shareholders are subject to certain provisions contained in a confidential settlement agreement among such persons and the accounting firm (the "Settlement Agreement"). The Settlement Agreement prohibits the Company from soliciting or hiring the accounting firm's employees, and from soliciting or servicing certain of its clients, and prohibits the accounting firm from soliciting the Company's employees, for a period of two years commencing December 31, 1996. Subsequent to the execution of the Settlement Agreement, the accounting firm asserted through legal proceedings that the Company and its executives and employees had conducted activities prohibited by the Settlement Agreement. The Company vigorously denied such assertions, and the accounting firm's claims in these respects were rejected by the court with jurisdiction over the Settlement Agreement. The Company and its executives and management believe that they can operate and grow the Company despite the limitations imposed by the Settlement Agreement. The Company, its key executives and management employees intend to continue to abide by the terms of the Settlement Agreement. There can be no assurance, however, that future claims will not be asserted by the accounting firm. See "Business--Legal Proceedings."

SIGNIFICANT UNALLOCATED NET PROCEEDS

  A substantial majority of the anticipated net proceeds of the Offering has not been designated for specific uses. Therefore, the Company's management will have broad discretion with respect to the use of the net proceeds of the Offering. See "Use of Proceeds."

NO PRIOR PUBLIC MARKET; POSSIBLE VOLATILITY OF STOCK PRICE

  Prior to the Offering, there has been no public market for the Common Stock. Consequently, the initial public offering price per share of the Common Stock will be determined by negotiations among management of the Company and the Representatives. See "Underwriters" for factors to be considered in determining the initial public offering price per share. Application has been made for quotation of the Common Stock on the Nasdaq National Market; however, there can be no assurance that an active trading market will develop and be sustained after the Offering. The market price of the Common Stock may fluctuate substantially due to a variety of factors, including quarterly fluctuations in results of operations, adverse circumstances affecting the introduction or market acceptance of new services offered by the Company, announcements of new services by competitors, changes in earnings estimates by analysts, changes in accounting principles, sales of Common Stock by existing holders, loss of key personnel and other factors. In addition, the stock market is subject to extreme price and volume fluctuations. This volatility has often had a significant effect on the market prices of securities issued by many companies for reasons unrelated to the operating performance of these companies. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against such a company. Any such litigation instigated against the Company could result in substantial costs and a diversion of management's attention and resources, which could have a material adverse effect on the Company's business, operating results and financial condition.

IMMEDIATE AND SUBSTANTIAL DILUTION

  The initial public offering price of $13.00 per share of Common Stock is substantially higher than the pro forma as adjusted net tangible book value per share of Common Stock after the Offering. Purchasers of shares of Common Stock in the Offering will experience immediate and substantial dilution of $12.13 in the pro forma as adjusted net tangible book value per share of Common Stock after the Offering. To the extent outstanding options to purchase Common Stock are exercised, there will be further dilution. See "Dilution."

SHARES ELIGIBLE FOR FUTURE SALE; REGISTRATION RIGHTS AGREEMENTS

  Sales of substantial amounts of Common Stock in the public market following the Offering could adversely affect the prevailing market price of the Common Stock and the Company's ability to raise capital in the future. Upon completion of the Offering, the Company will have a total of 33,479,311 shares of Common Stock outstanding, of which the 3,850,000 shares offered hereby will be freely tradable without restriction under the Securities Act of 1933, as amended (the "Securities Act"), by persons other than "affiliates" of the Company, as defined under the Securities Act. The remaining 29,629,311 shares of Common Stock outstanding are "restricted securities" as that term is defined by Rule 144 promulgated under the Securities Act (the "Restricted Shares"). None of the Restricted Shares will be eligible for sale in the public market on the date of this Prospectus. Following the period ending 180 days after the date of this Prospectus, 18,804,005 of the Restricted Shares will be eligible for sale in the public market subject to Rule 144 under the Securities Act. See "Shares Eligible for Future Sale--Lock-up Agreements."

  Following the date of this Prospectus, the Company intends to register on one or more registration statements on Form S-8 approximately 10,750,000 shares of Common Stock issuable under the Stock Plans. Of the 10,750,000 shares issuable under the Stock Plans, 1,367,169 shares are subject to outstanding options as of April 3, 1998, none of which will be exercisable at the time of the Offering. The Company also has reserved 37,500 shares for issuance upon exercise of a warrant outstanding and exercisable as of April 3, 1998. In the event the warrant is exercised during the period ending 180 days after the date of this Prospectus, the shares issued upon exercise of the warrant will not be eligible for sale in the public market during such period but will be eligible for sale in the public market upon completion of such period subject to Rule 144 under the Securities Act. See "Management--Stock Option Plan," "Certain Transactions" and "Shares Eligible for Future Sale".

  Upon completion of the Offering, the holders of 20,661,757 shares of Common Stock will be entitled to certain registration rights with respect to such shares. If such holders, by exercising their registration rights, cause a large number of shares to be registered and sold in the public market, such sales could have an adverse effect on the market price of the Common Stock. In addition, if the Company is required, pursuant to such registration rights, to include shares held by such persons in a registration statement which the Company files to raise additional capital, the inclusion of such shares could have an adverse effect on the Company's ability to raise needed capital. See "Certain Transactions" and "Shares Eligible for Future Sale."

DIVIDEND POLICY

  The Company does not expect to pay any cash dividends on its Common Stock in the foreseeable future. It is the present policy of the Company to retain earnings, if any, for use in the operation of the Company's business. In addition, under the terms of the Credit Facility (as defined), the Company is restricted from paying dividends to its shareholders. See "Dividend Policy" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

                                  THE COMPANY

  The Company was incorporated on April 23, 1997 as a Florida corporation. The Company maintains its principal executive offices at 1401 Brickell Avenue, Suite 350, Miami, Florida 33131. The Company's telephone number is (305) 375-8005 and its Internet address is http://www.answerthink.com. Information contained in the Company's worldwide web site is not a part of this Prospectus.


                                USE OF PROCEEDS

  The net proceeds to the Company from the Offering are estimated to be $33,556,500 ($39,178,350 if the Underwriters exercise their over-allotment option in full), after deducting underwriting discounts and commissions and estimated Offering expenses payable by the Company. The Company will use a portion of the net proceeds to repay $7,500,000 borrowed under its credit facility, as amended (the "Credit Facility") with BankBoston, N.A. ("BankBoston"), which as of April 3, 1998 bears interest at a weighted average rate of 8.5% per annum. The Company's borrowings under the Credit Facility were used for acquisitions. The Credit Facility expires on November 7, 2000. The Company will also use $3,750,000 of the net proceeds to retire a portion of a short-term promissory note, currently bearing interest at the rate of 12.0% per annum, issued to the sole stockholder of the Hackett Group in connection with the Company's acquisition of that entity. The Company will also repay $2,582,500 in short-term notes, bearing interest at the rate of 6.0% per annum, payable to the stockholders of Legacy Technology, Inc. ("Legacy") which were issued in connection with the Legacy Acquisition. The balance of the net proceeds, or approximately $19,724,000, will be used for working capital, potential acquisitions and general corporate purposes. The Company does not currently have any agreements, arrangements or understandings with respect to any future acquisitions, and no portion of the net proceeds has been allocated for any specific acquisition. Pending their use as described in this Prospectus, the net proceeds of the Offering will be invested in short-term, interest-bearing, investment-grade securities. The Company will not receive any proceeds from the sale of shares of Common Stock by the Selling Shareholders. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--The Acquisitions" and "-- Liquidity and Capital Resources."

                                DIVIDEND POLICY

  The Company does not expect to pay any cash dividends on its Common Stock in the foreseeable future. It is the present policy of the Company's Board of Directors to retain earnings, if any, for use in the operation of the Company's business. In addition, under the terms of the Credit Facility, the Company is restricted from paying dividends to its shareholders. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

                                CAPITALIZATION

  The following table sets forth the capitalization of the Company (i) as of April 3, 1998, (ii) on a pro forma basis giving effect to the Legacy Acquisition and the Conversion, and (iii) pro forma as adjusted to give effect to the sale by the Company of 2,850,000 shares of Common Stock in the Offering and the application of the estimated net proceeds therefrom. See "Use of Proceeds." This table is qualified in its entirety by, and should be read in conjunction with, the Consolidated Financial Statements and Notes thereto appearing elsewhere in this Prospectus.

                                                  AS OF APRIL 3, 1998
                                          -------------------------------------
                                                                   PRO FORMA
                                           ACTUAL   PRO FORMA(3) AS ADJUSTED(4)
                                          --------  ------------ --------------
                                                     (IN THOUSANDS)
Long-term liabilities.................... $  9,720    $ 9,729       $ 2,229
                                          --------    -------       -------
Convertible preferred stock, $.001 par
 value, 3,650,000 authorized, 1,790,026
 issued and outstanding (actual); none
 authorized, issued or outstanding (pro
 forma and as adjusted)..................   11,140        --            --
                                          --------    -------       -------
Shareholders' equity
  Preferred stock, $.001 par value,
   1,250,000 authorized, none issued and
   outstanding (actual, pro forma and as
   adjusted).............................      --         --            --
  Common stock, $.001 par value,
   125,000,000 authorized (actual, pro
   forma and as adjusted); 23,200,041
   (actual), 30,629,311 (pro forma) and
   33,479,311 (as adjusted) issued and
   outstanding, respectively (1).........       23         31            33
  Additional paid-in capital.............   55,780     70,142       103,696
  Unearned compensation--restricted stock
   (2)...................................   (1,614)    (1,614)       (1,614)
  Accumulated deficit....................  (51,544)   (51,544)      (51,544)
                                          --------    -------       -------
    Total shareholders' equity...........    2,645     17,015        50,571
                                          --------    -------       -------
      Total capitalization............... $ 23,505    $26,744       $52,800
                                          ========    =======       =======

--------
(1) Excludes (i) 1,367,169 shares of Common Stock issuable upon exercise of options outstanding as of April 3, 1998, none of which were then exercisable, (ii) 37,500 shares of Common Stock issuable upon exercise of a warrant outstanding and exercisable as of April 3, 1998, and (iii) 9,382,831 additional shares of Common Stock reserved for future issuance under the Company's 1998 Stock Option and Incentive Plan (the "Stock Option Plan") and its 1998 Employee Stock Purchase Plan (together with the Stock Option Plan, the "Stock Plans"). See "Management--Stock Option Plan" and "Shares Eligible for Future Sale."
(2) Reflects unearned compensation expense, incurred as a result of restricted stock issued to employees of acquired companies. See Note 9 of Notes to Consolidated Financial Statements.
(3) Gives effect to the Legacy Acquisition and the Conversion.
(4) As adjusted reflects the Offering.

                                   DILUTION

  The Company's pro forma net tangible deficiency at April 3, 1998 was ($4.3) million, or $(.14) per share. Pro forma net tangible deficiency per share represents the Company's pro forma net tangible deficiency (net tangible assets less total liabilities) divided by the number of shares of Common Stock outstanding, including shares subject to vesting criteria and giving effect to the Legacy Acquisition and the Conversion. Without taking into account any other changes in the pro forma net tangible book value after April 3, 1998, other than to give effect to the sale of 2,850,000 shares of Common Stock in the Offering by the Company, after deducting underwriting discounts and commissions and estimated Offering expenses payable by the Company, the pro forma net tangible book value of the Company, as adjusted, as of April 3, 1998 would have been $29.3 million, or $.87 per share. This represents an immediate increase in pro forma net tangible book value of $1.01 per share to existing shareholders and an immediate dilution in pro forma net tangible book value of $12.13 per share to purchasers of Common Stock in the Offering. The following table illustrates this dilution:

Initial public offering price per share...........................       $13.00
                                                                         ------
  Pro forma net tangible deficiency book value per share at April
   3, 1997........................................................ (.14)
  Increase in pro forma net tangible book value per share
   resulting from the Offering.................................... 1.01
                                                                         ------
Pro forma as adjusted net tangible book value per share after the
 Offering.........................................................         0.87
                                                                         ------
Pro forma as adjusted dilution per share to new investors.........       $12.13
                                                                         ======

  If the Underwriters' over-allotment option is exercised in full, the increase in pro forma net tangible book value per share resulting from the Offering, pro forma as adjusted net tangible book value per share after the Offering and pro forma as adjusted dilution per share to new investors would be $1.17, $1.03 and $11.97, respectively.

  The following table summarizes, as of April 3, 1998 after giving effect to the Legacy Acquisition, the Conversion and the Offering, the differences between the number of shares of Common Stock purchased in the Offering, the total consideration paid to the Company and the average price per share paid by the existing shareholders and by the new investors (before deduction of underwriting discounts and commissions and estimated Offering expenses):

                           SHARES PURCHASED     TOTAL CONSIDERATION    AVERAGE
                         --------------------- ----------------------   PRICE
                           NUMBER   PERCENTAGE   AMOUNT    PERCENTAGE PER SHARE
                         ---------- ---------- ----------- ---------- ---------
Existing shareholders... 30,360,145    90.7%   $22,175,851    37.4%    $  .73
Legacy Acquisition......    269,166     0.8%           --      --         --
New investors...........  2,850,000     8.5%    37,050,000    62.6%    $13.00
                         ----------   -----    -----------   -----
  Total................. 33,479,311   100.0%   $59,225,851   100.0%
                         ==========   =====    ===========   =====

  The foregoing table assumes no exercise of the Underwriters' over-allotment option and no exercise of stock options to purchase 1,367,169 shares of Common Stock at an average exercise price of $4.06 per share, the warrant to purchase up to 37,500 shares of Common Stock at $6.00 per share outstanding as of April 3, 1998 or options to be issued to new employees between April 3, 1998 and the time of the Offering. To the extent the warrant or any of these options are exercised, there will be further dilution to new investors. See "Risk Factors--Shares Eligible for Future Sale; Registration Rights Agreements."

              SELECTED CONSOLIDATED FINANCIAL AND PRO FORMA DATA

  The following selected consolidated financial data for the period from April 23, 1997 (inception) to January 2, 1998 (the "Inception Period") and as of January 2, 1998 are derived from the Company's Consolidated Financial Statements and related notes thereto, which have been audited by Coopers & Lybrand L.L.P., independent accountants and which appear elsewhere in this Prospectus. The following selected consolidated financial data for the quarter ended and as of April 3, 1998 are derived from unaudited financial information contained in the Company's Consolidated Financial Statements and related notes thereto which appear elsewhere in this Prospectus. The following selected pro forma financial data are derived from the Company's Unaudited Pro Forma Consolidated Financial Information appearing elsewhere in this Prospectus. The Pro Forma Consolidated Statement of Operations Data for the Inception Period give effect to the 1997 Acquisitions, the Legacy Acquisition and the Conversion as if they had been completed on April 23, 1997, the Pro Forma Consolidated Statement of Operations Data for the quarter ended April 3, 1998 give effect to the Legacy Acquisition and the Conversion as if they had been completed on April 23, 1997 and the Pro Forma Balance Sheet as of April 3, 1998 gives effect to the Legacy Acquisition and the Conversion as if they had been completed on such date. As adjusted information gives effect to the completion of the Offering and the application of the estimated net proceeds therefrom.

  The selected consolidated financial data should be read in conjunction with the Company's Consolidated Financial Statements and related notes thereto and with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the pro forma financial data should be read in conjunction with the Unaudited Pro Forma Consolidated Financial Information of the Company and the related notes thereto. Management believes the assumptions used in the Unaudited Pro Forma Consolidated Financial Information provide a reasonable basis on which to present the pro forma financial data. The pro forma financial data are provided for informational purposes only and should not be construed to be indicative of the Company's financial position or results of operations had the transactions and events described in the notes thereto been consummated on the dates assumed and are not intended to project the Company's financial condition or results of operations on any future date or for any future period.

                         APRIL 23, 1997 (INCEPTION)               QUARTER
                             TO JANUARY 2, 1998             ENDED APRIL 3, 1998
                         ----------------------------------------------------------
                                           PRO FORMA                   PRO FORMA
                           ACTUAL       AS ADJUSTED(1)     ACTUAL    AS ADJUSTED(2)
                         -------------  ---------------------------  --------------
                            (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
CONSOLIDATED STATEMENT
 OF OPERATIONS DATA:
Net revenues...........  $      14,848    $      34,014  $   18,532    $   19,864
Costs and expenses:
  Project personnel and
   expenses............         13,333           22,688      11,194        11,893
  Selling, general and
   administrative......          8,085           16,858       5,654         6,429
  Compensation related
   to vesting of
   restricted shares...            --               --       40,843        40,843
  Settlement costs.....          1,903            1,903         --            --
  In-process research
   and development
   technology..........          4,000            4,000         --            --
                         -------------    -------------  ----------    ----------
    Total costs and
     operating
     expenses..........         27,321           45,449      57,691        59,165
                         -------------    -------------  ----------    ----------
  Loss from
   operations..........        (12,473)         (11,435)    (39,159)      (39,301)
Other income (expense):
  Interest income......            498              520          28            26
  Interest expense.....           (115)              --        (322)          --
  Income tax benefit...            --                 6         --            --
                         -------------    -------------  ----------    ----------
Net loss...............  $     (12,090)   $     (10,909) $  (39,453)   $  (39,275)
                         =============    =============  ==========    ==========
Net loss per common
 share--basic and
 diluted...............  $       (1.91)   $        (.70) $    (3.86)   $    (2.13)
                         =============    =============  ==========    ==========
Weighted average common
 shares outstanding....      6,342,319       15,675,379  10,226,330    18,455,701

                           AS OF
                         JANUARY 2,
                            1998            AS OF APRIL 3, 1998
                         ---------- -----------------------------------
                                                           PRO FORMA
                           ACTUAL   ACTUAL  PRO FORMA(3) AS ADJUSTED(4)
                         ---------- ------- ------------ --------------
                                         (IN THOUSANDS)
CONSOLIDATED BALANCE
 SHEET DATA:
Working capital.........  $ 8,180   $ 4,250   $ 1,504       $27,560
Total assets............   28,650    37,841    44,638        64,174
Total long-term
 liabilities............   12,200     9,720     9,729         2,229
Convertible preferred
 stock..................   10,040    11,140       --            --
Total shareholders'
 equity.................      846     2,645    17,015        50,571

--------
(1) Gives effect to (i) the 1997 Acquisitions, (ii) the Legacy Acquisition,
    (iii) the Conversion and (iv) the sale of 2,850,000 shares of Common Stock in the Offering by the Company and the application of the estimated net proceeds therefrom which results in a reduction in interest expense of approximately $712,000. See "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations--The Acquisitions" and "Unaudited Pro Forma Consolidated Financial Information."
(2) Gives effect to (i) the Legacy Acquisition, (ii) the Conversion and (iii) the sale of 2,850,000 shares of Common Stock in the Offering by the Company and the application of the net proceeds therefrom which results in a reduction in interest expense of approximately $381,000. See "Use of Proceeds", "Management's Discussion and Analysis of Financial Condition and Results of Operations--The Acquisitions--The Legacy Acquisition" and "Unaudited Pro Forma Consolidated Financial Information."
(3) Gives effect to (i) the Legacy Acquisition and (ii) the Conversion. See "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations--The Acquisitions--The Legacy Acquisition" and "Unaudited Pro Forma Consolidated Financial Information."
(4) Gives effect to (i) the Legacy Acquisition, (ii) the Conversion, and (iii) the sale of 2,850,000 shares of Common Stock in the Offering by the Company and the application of the net proceeds therefrom as set forth under "Use of Proceeds." See "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations--The Acquisitions--The Legacy Acquisition and "Unaudited Pro Forma Consolidated Financial Information."

                   MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

  AnswerThink is a rapidly growing provider of knowledge-based consulting and IT services to Fortune 1000 companies and other sophisticated buyers. The Company began operations on April 23, 1997. The Company's primary activities during its initial stages consisted of recruiting consultants and developing and building a service delivery model and the underlying information systems to support the future growth of the business. Concurrent with this effort, the Company embarked on an aggressive acquisition strategy that resulted in three significant acquisitions during 1997 (the "1997 Acquisitions") and the acquisition of Legacy in May 1998 (the "Legacy Acquisition"). The Company's operations during the Inception Period resulted in a loss of $12.1 million which was attributable to the developmental nature of the business during the start-up phase and to a $4.0 million charge for in-process research and development technology recognized in connection with AnswerThink's acquisition of the Hackett Group.

  The Company recognizes revenues on contracts as work is performed, principally on a time and materials basis. For projects billed on a time and materials basis, the Company recognizes revenue based on the number of hours worked by consultants at an agreed-upon rate per hour. The Company believes the financial risk under these types of arrangements is mitigated by the fact that clients retain the financial risk associated with implementing projects. The Company also undertakes certain projects, usually short-term, on a capped-fee basis for which revenues are recognized on a percentage of completion method based on project hours worked. The Company anticipates that the majority of its work will continue to be performed on a time and materials basis. See "Risk Factors--Project Risks; Fixed Price Contracts."

  The Company's revenue growth is directly tied to its ability to attract and retain new consultants to service its increasing client base. The most significant expense for the Company is the project personnel and related costs associated with its consultants. The market for skilled consultants is highly competitive and is characterized by very high demand with a relatively small pool of qualified personnel. The ability of the Company to manage consultant utilization, contain payroll costs and control employee turnover costs in light of these market forces will have a significant impact on its profitability. To help address these concerns, the Company grants restricted shares of Common Stock or stock options to all employees including those of acquired companies which generally vest over four to six years.

  The Company recognized non-cash compensation expense of $40.8 million in the quarter ended April 3, 1998 resulting from the accelerated vesting of 3,320,000 restricted shares of Common Stock that had been issued to certain members of the Company's management in connection with the formation of the Company. These charges were non-cash in nature and do not negatively impact shareholders' equity. The Company believes that such issuances were critical to its ability to attract and retain qualified personnel during the Company's crucial start-up phase.

THE ACQUISITIONS

 The 1997 Acquisitions

  All acquisitions completed by the Company have been accounted for under the purchase method of accounting. Accordingly, the historical Consolidated Financial Statements of the Company include the operating results of the acquired businesses from the date of each respective acquisition.

  On August 1, 1997, the Company acquired Relational Technologies, Inc. ("RTI"), a Georgia-based information technology consulting and Oracle software implementation company. RTI focuses on the implementation of Oracle manufacturing, financial and human resources applications. Through the acquisition of RTI, the Company became an Oracle Business Alliance Member, which enables the Company to market Oracle applications products to its customers. RTI was acquired for 1,220,700 restricted shares of Common Stock issued to RTI's shareholders.

  On October 13, 1997, the Company completed its acquisition of the Hackett Group, an Ohio-based consulting firm specializing in benchmarking and process transformation. The Hackett Group, through its proprietary "best-practice" database focuses on the efficiency of such organizational functions as finance, human resources, IT services and supply chain management. The Company acquired all of the Hackett Group's outstanding shares from its sole stockholder, Gregory P. Hackett. The original purchase price was paid in the form of $6.5 million in cash, a $5.1 million promissory note, and 444,000 restricted shares of Common Stock. The note and the restricted shares were subject to certain earn-out provisions. On March 12, 1998, Mr. Hackett and the Company amended the terms of the acquisition to waive the earn-out provisions.

  On November 12, 1997, the Company acquired all the outstanding shares of Delphi Partners, Inc., ("Delphi"), a New Jersey-based PeopleSoft application solutions and information technology consulting company. Delphi focuses on the implementation of PeopleSoft financial, human resources and manufacturing applications. Through the acquisition of Delphi, the Company became a PeopleSoft Implementation Partner. The total acquisition consideration paid consisted of $7.4 million in cash and 560,000 restricted shares of Common Stock issued to Delphi shareholders. The sellers of Delphi will also receive up to $2.5 million to be paid by April 30, 1999 upon the achievement of certain pre-tax profit targets related to the performance of Delphi during 1998.

The Legacy Acquisition

  On May 20, 1998, the Company acquired all of the outstanding shares of Legacy, a Massachusetts-based provider of decision support and data warehouse solutions to Fortune 1000 companies. The total consideration consisted of $2.6 million in promissory notes and 269,166 shares of Common Stock. The promissory notes will be payable over a 12-month period commencing October 1, 1998 or, if earlier, 20 days after the Company completes a public offering of shares of its Common Stock. The stockholders of Legacy will also receive up to $1.3 million in additional consideration, half of which will be in the form of cash and half of which will be in shares of Common Stock, upon the achievement of certain revenue and pre-tax profit targets related to the performance of Legacy during the 12-month period ending April 30, 1999.

RESULTS OF OPERATIONS

  The following table sets forth, for the periods indicated, the Company's results of operations and the percentage relationship to net revenues of such results. This information for quarterly periods has been prepared on the same basis as the Consolidated Financial Statements and, in the opinion of the Company's management, reflects all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information for the periods presented.

                          APRIL 23, 1997    APRIL 23, 1997                   QUARTER ENDED
                           (INCEPTION)        (INCEPTION)     ---------------------------------------------------
                          TO JANUARY 2,       TO JUNE 30,     SEPTEMBER 30,      JANUARY 2,         APRIL 3,
                               1998              1997              1997             1998              1998
                          ---------------   ----------------- ---------------   --------------   ----------------
                                            (IN THOUSANDS, EXCEPT PERCENTAGE DATA)
Net revenues............  $ 14,848  100.0 % $     62   100.0% $ 2,698   100.0 % $12,088  100.0 % $ 18,532   100.0 %
Costs and expenses:
 Project personnel and
  expenses..............    13,333   89.8      1,616      nm    3,730   138.3     7,987   66.1     11,194    60.4
 Selling, general and
  administrative........     8,085   54.5      1,290      nm    2,932   108.7     3,863   32.0      5,654    30.5
 Compensation related to
  vesting of restricted
  shares................       --     --         --      --       --      --        --     --      40,843   220.4
 Settlement costs.......     1,903   12.8      1,756      nm      125     4.6        22    0.1        --      --
 In-process research and
  development
  technology............     4,000   26.9        --      --       --      --      4,000   33.1        --      --
                          --------  -----   --------  ------  -------  ------   -------  -----   --------  ------
 Total costs and
  operating expenses....    27,321  184.0      4,662      nm    6,787   251.6    15,872  131.3     57,691   311.3
                          --------  -----   --------  ------  -------  ------   -------  -----   --------  ------
 Loss from operations...   (12,473) (84.0)    (4,600)     nm   (4,089) (151.6)   (3,784) (31.3)   (39,159) (211.3)
Other income (expense):
 Interest income
  (expense), net........       383    2.6        252   406.5      194     7.2       (63)  (0.5)      (294)   (1.6)
                          --------  -----   --------  ------  -------  ------   -------  -----   --------  ------
Net loss................  $(12,090) (81.4)% $ (4,348)     nm  $(3,895) (144.4)% $(3,847) (31.8)% $(39,453) (212.9)%
                          ========  =====   ========  ======  =======  ======   =======  =====   ========  ======

 Quarter Ended April 3, 1998 Compared to Quarter Ended January 2, 1998

  In light of the Company's incorporation on April 23, 1997 and the absence of operations in the first quarter of the prior year, management has decided to present a comparison of results for the first quarter of 1998 versus the fourth quarter of 1997 because it believes that such a comparison is the most meaningful presentation to the reader and helps address the continuation of trends established during the prior fiscal year.

  Net Revenues. Net revenues for the first quarter of 1998 increased by $6.4 million or 53.3% over the prior quarter as the Company continued to increase the number of clients served to 117 from 109 at the end of the prior quarter. The comparison of revenues to the prior quarter is positively impacted by the timing of the Delphi acquisition, which was completed during the second month of the prior quarter. The comparison is also slightly positively impacted by seasonality since the first quarter of 1998 had only one observed holiday as compared to three holidays in the prior quarter.

  Project Personnel and Expenses. Project personnel and expenses for the first quarter of 1998 increased by $3.2 million or 40.2% over the prior quarter. The increase in project personnel and expenses over the prior quarter was caused in part by the timing of the Delphi acquisition mentioned above. Project personnel and expenses as a percentage of net revenues decreased by 5.7% from 66.1% to 60.4% primarily as a result of more effective deployment of consultants onto billable projects during the first quarter of 1998. During the first quarter of 1998, the number of consultants employed by the Company increased by 68 to 343 from 275 at the end of the prior quarter.

  Selling, General and Administrative. Selling, general and administrative expenses for the first quarter of 1998 increased by $1.8 million or 46.4% over the prior quarter, but decreased as a percentage of revenues by 1.5% from 32.0% to 30.5%. The increase in selling, general and administrative expenses is primarily attributable to a continued increase in the number of functional support personnel employed, which increased by 13 from the end of the prior quarter. The primary increases were made in the recruiting, human resources, and service delivery areas.

  Compensation Related to Vesting of Restricted Shares. The Company recorded a charge in the first quarter of 1998 of approximately $40.8 million relating to the vesting of restricted shares held by five of the Company's senior managers, one director and two managing directors of business units that were subject to certain performance vesting criteria. The vesting of these shares was accelerated into the first quarter of 1998 based on the Company's results to date and the expectation of completion of the Offering during the second quarter of 1998. There are no additional restricted shares outstanding that are subject to performance criteria for vesting.

  Settlement Costs. The Company did not incur any additional settlement costs during the first quarter of 1998.

  In-process Research and Development Technology. The Company did not incur any costs relating to in-process and research and development technology during the first quarter of 1998.

  Interest Income (Expense), Net. Interest expense for the first quarter of 1998 increased by $231,000 or 367% over the prior quarter as a result of the debt incurred in connection with the 1997 Acquisitions.

 Inception Period (April 23, 1997 to January 2, 1998)

  Net Revenues. Net revenues for the Inception Period were $14.8 million. The Company achieved month-to-month net revenue increases by increasing the number of services delivered to new clients, as well as leveraging the Company's existing client base by undertaking additional projects for these clients. The number of active clients served increased from one at June 30, 1997, to 27 at September 30, 1997 and to 109 at January 2, 1998. Net revenues increased during the quarter ended September 30, 1997 primarily as a result of the acquisition of RTI. The net revenues increase during the quarter ended January 2, 1998 resulted from the acquisitions of the Hackett Group and Delphi, as well as an increase in the total number of clients served.

  Project Personnel and Expenses. During its start-up phase, the Company invested a significant amount of project resources to develop its service delivery model and the related management information systems in order to position the Company for future growth. Project personnel and expenses amounted to $13.3 million, or 89.8% of net revenues, for the Inception Period. The Company increased the number of project personnel through recruiting efforts and the 1997 Acquisitions. The Company had 46 consultants at June 30, 1997, 142 at September 30, 1997 and 275 at January 2, 1998. Project personnel and expenses as a percent of net revenues decreased over each quarterly period and was 66.1% for the quarter ended January 2, 1998. The decrease in project personnel and expenses as a percentage of net revenues resulted primarily from higher utilization as the personnel of the acquired entities were already deployed to existing clients.

  Selling, General and Administrative. Selling, general and administrative expenses for the Inception Period totaled $8.1 million, or 54.5% of net revenues. Functional support personnel increased from 16 at June 30, 1997, to 37 at September 30, 1997 and to 63 at January 2, 1998. This increase and resulting personnel costs were incurred to create an infrastructure that could support a rapidly growing organization with the ability to integrate strategic acquisitions. The primary expenditures were made in the sales and marketing and recruiting and service delivery systems functions. Selling, general and administrative expenses as a percent of net revenues decreased significantly over each quarterly period and were 32.0% for the quarter ended January 2, 1998. The decrease in selling, general and administrative expenses as a percentage of net revenues resulted primarily from the lower level of selling, general and administrative costs incurred by the acquired companies.

  Settlement Costs. Settlement costs totaled $1.9 million, or 12.8% of net revenues, for the Inception Period. Settlement costs consisted primarily of
(i) payments to certain key executives and certain other management employees of the Company relating to the obligations assumed by the Company for compensation earned during the period from December 1, 1996 to the date of the Company's inception (the "Dispute Period") by such employees, and (ii) legal fees incurred in connection with the ensuing litigation. See "Business--Legal Proceedings." The substantial majority of these costs were incurred during the first quarter of the Company's operations before the matter was settled.

  In-process Research and Development Technology. The in-process research and development technology charge of $4.0 million resulted from the acquisition of the Hackett Group. At the date of acquisition, there were four benchmark applications that had not met technological feasibility requirements and did not have any alternative future use and therefore the value of such applications was charged to operations. This charge was recorded during the quarter ended January 2, 1998 and is considered a non-recurring item.

  Interest Income (Expense), Net. Net interest income amounted to $383,000, or 2.6% of net revenues, for the Inception Period. The majority of the interest income was earned in the first six months of the Company's operations as the initial capitalization of the Company was placed in short-term investments. The invested cash and borrowed funds were used to complete the Hackett Group and Delphi acquisitions mentioned previously, thereby causing the Company to be a net borrower of funds for the quarter ended January 2, 1998.

AVAILABILITY OF NET OPERATING LOSSES

  The Company generated a tax loss of approximately $8.0 million during the Inception Period. Current accounting standards require that future tax benefits, such as net operating losses, be recognized to the extent that realization of such benefits is more likely than not. In light of the loss experienced during the Inception Period, a valuation allowance has been established for the entire amount of the net operating loss carryforward.

LIQUIDITY AND CAPITAL RESOURCES

  The Company was formed in April 1997 with $20.4 million of capital raised through the issuance of Series A Convertible Preferred Stock ("Series A Convertible Preferred") to the Initial Investors, as defined. The Company issued additional shares of Series A Convertible Preferred in July 1997 to certain executives for $600,000. In February 1998, the Company issued additional shares of Series A Convertible Preferred to certain of the Initial Investors and their affiliates for aggregate consideration of $600,000. In March 1998, the Company issued shares of Series B Convertible Preferred Stock ("Series B Convertible Preferred") for aggregate consideration of $500,000 to an affiliate of BankBoston. Concurrent with the Offering, each outstanding share of convertible preferred stock will be converted into four shares of Common Stock. See "Description of Capital Stock" and "Shares Eligible for Future Sale."

  In connection with the acquisition of the Hackett Group, the Company issued a $5.1 million promissory note to the sole stockholder of the Hackett Group, subject to certain earn-out provisions. This note is payable in three separate installments. The first installment obligation is $3.75 million, bears interest at a rate of 12% per annum and was originally due March 31, 1998. The second installment obligation of $497,000 is due March 31, 1999, and the third installment obligation of $896,000 is due March 31, 2000. The obligations for the second and third installment payments bear interest at a rate of 8% per annum. In connection with the amendment to the terms of the Hackett Group acquisition on March 12, 1998, Mr. Hackett agreed to extend the due date on the $3.75 million installment from March 31, 1998 to the earlier of the completion of the Offering or January 15, 1999, and the Company agreed to waive the earn-out provisions. In connection with the Legacy Acquisition, the Company issued 269,166 shares of Common Stock and $2.6 million in promissory notes to the former stockholders of Legacy. The Company intends to repay the $3.75 million installment obligation to the Hackett Group's former stockholder and the $2.6 million in notes issued to Legacy's former stockholders with a portion of the proceeds of the Offering. See "Use of Proceeds."

  On November 7, 1997, the Company entered into an agreement with BankBoston, for a $10.0 million revolving credit facility for acquisitions, which amount could be increased to $20.0 million if certain future earnings and performance criteria are satisfied. The Credit Facility is secured by substantially all of the Company's assets and contains certain restrictive covenants. Amounts outstanding under the Credit Facility will be repaid with a portion of the proceeds of the Offering. At April 3, 1998, the Company had an outstanding balance of $7.5 million at a weighted average annual interest rate of 8.5% under the Credit Facility.

  As part of the 1997 Acquisitions, the Company utilized approximately $12.7 million of cash, net of cash acquired, to complete the purchases of the Hackett Group and Delphi stock in October and November 1997, respectively. Additionally, the Company invested approximately $2.1 million in computer hardware and software and telecommunications equipment to develop its infrastructure in support of future growth plans. During the Inception Period and first quarter of 1998, net cash used by the Company in operating activities amounted to approximately $11.2 million and $33,000, respectively, principally to cover operating losses and to fund working capital. At April 3, 1998, the Company had cash and cash equivalents of approximately $3.9 million.

  The Company believes that the proceeds from the Offering and funds that are available or that will become available under the Credit Facility or that may be generated from operations will be sufficient to finance the Company's currently anticipated capital requirements on a short-term and on a long-term (greater than 12 month) basis. There can be no assurance, however, that the Company's actual needs will not exceed anticipated levels or that the Company will generate sufficient revenues or have sufficient funds available under the Credit Facility to fund its operations in the absence of other sources. There also can be no assurance that any additional required financing will be available through additional bank borrowings, debt or equity offerings or otherwise, or that if such financing is available, that it will be available on terms favorable to the Company.

YEAR 2000 ISSUE

  Many existing computer programs were designed and developed without considering the impact of the upcoming change in the century and consequently use only two digits to identify a year in the date field. If not corrected, many computer applications could fail or create erroneous results by or at the Year 2000 (the "Year 2000 Issue"). All of the Company's systems have been recently implemented and are Year 2000 compliant. The Company believes the Year 2000 Issue will not have a material adverse impact on the Company's financial condition or results of operation.

                                   BUSINESS

  AnswerThink is a rapidly growing provider of knowledge-based consulting and IT services to Fortune 1000 companies and other sophisticated buyers. The Company addresses its clients' strategic business needs by offering a wide range of integrated services or solutions, including benchmarking, process transformation, software package implementation, electronic commerce, decision support technology, technology architecture and integration and Year 2000 solutions. These solutions target a client's specific business functions (finance and administration, human resources, IT, sales and customer support, and supply chain management) and allow a business to reach beyond the enterprise and link the people, processes and technologies of the extended organization or "Interprise." AnswerThink markets its services to senior executives in organizations where business transformation and technology-enabled change can have a significant competitive impact.

  AnswerThink leverages its knowledge base to propose solutions to its clients' most critical and complex business problems. The Company delivers its services through multidisciplinary project teams that include professionals with both IT and business expertise. The Company's knowledge-based approach to consulting combines the knowledge and experience of its consultants with "best-practice" process solutions and a benchmarking database developed by the Hackett Group. The Company believes its highly focused service delivery model provides its customers with a lower risk of delivery and a faster time to benefit as compared to the linear, "methodology based" processes employed by many other IT consulting firms.

  The Company was formed in April 1997 by several former leaders of the IT consulting practice of a "Big Six" accounting firm. From the outset, the Company made operational investments to develop a comprehensive market strategy, build a business infrastructure and create sophisticated management information and service delivery systems capable of supporting a large-scale consulting and IT services business. Since its formation, AnswerThink has acquired several consulting and IT services businesses, each of which brought to the Company complementary skills and customer relationships. In addition, the Company has grown internally by recruiting approximately 200 consultants. As of April 3, 1998, the Company employed 343 consultants. The Company supports its national solution delivery organization through a network of 10 offices located in Atlanta, Boston, Chicago, Cleveland, Dallas, Iselin (NJ), Miami, New York, Philadelphia and Silicon Valley. The Company has served a broad range of clients, including Avon Products, Bell Atlantic, Florida Power & Light, International Paper and Lucent Technologies.

INDUSTRY OVERVIEW

  In today's climate of intense global competition and accelerating technological change, companies are increasingly turning to technology-enabled solutions to improve their productivity and competitive positioning. In this environment, IT is viewed not as an isolated back office function but rather as a critical component of organizational strategy. IT deployment decisions are increasingly made on an enterprise-wide level by senior executives.

  The migration of technology from the back office to desktops throughout the enterprise has created a wide range of business opportunities. Data that was once collected nightly or weekly and used to analyze events retrospectively can now be deployed to manage an entire enterprise in real time. Custom-developed software that once produced reports that allowed managers to analyze what had happened is being replaced by enterprise-wide packaged software applications capable of linking manufacturing, sales, distribution and finance functions and helping decision-makers shape what will happen. This enterprise-wide software is being deployed in geographically dispersed, complicated technology environments. The multitude of different protocols, operating systems, devices and architectures makes deployment of technology solutions a difficult challenge. Companies must also continually keep pace with new developments, which often render existing equipment and internal skills obsolete. At the same time, external economic factors have forced organizations to focus on core competencies and trim workforces. Accordingly, these organizations often lack the quantity or variety of IT skills necessary to design and implement comprehensive IT solutions.

  The shortage of skilled IT professionals and the complexity of IT solutions have pushed senior executives to increasingly rely on outside specialists to help them execute IT strategies and, as a result, demand for consulting services is expected to continue to grow rapidly. According to industry sources, the worldwide market for IT consulting and system integration services was estimated at $53.7 billion in 1996 with a projected market of $96.3 billion for 2001, a 12.4% growth rate. In addition, the domestic IT consulting and system integration service market is projected to grow from $26.0 billion in 1996 to $48.3 billion in 2001, a 13.2% growth rate.

  Although the market for IT services is robust, the Company believes that many buyers are investing heavily in IT solutions that are not yielding the desired benefits or that are not being implemented on time. Generally, companies who turn to IT consultants to help implement these investments choose between "tactical" solution providers and larger organizations such as the "Big Six" accounting firms that offer more comprehensive services. The Company believes that tactical solution providers which focus on limited functionality requirements (such as application development and staff augmentation) often do not address broader strategic business and IT goals that are critical to the customer and the success of the IT solutions implemented. At the same time, the Company believes that larger IT consulting firms, with their complex or fragmented organizational models, high turnover rates and use of linear "methodology-based" processes (which propose solutions only after extensive studies of a particular client's business problems), often fail to deliver the right IT solutions on time and on budget. In AnswerThink's view, companies today require strategic service providers that have a comprehensive understanding of the relevant business issues, the ability to design and implement integrated solutions that can help them meet their strategic business goals as they evolve and the skills and tools necessary to deliver solutions in a timely and cost-effective manner.

THE ANSWERTHINK SOLUTION

  AnswerThink does more than just study problems. It identifies and answers the questions at the outset of an engagement which allow it to propose and implement solutions on time and on budget. By using its knowledge-based delivery process and employing experienced, multidisciplinary consulting teams, the Company is able to reduce both the risk of delivery and time of implementation of its projects. The Company believes this approach appeals to senior executives seeking solutions to complex business and IT problems.

  Key elements of AnswerThink's strategic IT services delivery approach are:

  . Senior Leadership and Delivery Expertise. AnswerThink's leadership team has extensive experience in providing IT consulting and system integration services. AnswerThink's executive officers and senior managers have, on average, 15 years of experience in consulting and in the delivery of IT services. The Company's practice area leaders have built strong reputations in their areas of expertise. The Company has leveraged this experience to build an organizational model, market strategy and knowledge-based service delivery process enabling the Company to deliver highly-focused, results-oriented, comprehensive IT solutions for sophisticated buyers of technology-enabled solutions.

  . Interprise Focus. The Company believes that success in today's business environment requires excellence in communication and collaboration, not just within the corporate enterprise, but across the network of customers, suppliers, strategic partners and others which together form the extended enterprise--what the Company refers to as the "Interprise" business model. AnswerThink provides IT solutions to help its clients succeed in this Interprise environment, which demands the assimilation and integration of data from both internal and external sources.

  . Multidisciplinary Solution Teams. IT service providers must understand underlying business issues so they can better design, implement and integrate effective IT solutions. AnswerThink provides solutions in the areas of process transformation and benchmarking, software package implementation and advanced technologies integration. AnswerThink delivers these solutions through multidisciplinary teams of professionals with experience in these areas that deliver solutions for each of the specific business
   functions in an organization. These teams target finance, administration and human resources ("CFO | solutionsSM"), information technology
   ("CIO | solutionsSM"), sales and customer support
   ("Customer | solutionsSM"), and supply chain management ("Interprise Supply Chain | solutionsSM"). By assembling multidisciplinary teams of professionals for an engagement, the Company believes it can provide superior technology-enabled solutions to its clients.

  . Knowledge-based Delivery. AnswerThink, primarily through its Hackett
    Group, has developed and continuously refines a proprietary database of "best-practice" organizational solutions and benchmarks from more than 1,100 companies. This database enables AnswerThink to identify for its clients areas of strength and weakness in their organizations relative to their peers. Relevant aspects of this accumulated knowledge can be incorporated quickly into the Company's analysis for new engagements, allowing AnswerThink to provide proven and effective solutions. In addition, AnswerThink's internal information systems and corporate culture enable it to capture knowledge from previous consulting engagements and share it throughout the organization to allow AnswerThink to identify and solve the problems of other clients in future engagements. The Company has developed MindShareSM, a proprietary intranet knowledge management system that will capture, index and disseminate the combined knowledge and experiences of its consultants.

GROWTH STRATEGY

  The Company's goal is to become a leading global provider of knowledge-based consulting and IT services. AnswerThink's strategy to achieve this goal includes the following elements:

  . Maintain a Culture Designed for Rapid Growth. The Company believes that its dynamic, entrepreneurial culture is particularly attractive to consultants seeking new, non-traditional work environments. The Company recognizes that to be a leading global consulting and IT services organization, it must continue to recruit and, more importantly, retain qualified and experienced professionals with the consulting and IT skills currently in high demand. Many AnswerThink consultants were previously employed at traditional consulting and IT services firms. The Company recruits and retains consultants by offering attractive base and incentive compensation packages that include equity ownership opportunities. All AnswerThink employees currently have an equity interest in the Company.

  . Develop and Expand Client Relationships. AnswerThink has developed a direct, high-level sales organization that encourages its sales professionals to pursue, establish and maintain close relationships with senior management of Fortune 1000 companies. Since inception, AnswerThink has provided consulting and other IT services to Fortune 1000 companies including engagements for limited types of services for a single division or business unit. With its growing service offerings, experienced management and the structure of its sales organization, the Company believes that it has a significant advantage in cross-selling additional services and solutions to its client base. A number of clients have expanded their relationship with AnswerThink both in terms of revenue and types of services purchased. In addition, the Company intends to target new clients by (i) continuing to leverage and expand the Company's direct sales force, (ii) increasing the hiring of consultants with existing client relationships and (iii) pursuing referrals from existing clients and third-party organizations including hardware partners, software partners and industry research organizations.

  . Leverage and Expand Scalable Infrastructure. AnswerThink's senior management team has extensive experience managing a large-scale IT services organization. Since inception, the Company has invested in the development of service delivery processes and the underlying systems to build the foundation for a global consulting and IT services company. In addition, AnswerThink has invested significant resources to capture and retain critical information by developing its knowledge management system, MindShareSM, which will enhance collaboration and communication among its employees. The Company intends to leverage and expand its infrastructure to increase the number of its consulting professionals, geographic coverage, client base and scope of engagements.

  . Expand Service Offerings. At its inception, the Company defined a framework of services and capabilities that it would need to become a leading global consulting and IT services company.

   AnswerThink has systematically added service capabilities both internally and through acquisitions in several business lines, such as the addition of Oracle and PeopleSoft packaged software implementation services and the Company's development of a supply chain management implementation business unit. The Company intends to continue to add service offerings through acquisitions and additional hiring. In addition, the Company plans to continually evaluate "best-of-breed" technologies in order to provide high-impact IT solutions to keep pace with changes in technology.

  . Pursue Strategic Acquisitions and Partnerships. The Company has completed and intends to continue to pursue strategic acquisitions that will provide additional well-trained, high-quality professionals, new service offerings, additional industry expertise, a broader client base and an expanded geographic presence. Since inception, the Company has successfully made four significant acquisitions. In addition, the Company currently has strategic relationships with a number of business partners, including Oracle, PeopleSoft, International Business Machines Corporation ("IBM") and Netscape Corporation ("Netscape"), among others. The Company intends to expand and develop its relationships with business partners serving the IT market to benefit from joint marketing opportunities and shared technical and industry knowledge.

THE ACQUISITIONS

  The 1997 Acquisitions

  . Relational Technologies, Inc. The Company acquired RTI in August 1997. As a result of the RTI acquisition, the Company provides Oracle application services to its clients for Oracle Financials, Oracle HR, Oracle Distribution and Oracle Manufacturing. The Company is also able to provide technical services such as systems selection, installation and maintenance, communications management and network consolidations of Oracle products.

  . The Hackett Group, Inc. The Company acquired the Hackett Group in October
    1997. The Hackett Group is a nationally recognized benchmarking and best-practices firm focused on creating a proprietary database which catalogues the efficiency and effectiveness of knowledge-worker functions, such as finance, human resources, information technology and supply chain management. The Hackett Group has gathered data from more than 1,100 companies, including more than 40% of the Fortune 100. The Hackett Group's benchmark participants share cost, productivity and practices information on specific organizational functions. This data is collected into a database that allows the Hackett Group to compare its clients' performance to other companies' performance on specific criteria and to identify the most effective management strategies for change.

  . Delphi Partners, Inc. The Company acquired Delphi in November 1997. As a result of this acquisition, the Company is a PeopleSoft Implementation Partner and provides clients implementing PeopleSoft client/server financial, human resources and manufacturing applications with a broad range of services, including implementation management consulting, application design and development, customized end user training and documentation, process redesign and automated workflow and technology integration and support.

  The Legacy Acquisition

  . Legacy Technology, Inc. The Company acquired Legacy in May 1998. Legacy implements sophisticated data warehousing and decision support solutions for Fortune 1000 clients. Legacy provides product selection, systems architecture, database design and development services to support all phases of the project life cycle. Legacy assists customers in developing customer information warehouses, category management and marketing support systems, sales force solutions to promote technology enabled selling, as well as budgeting, costing and demand planning systems.

SERVICES

  The Company offers its services or solutions in three principal areas: (i) "best-practice" benchmarking and business process transformation, (ii) "best-of-breed" packaged software implementation and (iii) advanced technologies integration. The Company delivers those services and solutions to its clients through the Company's

CFO | solutionsSM, CIO | solutionsSM, Customer | solutionsSM and Interprise Supply Chain | solutionsSM multidisciplinary teams. The Company's current consulting capabilities are summarized below.

  Benchmarking and Business Process Transformation. In the area of benchmarking and business process transformation, the Company works with clients to compare their performance to other companies, identify key business issues and develop and implement new processes to transform their organizations.

  . Benchmarking | solutionsSM. The Company, through the Hackett Group, works with large national and multinational corporations in evaluating their staff functions (such as finance, human resources, IT and supply chain management), and has compiled databases on a large number of companies in a wide variety of industries. Using these databases, the Company collects information from its clients, identifies benchmarks by which its clients can evaluate their performance on specific criteria relative to other companies and identifies the most effective strategies for specific functions in a given industry. Each benchmark is composed of the following three elements: (i) a quantitative analysis of costs, productivity, service, quality and effectiveness; (ii) an understanding of world-class best-practices; and (iii) opportunities to learn from best-practices companies. Stringent process definitions and controls enable comparisons to be made between companies with different attributes and across industries. Clients can receive a detailed, confidential evaluation of their performance measured against other benchmarks on the basis of business focus (e.g., manufacturing, service or distribution), size, organizational structure and geography. Since benchmark studies often lead to clients implementing revised IT strategies, the Company believes that it is well positioned to cross-sell its services.

  . Transformation | solutionsSM. The Company works with its clients to conceive, design and manage processes, organizations and systems necessary to implement technology-enabled business solutions. There are four key components to the Company's transformation solutions:

      Performance Assessment. The Company helps clients gain a systematic and objective understanding of the relative strengths and weaknesses of key aspects of their businesses, identify market trends and best-practices, and highlight those areas that offer the greatest opportunity for improvement. The Company works with clients to define and apply appropriate measures, and compare their performance to appropriate benchmarks.

      Business Redesign. The Company aids clients in defining an end-state vision of what their businesses require to achieve their primary performance objectives. Once that vision is established, AnswerThink helps clients identify and select the best strategies for achieving their objectives. AnswerThink's process redesigns generally affect all of a company's key processes, organizations, management practices, people and technology, taking full advantage of enabling technologies and reflecting both recognized best-practices and emerging trends.

      Migration Planning. The Company's work in the area of migration planning is focused on (i) deploying systems and infrastructure hardware and software as planned, (ii) initiating systems management and other delivery processes and (iii) initiating performance measurement and other management processes. The Company's migration planning services help clients to structure the process into a series of change initiatives and develop alternative scenarios for the staging and sequencing of those initiatives. The comparison and refinement of these scenarios on the basis of costs, benefits and risks leads to agreement on a master plan which details projects, schedules, responsibilities, funding and expected business results.

      Program Management. The Company establishes a single point of coordination for all initiatives contributing to the transformation process, including process redesign, organizational change, system implementation and infrastructure enhancement. AnswerThink applies proven project management disciplines, tools, techniques and systems to the management of complex transformation programs.

  Packaged Software Implementation. In the area of packaged software implementation, the Company works with its clients to identify and integrate "best-of-breed" solutions such as:

  . Oracle | solutions. AnswerThink is a Business Alliance Member with
    Oracle, one of the world's leading suppliers of software for information management. Oracle's enterprise automation products include applications modules for financial management, supply chain management, manufacturing, project systems, human resources, and sales force automation. The Company serves as a sole source provider for procuring Oracle's packaged software, complementary hardware, and AnswerThink's related consulting and IT services. The Company's Oracle-based solutions support the full life cycle implementation of Oracle and involve project-planning, definition and management, configuration and implementation.

  . PeopleSoft | solutions. The Company is a PeopleSoft Implementation
    Partner. PeopleSoft offers a complete suite of enterprise software applications that automate business processes including finance, materials management, manufacturing, distribution, supply chain planning, accounting and human resources. PeopleSoft's offerings also include a rapid application development and reporting environment and customization toolset. The Company's PeopleSoft-based solutions support the full life cycle implementation of PeopleSoft and involve project-planning, definition and management, configuration and implementation.

  . Other Applications. The Company also provides comprehensive consulting and IT services supporting the full life cycle implementation, including project planning, definition and management, and application configuration and implementation, for such software applications as Baan (Aurum), Manugistics, i2 Technologies, Siebel, Point, Clarify and Scopus.

  Advanced Technologies Integration. The Company helps clients to achieve meaningful improvement in all aspects of their IT strategies by providing the following services:

  . Knowledge | solutionsSM. The Company provides consulting, design and implementation services focused on enhancing intellectual capital and knowledge resources across its clients' expanded enterprises. The Company's knowledge solutions emphasize decision support, data warehousing and knowledge management strategy and process design, content storage and navigation concepts, and related enabling technologies including groupware, collaborative tools and advanced knowledge-sharing environments.

  . Electronic Commerce | solutionsSM. The Company designs and develops internet, intranet and extranet solutions, with an emphasis on business-to-business digital commerce, messaging architectures, intranet enabled data warehouses, web-based transaction facilities and internet and extranet security.

  . Systems | solutionsSM. The Company evaluates, designs and implements complex enterprise-wide networks, large scale client/server technology, systems and network integration solutions focused on systems management and performance.

  . Millennium | solutionsSM. The Company designs and implements solutions to address the millennium challenge, focusing on applications assessment, Year 2000 testing and remediation strategy and active integration management.

  As illustrated on the following chart, the Company's solutions are marketed across targeted business functions and are delivered through multidisciplinary solution teams that focus on different aspects of an organization's business and IT needs.

                                                                                                        INTERPRISE SUPPLY
                                CFO | SOLUTIONS(SM)   CIO | SOLUTIONS(SM)  CUSTOMER | SOLUTIONS(SM)   CHAIN | SOLUTIONS(SM)
                                -------------------- --------------------- ------------------------- ------------------------
BENCHMARKING AND BUSINESS
 PROCESS TRANSFORMATION
 Benchmarking | solutions(SM)..      Finance/            Information       Sales, Marketing and          Supply-Chain
                                  Administration         Management          Customer Service        Management, Inventory,
                                   Accounting/                                   Process                  Manufacturing
                                    HR Process
 Transformation | solutions(SM)  Process Redesign,       Architecture,       Process Redesign,          Process Redesign,
                                Migration Planning         Network          Migration Planning          Migration Planning
                                                       Applications and
                                                          IT Strategy
PACKAGED SOFTWARE
 IMPLEMENTATION
 Oracle | solutions............     Financials            IT Support             Sales and                Manufacturing
 PeopleSoft | solutions........        and                    of               Distribution                    and
 Other Applications............     HR Modules             Packages               Modules                  Purchasing
ADVANCED TECHNOLOGIES
 INTEGRATION
 Knowledge | solutions(SM).....      EIS and              Enterprise           Marketing and              Product Demand
                                 Decision Support          Knowledge        Merchandising Systems              and
                                                          Management,       and Decision Support           Forecasting
                                                        Enterprise Data
                                                          Warehousing
 Electronic                        Web-enhanced         Mail/Messaging,     Sales Force Automation,       Purchasing EDI
  Commerce | solutions(SM).....   Finance and HR      Intranets/Extranets       Web Marketing,                 and
                                     Process                                   Interactive Kiosk     Web-enabled transactions
 Systems | solutions(SM).......  __________________________________ Systems Acquisition  ___________________________________
                                                                    Hardware Acquisition
                                                                     Systems Development
                                                                     Network Integration
 Millennium | solutions(SM)....  _________________________________ Year 2000 Integration ___________________________________
                                                                   Application Assessment
                                                                     Renovation Strategy
                                                                       Program Office
                                                                 Test Planning and Execution

CLIENTS AND REPRESENTATIVE SOLUTIONS

  AnswerThink's clients consist primarily of Fortune 1000 companies and other sophisticated buyers of IT consulting services. During 1997, AnswerThink's ten most significant clients accounted for approximately 38%, and two clients accounted for approximately 13%, of net revenues. Net revenues from the Company's ten largest clients in 1997 ranged from $400,000 to $1.1 million. AnswerThink has served a broad range of clients, including the following:

    Avon Products, Inc.                  International Paper Company
    Bell Atlantic Corporation            IVAX Corporation
    Bestfoods                            Knight Ridder, Inc.
    EXAR Corporation                     Lucent Technologies, Inc.
    Flexible Products Company            Norrell Corporation
    Florida Power & Light Company        Republic Industries, Inc.
    General Motors Corporation           Starbucks Corporation
    Hayes Corporation                    Waste Management, Inc.

  Three recent examples of the Company's significant engagements include the following:

  Services Company. A services company retained AnswerThink to assess and define the risks associated with enhancing and upgrading current processes and IT systems in light of the company's strategy to develop additional service offerings.

  After completion of the initial assessment, an expanded AnswerThink project team was engaged to develop a full strategy and architecture for the client's core PeopleSoft applications. It was critical that the client develop an IT infrastructure capable of supporting the client's planned migration to an expanded business strategy while preserving the functionality of the legacy platforms and systems used to manage its current service offerings. Working closely with the client, the team of professionals from Oracle | solutions, PeopleSoft | solutions, CFO | solutionsSM, Millennium | solutionsSM, Electronic Commerce | solutionsSM and Systems | solutionsSM identified the highest impact business areas, including branch office customer operations, payroll and pricing systems. Subsequently, this multidisciplinary team assisted in the design of a new set of processes and a new technology infrastructure to support these processes.

  AnswerThink's assessment helped the client view the business, technology risks and opportunities in a new light and AnswerThink advised the client on the architecture design, integration and execution of its new strategy and architecture. The design of the new integrated IT system provided the client with a comprehensive IT solution which the Company believes will result in a more flexible, reliable and robust system as well as service enhancements.

  Global Consumer Products Company. The Hackett Group was engaged by a global consumer products company to reengineer core finance processes worldwide and to identify opportunities for cost savings. The Hackett Group, through its benchmarking process, discovered that the client's accounting and finance organizations were performing less efficiently than those of comparable companies.

  Processes examined by the Hackett Group in this engagement included accounts payable, general accounting, cost and inventory accounting, forecasting and reporting. In determining appropriate strategies for improving these processes, the Hackett Group sought input from a wide array of the client's employees in ten countries in which the client operates. To address the client's weaknesses, the Hackett Group formulated a plan to improve the client's accounting and finance organization and implement technology-enabled solutions.

  The services initially provided by the Hackett Group included assessing the client's processes, determining appropriate objectives, outlining an implementation plan, presenting alternative solutions to the client and building consensus for change. Once these actions were taken, the Hackett Group focused on securing required resources, initiating a series of "quick win" programs, selecting software and determining appropriate controls and detailing specific recommendations for implementing its solutions. Examples of specific recommendations that were implemented include the installation of a purchasing card system, establishing electronic funds and intrabank transfer procedures, and the creation of a North American shared services center. The client has advised the Hackett Group that it expects that all of these actions will result in significant cost savings.

  High Tech Company. A high tech company decided to expand its product offerings and service capabilities to better respond to customer market demands. The client was experiencing problems with an ongoing enterprise systems implementation project undertaken to achieve these goals and AnswerThink was engaged to address the problems identified.

  Working closely with the client, a team of AnswerThink professionals from CFO | solutionsSM, CIO | solutionsSM, Oracle | solutions,
Systems | solutionsSM and Interprise Supply Chain | solutionsSM performed an analysis of the client's financial, manufacturing, operations, logistics, sales and marketing functions. AnswerThink identified several weaknesses in the client's current systems as well as opportunities for improvement in the current implementation, and concluded that the client's existing applications suite could not adequately support the client's current and future business demands. AnswerThink's engagement was restructured and expanded to span the enterprise. AnswerThink completed a requirements analysis for integrated enterprise applications, created a technical architecture for the enterprise and proposed a solution based on a new suite of Oracle applications to restructure the client's financial and administrative processes. AnswerThink is also assisting the client in restructuring its logistics and supply chain processes through another set of Oracle applications.

  AnswerThink's solution is intended to significantly shorten cycle times for the manufacturing and distribution of the client's products and to improve the client's invoice, billing and collection process. Implementation of the applications is underway. The client has advised the Company that it expects these new systems to enable it to more effectively manage its entire enterprise by improving manufacturing and billing efficiency and by reducing transaction and administrative costs.

SALES AND MARKETING

  AnswerThink has developed a national sales force that markets the Company's consulting and IT services in major metropolitan areas. The Company's sales organization is supported by its prospect database, which includes companies and decision makers in targeted geographic markets. The extensive relationship base and reputation of the Company's senior management team is also a meaningful source of new business for AnswerThink.

  AnswerThink sales executives establish contact with targeted prospects to create awareness and preference for the Company. Thereafter, senior level managers are assigned to accounts as client executives to establish and maintain long-term relationships. Client executives are key sources of service advice and overall coordinators of AnswerThink's multiple service offerings to clients.

  AnswerThink also markets and provides its services directly through its solution teams and national office network. The Company's marketing strategy includes contributing articles to industry publications, expert source placements, speeches, analyst meetings and conferences, the creation of collateral marketing materials and the Company's Internet site (http://www.answerthink.com). This strategy is designed to strengthen the AnswerThink brand name and generate new clients. The program can be expanded and modified to take advantage of market-by-market or service-by-service opportunities as new services or markets are pursued.

MANAGEMENT INFORMATION SYSTEMS

  The Company is currently implementing various aspects of its national service delivery infrastructure. The primary elements include a fully integrated financial and project management system and a proprietary network that is the foundation for AnswerThink's knowledge management system, MindShareSM. The Company believes that MindShareSM will significantly enhance the way clients are served by allowing the Company's knowledge-base to be shared by all of its consultants. MindShareSM is projected to be implemented nationally by mid-1998.

  The financial and project management systems the Company has developed are expected to provide AnswerThink with a fully integrated time and expense reporting system which will serve as the backbone for the Company's engagement management and related client billings, and drives the primary transaction information to the Company's financial reporting systems. The Company has also invested in the development of a comprehensive service delivery model which tracks how clients are handled from initial contact, to risk management assessments, to the delivery of the solution and the corresponding knowledge capture.

HUMAN RESOURCES

  A cornerstone of the Company's strategy is to promote the loyalty and continuity of its consultants by offering packages of base and incentive compensation that it believes are significantly more attractive than those generally offered in the consulting industry. An important element of AnswerThink's compensation program will be Company-wide participation in the Stock Option Plan. See "Management--Stock Option Plan."

  The Company's success depends in large part upon its ability to attract, develop, motivate and retain highly skilled professionals. Qualified professionals are in great demand and are likely to remain a limited resource for the foreseeable future. In connection with its hiring efforts, the Company has appointed a senior executive to lead AnswerThink's national recruiting team, which is further supported by executive search firms and AnswerThink's internal associate referral program.

  AnswerThink dedicates significant resources to recruiting consultants with both technology consulting and business experience. Many consultants are selected from among the largest and most successful IT services, consulting, accounting and other professional services organizations. As of April 3, 1998, the Company had 419 employees, 343 of whom were consultants. The Company is also committed to training and developing its professionals. The Company's present training strategy is solution or competency specific and in many cases is done in conjunction with the Company's "best-of-breed" technologies alliance strategy.

  None of the Company's employees is subject to a collective bargaining arrangement. AnswerThink has entered into nondisclosure and nonsolicitation agreements with virtually all of its personnel. Although all consultants are currently Company employees, the Company does engage consultants as independent contractors from time to time.

STRATEGIC ALLIANCES

  The Company owns the program concept and intellectual property assets of the c.eraSM program, an industry-wide collaboration of companies aimed at providing a more efficient and comprehensive solution to the Year 2000 Issue and other enterprise mass change challenges by offering clients technology solutions, process support technologies and skilled deployment services through a single point of contact. Participants in the c.eraSM program include Peritus, Inc., Software Emancipation, Inc., INTO 2000, Inc., MatriDigm Corporation and Viasoft, Inc.

  AnswerThink also seeks strategic relationships with business partners to share technical and industry knowledge and pursue joint marketing opportunities. The Company has established business partner relationships with Oracle, PeopleSoft, IBM and Netscape, among others. These relationships typically allow the Company to gain access to training, product support and the technology developed by these partners. The training programs often enable Company employees to become certified in the technologies demanded by AnswerThink's clients. Establishing these relationships allows the Company to use the business partner's name and the "business partner" designation in marketing the Company's services. These relationships also facilitate the Company's pursuit of marketing opportunities with the business partners.

  These alliances do not require the Company to use technology developed by the business partners in implementing IT solutions for clients. Nonetheless, the Company may be retained by a client based in part upon one or more of the Company's business partner relationships. Although the Company is not obligated to resell products offered by the business partners, in the event it does so, it is sometimes entitled to purchase discounts on products purchased for resale.

COMPETITION

  The market for consulting and IT services includes a large number of competitors and is subject to rapid change. Primary competitors include participants from a variety of market segments, including "Big Six" accounting firms, systems consulting and implementation firms, application software firms, service groups of computer equipment companies, systems integration companies, general management consulting firms and programming companies. Many competitors have significantly greater financial, technical and marketing resources and name recognition than the Company. In addition, the Company competes with its clients' internal resources, particularly where these resources represent a fixed cost to the client. Such competition may impose additional pricing pressures on the Company. See "Risk Factors--Competition."

  The Company believes that the most significant competitive factors it faces are perceived value, breadth of services offered and price. The Company believes that its multidisciplinary, knowledge-based approach, broad and expanding framework of services and distinctive corporate culture allow it to compete favorably by delivering strategic IT solutions that meet clients' needs in an efficient manner. Other important competitive factors that the Company believes are relevant to its business include technical expertise, knowledge and experience in the industry, quality of service and responsiveness to client needs and speed in delivering IT solutions.

INTELLECTUAL PROPERTY RIGHTS

  AnswerThink's success has resulted, in part, from its methodologies and other proprietary intellectual property rights. The Company relies upon a combination of nondisclosure and other contractual arrangements and trade secret, copyright and trademark laws to protect its proprietary rights and the proprietary rights of third parties from whom the Company licenses intellectual property. The Company enters into confidentiality agreements with its employees and limits distribution of proprietary information. There can be no assurance that the steps taken by the Company in this regard will be adequate to deter misappropriation of proprietary information or that the Company will be able to detect unauthorized use and take appropriate steps to enforce its intellectual property rights. See "Risk Factors--Intellectual Property Rights."

  The Company is in the process of registering the trademarks "ANSWERTHINK" and "ANSWERTHINK CONSULTING GROUP" with the U.S. Patent and Trademark Office. The Company intends to make such other state and federal filings as the Company deems necessary and appropriate to protect its intellectual property rights.

PROPERTY

  AnswerThink's principal executive offices currently are located at 1401 Brickell Avenue, Suite 350, Miami, Florida 33131. The Company has entered into a lease for space at 1001 Brickell Bay Drive, Suite 3000, Miami, Florida 33131, and the Company intends to move into these offices in the second quarter of 1998. The Company's lease on these premises covers 10,800 square feet and expires March 31, 2003. The Company also leases facilities in Atlanta, Boston, Chicago, Cleveland, Dallas, Iselin (NJ), Miami, New York, Philadelphia and Silicon Valley. AnswerThink anticipates that additional space will be required as its business expands and believes that it will be able to obtain suitable space as needed.

LEGAL PROCEEDINGS

  Certain of the Company's key executives and other management employees resigned from a "Big Six" accounting firm during the first quarter of 1997. The accounting firm initiated litigation in connection with such resignations and the formation of the Company arising out of activities alleged to have constituted a breach of non-competition and non-solicitation obligations. This litigation was settled, and the Company, its key executives, certain other management employees and certain of its shareholders are subject to certain provisions contained in the Settlement Agreement among such persons and the accounting firm. The Settlement Agreement prohibits the Company from soliciting or hiring the accounting firm's employees and soliciting or servicing certain of its clients, and prohibits the accounting firm from soliciting the Company's employees, for a two-year period commencing December 31, 1996. Subsequent to the execution of the Settlement Agreement, the accounting firm asserted through legal proceedings that the Company and its executives and employees had conducted activities prohibited by the Settlement Agreement. The Company vigorously denied such assertions, and the accounting firm's claims in these respects were rejected by the court with jurisdiction over the Settlement Agreement. The Company and its executives and management believe that they can operate and grow the Company despite the limitations imposed by the Settlement Agreement. The Company, its key executives and management employees intend to continue to abide by the terms of the Settlement Agreement. See "Risk Factors--Litigation and Settlement."

  The Company is involved in legal proceedings, claims and litigation arising in the ordinary course of business. In the opinion of management, the final disposition of such matters will not have a material adverse effect on the financial position or results of operations of the Company.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

  Set forth below is certain information as of May 1, 1998 concerning the directors and executive officers of the Company. The Company's board of directors is divided into three classes serving staggered three-year terms.

                                                                          TERM AS
                                                                          DIRECTOR
  NAME                    AGE          POSITION AND OFFICES HELD          EXPIRES
  ----                    ---          -------------------------          --------
Ted A. Fernandez........  41  President, Chief Executive Officer and        2001
                               Chairman
Fernando Montero........  52  Director                                      2001
Bruce V. Rauner.........  42  Director                                      2001
Allan R. Frank..........  42  Executive Vice President, Chief Technology    2000
                               Officer and Director
William C. Kessinger....  32  Director                                      2000
Edmund R. Miller........  42  Director                                      1999
Ulysses S. Knotts, III..  42  Executive Vice President, Sales and           1999
                               Marketing and Director
John F. Brennan.........  40  Executive Vice President, Acquisitions and
                               Strategic Planning and Secretary
Luis E. San Miguel......  38  Executive Vice President, Finance and Chief
                               Financial Officer

  Ted A. Fernandez is a founder of the Company and has served as Chief Executive Officer, President and Chairman of its Board of Directors since inception. Mr. Fernandez served as the National Managing Partner of KPMG Peat Marwick LLP's ("KPMG's") Strategic Services Consulting, the firm's transformation and IT consulting group, from May 1994 to January 1997. Mr. Fernandez also served as a member of KPMG's Management Committee from May 1995 to January 1997. From 1979 to 1993, Mr. Fernandez held several industry, executive and client service positions with KPMG.

  Fernando Montero was elected to the Board of Directors in April 1998. Mr. Montero is President of Mentor Capital Corporation, which he founded in January 1998. Mr. Montero has also served as a partner of the Latin America Enterprise Fund since June 1995. From June 1987 through December 1997, Mr Montero was President of Hanseatic Corporation, a private investment firm. Mr. Montero served as Minister in the Ministry of Energy and Mines of the Republic of Peru, from August 1982 through December 1983, and as Deputy Minister from August 1980 through April 1982. From 1969 to 1978, Mr. Montero held a variety of positions with Kuhn Loeb & Co., the International Finance Corporation, Inversiones Abancay and Deltec International Group.

  Bruce V. Rauner has served as a member of the Company's Board of Directors since its inception. Mr. Rauner serves as managing principal of GTCR Golder Rauner, LLC ("GTCR LLC"), which together with its predecessors manages approximately $2 billion in six private equity funds. Mr. Rauner is also a director of a number of other companies, including Province Healthcare Company, Metamore Worldwide, Inc., Polymer Group, Inc., the Coinmach Corporation and Lason, Inc.

  Allan R. Frank is a founder of the Company and has served as Executive Vice President and Chief Technology Officer and as a member of its Board of Directors since inception. Prior to founding the Company, from May 1994 to January 1997 Mr. Frank served as the Chief Technology Officer for KPMG and as the Partner in Charge of Enabling Technologies with KPMG's Strategic Services Consulting. Mr. Frank also served on KPMG's Board of Directors from September 1994 to January 1997. Prior to 1994, Mr. Frank held several executive and client service responsibilities with KPMG.

  William C. Kessinger has served as a member of the Board of Directors since inception. Mr. Kessinger joined GTCR LLC's predecessor entity in May 1995 and became a Principal in September 1997. Mr. Kessinger was a Principal with The Parthenon Group from July 1994 to May 1995. From August 1992 to June 1994, Mr. Kessinger attended Harvard Business School and received his MBA. Prior to that time, Mr. Kessinger served as an Associate with Prudential Asset Management Asia from August 1988 to June 1992. Mr. Kessinger is also a director of Excaliber, Inc., Global Imaging Systems, Inc., National Equipment Services, Inc., Users, Inc. and National Computer Print, Inc.

  Edmund R. Miller is a founder of the Company and has served as a member of the Board of Directors since inception. He is President of Miller Capital Management, Inc. ("Miller Capital"), which he founded in June 1996. From 1984 through May 1996, Mr. Miller was employed by Goldman, Sachs & Co., serving since 1988 as a Vice President in Private Client Services in the Miami office. Prior to joining Goldman, Sachs & Co., Mr. Miller spent four years as an International Tax Accountant at Price Waterhouse LLP in New York.

  Ulysses S. Knotts, III is a founder of the Company and has served as Executive Vice President, Sales & Marketing of the Company and as a member of its Board of Directors since inception. Prior to founding the Company, Mr. Knotts served as the Partner-in-Charge of Sales and Marketing and Enterprise Integration Services from 1995 to January 1997 and as the Partner-in-Charge of Enterprise Package Solutions from 1994 to 1995 with KPMG's Strategic Services Consulting. Prior to joining KPMG, Mr. Knotts was employed by IBM from 1980 to 1993 where he held various executive positions in the consulting and sales and marketing areas.

  John F. Brennan has served as Executive Vice President, Acquisitions and Strategic Planning, and as Secretary, since August 1997. Mr. Brennan was employed by Ryder System, Inc. ("Ryder"), as Vice President and Treasurer from June 1996 through August 1997. From January 1994 to June 1996, Mr. Brennan served as Assistant Controller of Operations Accounting for Ryder. Mr. Brennan held a variety of accounting and finance positions with Ryder from 1986 through 1994. Prior to joining Ryder, Mr. Brennan was a Manager with Arthur Andersen & Co.

  Luis E. San Miguel has served as Executive Vice President, Finance and Chief Financial Officer of the Company since inception. From 1994 through April 1997, Mr. San Miguel served as the Chief Financial Officer of KPMG's Strategic Services Consulting. Prior to joining KPMG, Mr. San Miguel spent three years with Burger King Corporation in several positions, the last of which was Director of Operations, Finance and Cash Management.

  The Company's executive officers are appointed annually by, and serve at the discretion of, the Board of Directors. Each executive officer is a full-time employee of the Company. There are no family relationships between any of the directors or executive officers of the Company.

  The Board of Directors has appointed a committee consisting of Messrs. Fernandez, Miller and Mr. Rauner or Mr. Kessinger (as chosen by GTCR) to select, by unanimous vote, three independent directors following completion of the Offering. Certain of the Company's shareholders, including Messrs. Fernandez, Frank, Knotts, Miller and Montero and GTCR, currently are parties to a shareholders agreement containing a number of provisions regarding designations and elections for the Board of Directors. Messrs. Fernandez, Frank, Knotts, Miller and Montero and GTCR have agreed that these provisions will be suspended upon completion of the Offering. Such suspension will (i) become permanent at such time as three independent directors are appointed to the Board prior to January 1, 1999 or (ii) lapse if such directors are not appointed by such date. See "Certain Transactions--Shareholders Agreement" and "Risk Factors--Influence of Existing Shareholders."

COMMITTEES OF THE BOARD OF DIRECTORS

  Following completion of the Offering, the Board of Directors will establish a Compensation Committee consisting of Messrs. Fernandez, Miller and Kessinger. The Compensation Committee will be responsible for determining compensation for the Company's executive officers and administering the Company's Stock Plans.

Mr. Fernandez will not participate in the determination of his compensation. Prior to April 1998, the Company had no separate compensation committee or other board committee performing equivalent functions with respect to determining compensation for the Company's executives, and those functions were performed by the Company's Board of Directors which included Messrs. Fernandez, Frank and Knotts. Following completion of the Offering, the Board also will establish an Audit Committee comprised of Messrs. Kessinger, Miller and Montero, which will be responsible for making recommendations concerning the engagement of independent public accountants, reviewing the plans and results of such engagement with the independent public accountants, reviewing the independence of the independent public accountants, considering the range of audit and non-audit fees and reviewing the adequacy of the Company's internal accounting controls.

DIRECTOR COMPENSATION

  Directors who are officers or employees of the Company or any subsidiary of the Company will receive no additional compensation for serving on the Board of Directors or any of its committees. Directors who are not executive officers of the Company will receive upon initial election to the Board an option to purchase 5,000 shares of Common Stock for a purchase price equal to the market value of the underlying stock on the date of grant. Each option is expected to have a term of ten years and to vest in three equal installments beginning on the first anniversary of the date of grant, and all directors will be reimbursed for travel expenses incurred in connection with attending board and committee meetings. Directors are not entitled to additional fees for serving on committees of the Board of Directors.

EXECUTIVE COMPENSATION

  The following table summarizes the compensation paid to or earned by the Company's Chief Executive Officer and all other executive officers of the Company whose salary and bonus for services rendered in all capacities to the Company exceeded $100,000 during the Inception Period (the period from April 23, 1997 (inception) to January 2, 1998) (the "Named Executive Officers"):

                          SUMMARY COMPENSATION TABLE

                                                     LONG TERM
                                        ANNUAL      COMPENSATION
                                     COMPENSATION      AWARDS
                                     ------------ ----------------
                                                  RESTRICTED STOCK  ALL OTHER
NAME AND PRINCIPAL POSITION(S)          SALARY       AWARDS(1)     COMPENSATION
------------------------------       ------------ ---------------- ------------
Ted A. Fernandez...................    $375,000         --  (2)      $295,403(3)
 President, Chief Executive Officer
 and Chairman
Allan R. Frank ....................     375,000         --  (2)       307,185(3)
 Executive Vice President and Chief
 Technology Officer
Ulysses S. Knotts, III.............     375,000         --  (2)       216,185(3)
 Executive Vice President, Sales
 and Marketing
Luis E. San Miguel.................     132,708         --  (4)           --
 Executive Vice President, Finance
 and Chief Financial Officer

--------
(1) In connection with the formation of the Company, each of Messrs. Fernandez, Frank, Knotts and San Miguel purchased restricted shares of Common Stock for nominal consideration deemed to be equal to the fair market value of such shares. Accordingly there was no compensation deemed to have occurred at the time of such purchase.
(2) As of January 2, 1998, each of Messrs. Fernandez, Frank and Knotts held 1,400,000 shares of restricted Common Stock. No dividends have been paid and no dividends are currently expected to be paid on this restricted Common Stock. Based on a valuation study performed by an independent valuation firm, the
   Company has determined that the restricted Common Stock held by each of Messrs. Fernandez, Frank and Knotts had a value of $1,400,000 ($1.00 per share) on January 2, 1998. Of the 1,400,000 shares of restricted

   Common Stock held by each of Messrs. Fernandez, Frank and Knotts, the vesting of 600,000 held by each was accelerated pursuant to certain agreements effective as of March 27, 1998, in the Company's first quarter of 1998. See "Employment Agreements" and "Certain Transactions." The remaining 800,000 shares held by each of Messrs. Fernandez, Frank and Knotts, will vest according to the following schedule: 50% will vest on April 23, 1999, 25% will vest on April 23, 2000 and 25% will vest on April 23, 2001.
(3) Represents cash payments made by the Company to each of Messrs. Fernandez, Frank and Knotts relating to obligations assumed by the Company for compensation earned during the Dispute Period (the period from December 1, 1996 to the date of the Company's inception). See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations--Settlement Costs."
(4) As of January 2, 1998, Mr. San Miguel held 160,000 shares of restricted Common Stock. No dividends have been paid and no dividends are currently expected to be paid on this restricted Common Stock. Based on a valuation study performed by an independent valuation firm, the Company has determined that the restricted Common Stock held by Mr. San Miguel had an aggregate value of $160,000 on January 2, 1998.
   The Common Stock held by Mr. San Miguel vests annually commencing on the second anniversary of the purchase of the stock at rates of approximately 25%, 25%, 31%, 13% and 6%.

OPTION GRANTS

  The following table summarizes the options to acquire Series A Convertible Preferred granted to each of the Named Executive Officers during the Inception
Period:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                         INDIVIDUAL GRANTS
                          ------------------------------------------------
                                                                                POTENTIAL
                                                                            REALIZABLE VALUE
                                                                               AT  ASSUMED
                                                                              ANNUAL RATES
                          NUMBER OF     PERCENT OF                           OF STOCK PRICE
                          SECURITIES   TOTAL OPTIONS                          APPRECIATION
                          UNDERLYING    GRANTED TO     EXERCISE            FOR OPTION TERM(4)
                           OPTIONS       EMPLOYEES     OR BASE  EXPIRATION -------------------
NAME                      GRANTED(1) IN FISCAL YEAR(2) PRICE(3)    DATE       5%        10%
----                      ---------- ----------------- -------- ---------- --------- ---------
Ted A. Fernandez........    25,000         7.1%         $6.00    10/23/97        N/A       N/A
Allan R. Frank..........    25,000         7.1%         $6.00    10/23/97        N/A       N/A
Ulysses S. Knotts, III..    25,000         7.1%         $6.00    10/23/97        N/A       N/A
Luis E. San Miguel......       --           N/A           N/A         N/A        N/A       N/A

--------
(1) On April 23, 1997, in connection with the formation of the Company, each of Messrs. Fernandez, Frank and Knotts were granted six-month options to purchase 25,000 shares of Series A Convertible Preferred.
(2) Represents the number of shares of Series A Convertible Preferred underlying options granted to each of Messrs. Fernandez, Frank and Knotts as a percentage of all options granted to employees to acquire shares of Series A Convertible Preferred or shares of Common Stock assuming conversion of all shares of Convertible Preferred Stock.
(3) The Board set the exercise price of $6.00 per share based on and equal to the price per share of Series A Convertible Preferred being paid by initial investors in the Company at the same time.
(4) All options were exercised or expired prior to the end of the fiscal year.

YEAR-END OPTION TABLE

  The following table sets forth certain information as of January 2, 1998 with respect to stock options owned by the Named Executive Officers as of such date and for the Inception Period with respect to stock options exercised by the Named Executive Officers during such period:

  AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                    VALUES

                                                      NUMBER OF SECURITIES       VALUE OF
                                                           UNDERLYING          UNEXERCISED
                                                      UNEXERCISED OPTIONS  IN-THE-MONEY OPTIONS
                                                       AT FISCAL YEAR-END   AT FISCAL YEAR-END
                                                      -------------------- --------------------
                          SHARES ACQUIRED    VALUE        EXERCISABLE/         EXERCISABLE/
  NAME                    ON EXERCISE(1)  REALIZED(1)    UNEXERCISABLE        UNEXERCISABLE
  ----                    --------------- ----------- -------------------- --------------------
Ted A. Fernandez........     16,667.5          --             0/0                 $0/$0
Allan R. Frank..........     16,666.5          --             0/0                  0/0
Ulysses S. Knotts, III..     16,666.5          --             0/0                  0/0
Luis E. San Miguel......          --           --             0/0                  0/0

--------
(1) On April 23, 1997, in connection with the formation of the Company, each of Messrs. Fernandez, Frank and Knotts were granted six-month options to purchase 25,000 shares of Series A Convertible Preferred. The exercise price for the options was $6.00 per share and was set by the Board of Directors based on the price per share of Series A Convertible Preferred being paid at the same time by initial investors in the Company. Messrs. Fernandez, Frank and Knotts exercised a portion of these options to purchase the indicated number of shares in July 1997. The Company does not believe that the fair market value of the Series A Convertible Preferred for which the options were exercised had appreciated from the fair market value of the Series A Convertible Preferred at the date of issuance. Accordingly, the Company determined that no value was realized in connection with the exercise of these options.

EMPLOYMENT AGREEMENTS

  Effective upon completion of the Offering, each of Messrs. Fernandez, Frank and Knotts (collectively, the "Senior Executives") will enter into an employment agreement with the Company (each, a "Senior Executive Agreement"). Each such Senior Executive Agreement will replace currently existing employment agreements for the Senior Executives. Each of the Senior Executive Agreements will be for a three-year term (with an automatic renewal for one additional year on the first and each subsequent anniversary of a public offering unless either party gives contrary notice) and provide for an annual salary of $500,000 for the applicable Senior Executive, plus a bonus to be determined and paid pursuant to a bonus plan to be adopted by the Board of Directors for each fiscal year. In the event a Senior Executive is terminated by the Company without "cause" (as defined), or the Senior Executive terminates his employment with "good reason" (as defined), other than in the case of a "change in control" (as discussed below), that Senior Executive will be entitled to severance payments equaling that Senior Executive's annual salary and benefits for a one-year period from the date of termination. The Company will have the option to extend such severance payments for an additional one-year period. In the event the terminated Senior Executive finds new employment, the Company will be able to cease making or reduce the severance payments and benefits. If a Senior Executive's employment is terminated by the Company without cause or by the Senior Executive with good reason, in either case in anticipation of, in connection with or within one year after a "change in control" (as defined), his salary will be continued for two years (without offset for earnings from other employment), his benefits will be continued for two years (subject to cessation if the Senior Executive is entitled to similar benefits from a new employer) and stock options and shares of restricted stock then held by him will become fully vested. Under the terms of the Senior Executive Agreements, each of the Senior Executives will agree to preserve the confidentiality and the proprietary nature of all information relating to the Company and its business. Each Senior Executive also will agree to certain non-competition and non-solicitation provisions.

  The Senior Management Agreements, as amended upon completion of the Offering will contain provisions affecting 800,000 shares of Common Stock held by each of the Senior Executives (the "Time Vesting Stock"), of which 50% will vest on April 23, 1999, 25% will vest on April 23, 2000 and 25% will vest on April 23, 2001, provided that if a Senior Executive's employment with the Company is terminated by the Company without cause prior to April 23, 2001, then all shares of Time Vesting Stock which have vested up to that date plus one-half of all unvested Time Vesting Stock held by such Senior Executive on such date shall be vested as of the date of such termination.

  Luis E. San Miguel will enter into an employment agreement with the Company upon completion of the Offering which will replace his current employment agreement with the Company. Mr. San Miguel's employment agreement will have a three-year term (with an automatic renewal for one additional year on the first and each subsequent anniversary of a public offering unless either party gives contrary notice) and provide for an annual salary of $175,000, plus a bonus pursuant to a bonus plan to be adopted by the Board of Directors for each fiscal year. In the event Mr. San Miguel is terminated by the Company without cause, or Mr. San Miguel terminates his employment with good reason, Mr. San Miguel will be entitled to a severance payment at the rate of his annual salary and benefits for a six-month period from the date of termination, which may be extended at the option of the Company for an additional six-month period. In the event Mr. San Miguel finds new employment after termination, the Company may eliminate or reduce such severance payments and benefits. In addition, the Company's employment agreement with Mr. San Miguel will contain provisions regarding confidentiality, proprietary information and work product, non-competition and non-solicitation. If Mr. San Miguel's employment is terminated by the Company without cause or by Mr. San Miguel with good reason, in either case in anticipation of, in connection with or within one year after a "change of control" (as defined), his salary will be continued for one year (without offset for earnings from other employment), his benefits will be continued for one year (subject to cessation if Mr. San Miguel is entitled to similar benefits from a new employer) and stock options and shares of restricted stock then held by him will become fully vested. Mr. San Miguel does not own any Senior Executive Restricted Stock.

STOCK OPTION PLAN

  The Company's Stock Option Plan permits the Board of Directors, or a committee of the Board of Directors, to grant (i) options that are intended to qualify as "incentive stock options" under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), to employees of the Company, as well as non-qualifying options to employees and to any other individual whose participation in the Stock Option Plan is determined to be in the best interests of the Company, (ii) shares of Common Stock, subject to certain restrictions (the "Restricted Common Stock"), to the Company's employees, directors and other representatives and (iii) conditional rights to receive Restricted Common Stock in the future ("Restricted Common Stock Units"). The Stock Option Plan authorizes the issuance of up to 10,000,000 shares of Common Stock pursuant to options or as Restricted Common Stock or Restricted Common Stock Units, plus shares of Common Stock awarded under any prior stock option plan of the Company that are forfeited or otherwise terminate without the delivery of stock (subject to anti-dilution adjustments in the event of a stock split, recapitalization or similar transaction), provided that no more than 500,000 shares of Common Stock can be awarded as Restricted Common Stock. During any calendar year, the maximum number of options that may be granted to any one person is 3,000,000 and the maximum number of shares of Restricted Common Stock and Restricted Common Stock Units that may be issued to any one person is 3,000,000.

  The Compensation Committee will administer grants of options, which will include establishing the exercise price per share under each option and a vesting schedule for any options to purchase shares of Common Stock. The option exercise price per share for stock options granted under the Stock Option Plan may not be less than 100% of the fair market value per share of Common Stock on the date of grant of the option (or 110% of the fair market value per share of Common Stock in the case of an incentive stock option granted to an optionee beneficially owning more than 10% of the outstanding Common Stock). The maximum option term is ten years (or five years in the case of an incentive stock option granted to an optionee beneficially owning more than 10% of the outstanding Common Stock). Options may be exercised at any time after grant, except as otherwise provided in the particular option agreement. There is also a $100,000 limit on the value of shares of Common Stock (determined at the time of grant) covered by incentive stock options that become exercisable by an optionee in any year.

  The Compensation Committee also will determine the number of shares, the purchase price per share and a vesting schedule for any shares of Restricted Common Stock or Restricted Common Stock Units that are to be issued under the Stock Option Plan. In the event a holder of Restricted Common Stock or Restricted Common Stock Units ceases to be employed by the Company for any reason, the Stock Option Plan provides that any unvested Restricted Common Stock or Restricted Common Stock Units held by such person will be forfeited immediately to the Company.

  The Board of Directors may amend or terminate the Stock Option Plan with respect to shares of Common Stock as to which options have not been granted or with respect to shares of Restricted Common Stock or Restricted Common Stock Units which have not been granted.

                             CERTAIN TRANSACTIONS

STOCK PURCHASE AGREEMENTS AND RELATED MATTERS

  Purchase Agreements. The Company and the Initial Investors entered into a stock purchase agreement, dated as of April 23, 1997 (the "Purchase Agreement"), pursuant to which the Company sold 3,400,000 shares of Series A Convertible Preferred to Golder, Thoma, Cressey, Rauner Fund V, L.P. ("GTCR V"), MG Capital Partners II, L.P. ("MG"), Gator Associates, Ltd. ("Gator") and Tara Ventures, Ltd. ("Tara" and, together with Gator, the "Miller Group") (GTCR V, MG and the Miller Group are referred to collectively as the "Initial Investors"), for total aggregate consideration of $20,400,000. In July 1997, the Initial Investors converted 1,726,634 shares of Series A Convertible Preferred into 1,726,634 shares of Common Stock and subsequently received an additional 5,179,902 shares of Common Stock in respect of such shares in connection with a four-for-one split of Common Stock by the Company on July 17, 1997. The remaining 1,673,366 shares of Series A Convertible Preferred issued pursuant to the Purchase Agreement are convertible into 6,693,464 shares of Common Stock. On February 24, 1998, the Company sold an aggregate of 100,000 shares of Series A Convertible Preferred to certain of the Initial Investors and their affiliates. GTCR V, GTCR Associates V ("GTCR Associates V") and MG received an aggregate of 50,000 shares and Miller Capital received an aggregate of 50,000 shares. These 100,000 shares of Class A Preferred were sold for aggregate consideration of $600,000 and are convertible into 400,000 shares of Common Stock. GTCR is the general partner of GTCR V and a general partner in GTCR Associates V, and Mr. Miller, a director of the Company, is the president and sole stockholder of Miller Capital.

  Mr. Miller was general partner of Gator and controlled Tara. Both Gator and Tara have been dissolved, and investors in Gator and Tara received pro rata shares of the Company's capital stock held by each respective entity upon such dissolution. The investors in Gator and Tara included Mr. San Miguel, Mr. Miller, individually, two entities controlled by Mr. Miller, six members of Mr. Miller's immediate family, Mr. Montero, individually, three entities affiliated with Mr. Montero, three members of Mr. Fernandez's immediate family and four members of Mr. Frank's immediate family. Bruce Rauner and William C. Kessinger, both directors of the Company, are employees of GTCR which is the general partner of GTCR V. See "Management."

  In connection with the Purchase Agreement, the Initial Investors, Messrs. Fernandez, Frank, Knotts and Miller and the Company, became parties to a Shareholders Agreement (the "Shareholders Agreement") and a Registration Agreement (the "Investors and Executive Registration Agreement"), and the Senior Executives, Mr. Miller and the Company became party to certain Senior Management Agreements (the "Senior Management Agreements") and certain restricted securities agreements all dated as of April 23, 1997.

  Shareholders Agreement. Under the Shareholders Agreement, (i) GTCR has the right to designate two members of the Board of Directors, (ii) the Miller Group has the right to designate two members of the Board of Directors, (iii) Messrs. Fernandez, Frank and Knotts have the right to designate three directors, (iv) Mr. Miller and the directors designated by GTCR have the right, with the consultation of the Senior Executives, to designate four independent directors and (v) all parties at any time to the Shareholders Agreement (who together will beneficially own approximately 53.9% of the outstanding shares of Common Stock upon completion of the Offering, or approximately 52.9% if the Underwriters' over-allotment option is exercised in full) agree to vote their shares in favor of any person designated pursuant to the foregoing provisions. Messrs. Fernandez, Frank, Knotts, Miller and Montero and GTCR have agreed in a letter agreement dated as of March 15, 1998 that these provisions will be suspended temporarily upon completion of the Offering and permanently upon appointment of three additional independent directors by the unanimous vote of a committee of the Board of Directors consisting of Messrs. Fernandez, Miller and Mr. Rauner or Mr. Kessinger (as chosen by GTCR) as long as such new directors are appointed prior to January 1, 1999. If such appointments are not made prior to that date, these provisions will resume full force and effect. See "Management--Directors and Executive Officers" and "Risk Factors--Influence of Existing Shareholders."

  Registration Rights Agreement. Under the terms of the Investors and Executives Registration Agreement the Initial Investors, the Executives and certain other shareholders of the Company will have the right to require the Company to register their shares under the Securities Act. (Shares owned by GTCR V and MG are referred to as the "GTCR Shares," and shares owned by the former shareholders of Gator and Tara are referred to as the "Miller Group Shares.") If the Company proposes to register its securities under the Securities Act, either for its own account or the account of others, these shareholders are entitled to notice of such registration and are entitled to include their shares in such registration; provided, among other conditions, that the underwriters of any offering have the right to limit the number of such shares included in such registration, subject to certain conditions. In addition, the holders of a majority of the GTCR Shares and of a majority of the Miller Group Shares may also require the Company to file under the Securities Act: (i) after the completion of a public offering of the Common Stock, an unlimited number of registrations on Form S-2 or S-3 (provided that the Company is qualified to use such forms) at the Company's expense; (ii) up to two registration statements on Form S-1 at the Company's expense; and (iii) an unlimited number of registration statements on Form S-1 at their own expense. Demand registrations under the Investors and Executives Registration Agreement must be on Form S-2 or S-3 if the Company qualifies to use either of such forms, and the Company has agreed following completion of the Offering to make demand registrations on Form S-3 available.

  The existence and exercise of the foregoing registration rights may hinder efforts by the Company to arrange future financing for the Company and may have an adverse effect on the market price of the Common Stock. See "Risk Factors--Shares Eligible for Future Sale; Registration Rights Agreements."

  Other Agreements with Directors and Named Executive Officers. The Senior Management Agreements provided for the sale of an aggregate of 1,050,000 shares of the Company's Common Stock (350,000 each) to Messrs. Fernandez, Frank and Knotts for consideration of $7,000 each, and the sale to Mr. Miller of 150,000 shares of the Company's Common Stock for consideration of $3,000. Such shares were purchased by the Senior Executives and Mr. Miller on April 23, 1997. The Senior Executives and Mr. Miller subsequently received an additional 3,600,000 shares of Common Stock in respect of such shares in connection with the four-for-one split of Common Stock by the Company on July 17, 1997. The Senior Management Agreements and the Restricted Securities Agreements provide the terms on which such shares vest and place certain restrictions on such shares. Pursuant to agreements effective as of March 27, 1998, the Company and the Board of Directors, Messrs. Fernandez, Frank, Knotts and Miller amended certain agreements to which they were parties resulting in the exchange of 600,000, 600,000, 600,000 and 300,000 unvested shares of restricted Common Stock, owned by Messrs. Fernandez, Frank, Knotts and Miller, respectively, for equal numbers of vested shares of unrestricted Common Stock. The respective Senior Management Agreements for each of Messrs. Fernandez, Frank and Knotts provide for a salary at the rate of $500,000 per year, plus bonuses. Mr. Miller's Senior Management Agreement does not provide for a salary to be paid to Mr. Miller. The Senior Management Agreement with Mr. Miller will be terminated prior to the Offering. The provisions relating to employment, salary and bonuses in Senior Management Agreements with Messrs. Fernandez, Frank and Knotts will be terminated and replaced by Senior Executive Agreements upon completion of the Offering. See "Management-- Employment Agreements."

  On July 22, 1997, Mr. San Miguel entered into an employment agreement and a restricted securities agreement with the Company. Under these agreements, Mr. San Miguel has a salary of $175,000 per year, and he purchased 160,000 shares of Common Stock for consideration of $800. These shares will vest over six years and are subject to certain restrictions on transfer. Mr. San Miguel's employment agreement will be terminated and replaced by a new employment agreement upon completion of the Offering. See "Management--Employment Agreements."

  Pursuant to options in the Senior Management Agreements, on July 10, 1997 the Company sold an aggregate of 50,000 shares of Series A Convertible Preferred to Messrs. Fernandez, Frank and Knotts for $6.00 per share. Of these 50,000 shares, 16,667.5 shares were sold to Mr. Fernandez, and 16,666.5 shares were sold to each of Messrs. Knotts and Frank. All of these shares were converted into common stock, and the Senior Executives subsequently received an additional 150,001 shares of Common Stock in respect of such shares in connection with the four-for-one split of Common Stock by the Company on July 17, 1997. See "Management--Executive Compensation."

  Pursuant to the Purchase Agreement, the Senior Management Agreement and certain other agreements with executives of the Company, the Initial Investors and certain of the Company's executives have preemptive rights with respect to certain proposed sales of Common Stock by the Company, not including any sale in the Offering or any sales to employees of the Company pursuant to employment agreements or benefit plans. In addition, these same parties and the Company were granted certain rights of first refusal and participation rights with respect to any sales of Common Stock by the other parties to these agreements. These preemptive rights, rights of first refusal and participation rights will be terminated effective upon the Offering.

  The Company intends to enter into a sublease with Miller Capital whereby the Company would lease to Miller Capital a portion of the premises at its new corporate headquarters, at 1001 Brickell Bay Drive, Suite 3000, Miami, Florida. The Company and Miller Capital have reached agreement on the principal terms of this sublease, and the Company believes that the financial terms of this sublease will be comparable to those that would be obtained in an arms-length transaction.

NETSOL INTERNATIONAL, INC.

  The Company is a party to an Alliance Agreement, dated as of December 10, 1997 (the "Alliance Agreement"), by and among the Company and NetSol International, Inc., a Florida corporation ("NetSol"). Pursuant to the Alliance Agreement, the Company will receive referrals and leads on consulting, systems integration and other projects from NetSol in both the U.S. and Latin American markets. NetSol will serve as a sales agent for the Company on projects in Latin America, and the Company will have the right of first refusal on systems integration and network integration projects in Latin America when NetSol requires subcontracting to a third party from the U.S. market. The Alliance Agreement also provides for the sharing of commissions on hardware and software procurement, applications software and consulting services.

  The authorized capital stock of NetSol consists of 10,000 shares of common stock, of which 6,624 are issued and outstanding. Pursuant to a stock purchase agreement, dated as of August 29, 1997 (the "NetSol Stock Purchase Agreement"), GTCR V purchased 2,206 shares of NetSol for aggregate consideration of $662,500 from NetSol's stockholders, which include Messrs. Fernandez, Frank, Knotts and Miller. Subsequent to the NetSol Stock Purchase Agreement, and assuming the exercise of options granted to certain members of NetSol's management, GTCR V will own 33.33%, and Messrs. Fernandez, Frank, Knotts and Miller will own 12.59%, 5.03%, 5.03% and 2.52% of NetSol's common stock, respectively. NetSol has provided and is expected to continue to provide the Company with such products as computer hardware and telephone systems and related procurement services. For the Inception Period, payments to NetSol for such goods and services totaled approximately $1.5 million. The Company believes that the terms on which such goods and services were acquired are comparable to those that would be obtained from a third-party vendor in arms-length transactions.

  In May 1998, an affiliate of GTCR V, along with affiliates of Miller
Capital, proposed the recapitalization of NetSol and the restructuring of its relationship with the Company in order for NetSol to pursue more actively the systems/network integration business in the U.S. market, which is currently one of the minor components of the Company's national consulting services. In connection with the proposal, one of the Company's employees, Joseph James ("James"), who has been chiefly responsible for the Company's Systems|solutions(SM), would join NetSol as a shareholder and as chief executive officer. Although the Company intends to maintain its current level of high-end consulting in this sector notwithstanding James' departure, the Company would in effect de-emphasize the lower-end, capital intensive systems/network integration business. The Company would continue to participate in this business through a 5% fully-diluted equity interest in NetSol, which it would receive in consideration for its agreement to permit James to retain a portion of his unvested restricted stock and the waiver of James' noncompetition agreement with the Company in respect of his involvement with NetSol's business. Under the proposal, Messrs. Fernandez, Knotts and Frank would receive cash for a portion of their current equity interest in NetSol and retain collectively a fully-diluted equity interest in NetSol of approximately 5%. There can be no assurance that the proposed transaction will be consummated, or that it will be consummated in the form described; the transaction is subject to definitive documentation, Board approvals and the receipt by the Company of a fairness opinion from an independent third party investment bank or appraisal/valuation firm. The Company believes that the proposed transaction, if consummated, would not have a material impact on its business, financial condition or results of operations.

                      PRINCIPAL AND SELLING SHAREHOLDERS

  The following table sets forth certain information regarding the beneficial ownership of Common Stock as of April 3, 1998, assuming the Conversion and as adjusted to reflect the sale of 3,850,000 shares of Common Stock in this
Offering: (i) by each person (or group of affiliated persons) known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock; (ii) by each of the Named Executive Officers; (iii) by each director of the Company; (iv) by all of the Company's directors and executive officers as a group; and (v) each shareholder selling shares in the Offering (each a "Selling Shareholder").

                            SHARES BENEFICIALLY                               SHARED BENEFICIALLY
                                   OWNED                                             OWNED
                            PRIOR TO OFFERING (1)        NUMBER OF             AFTER OFFERING (1)
                          -------------------------     SHARES BEING        ---------------------------
NAME                         NUMBER         PERCENT       OFFERED              NUMBER           PERCENT
----                      -------------     -------     ------------        -----------         -------
Ted A. Fernandez (2)....      1,466,670         4.8%          --             1,466,670          4.4%
Allan R. Frank (2),
 (3)....................      1,534,666          5.0           --            1,534,666          4.6
Ulysses S. Knotts, III
 (2)....................      1,466,666          4.8           --            1,466,666          4.4
Luis E. San Miguel (2),
 (4)....................        182,664            *           --              182,664            *
Bruce Rauner (5), (6)...      6,931,372         22.6      686,700(7)         6,244,672         18.7
William C. Kessinger
 (5), (6)...............      6,931,372         22.6      686,700(7)         6,244,672         18.7
Fernando Montero (2)....        849,996(8)       2.8           --              899,996(9)       2.7
Golder, Thoma, Cressey,
 Rauner Fund V, LP (5)..      6,919,285         22.6      685,503            6,233,782         18.6
GTCR Associates V (5)...         12,087            *        1,197               10,890            *
Edmund R. Miller (2)....      7,463,980(10)     24.4           --(11)        7,290,680(12)     21.8
Miller Capital
 Management, Inc. (2)...      1,106,668(10)      3.6           --            1,246,668(12)      3.7
Southeast Investments
 International, Ltd.
 (2)....................        226,668(10)        *           --              226,668            *
Southeast Investments,
 L.P. (2)...............        680,000(10)      2.2           --              680,000          2.0
All directors and
 executive officers as a
 group (9 persons)(13)..     19,163,354         62.6      686,700(7)(11)    18,353,354(9)(12)  54.8


OTHER SELLING
SHAREHOLDERS
-------------
AB Hannells Industrier
 (14)...................         34,000            *       34,000                   --           --
BFC Holdings, Inc.
 (15)...................         66,864            *       66,864                   --           --
Leonardo F. Brito (16)..         15,864            *        3,172               12,692            *
Marc Dreier (17)........         13,600            *       13,600                   --           --
Steven L. Eber (18).....        170,000            *       20,000              150,000            *
Pippa J. Ellis (19).....         22,664            *        8,664               14,000            *
RBC Inc. (20)...........        266,000            *      133,000              133,000            *
Joseph M. Salvani (21)..         34,000            *       34,000                   --           --
Total Selling
 Shareholders...........      7,542,277         24.6    1,000,000            6,542,277         19.5

--------
 *   Less than 1%.
 (1) Pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended, a person has beneficial ownership of any securities as to which such person, directly or indirectly, through any contract, arrangement, undertaking, relationship or otherwise has or shares voting power and/or investment power and as to which such person has the right to acquire such voting and/or investment power within 60 days. Percentage of beneficial ownership as to any person as of a particular date is calculated by dividing the number of shares beneficially owned by such person by the sum of the number of shares outstanding as of such date and the number of shares as to which such person has the right to acquire voting and/or investment power within 60 days.
 (2) The address of each of Messrs. Fernandez, Frank, Knotts, San Miguel, Montero and Miller and Miller Capital Management, Inc., Southeast Investments International, Ltd. and Southeast Investments, L.P. is 1401 Brickell Avenue, Suite 350, Miami, Florida 33131.
 (3) Includes 68,000 shares of Common Stock with respect to which Mr. Frank has voting power pursuant to proxies granted by the beneficial owners of such shares. Mr. Frank disclaims beneficial ownership of these shares.
 (4) Includes 22,664 shares held by Mr. San Miguel and his wife as joint tenants. Mr. San Miguel and his wife have granted to Mr. Miller a proxy with respect to these 22,664 shares and such shares also are included in the number of shares beneficially owned by Mr. Miller.
 (5) The address of each of Messrs. Rauner and Kessinger, GTCR V and GTCR Associates V is 6100 Sears Tower, Chicago, Illinois, 60606.
 (6) Includes shares held by GTCR V and shares held by GTCR Associates V. Messrs. Rauner and Kessinger are principals in GTCR which is the general partner of GTCR V and a general partner in GTCR Associates V. Each of Messrs. Rauner and Kessinger disclaims beneficial ownership of the shares held by such entities except to the extent of his proportionate ownership interests therein.

 (7) Consists solely of shares held by GTCR V and GTCR Associates V for which each of Messrs. Rauner and Kessinger disclaims beneficial ownership except to the extent of his proportionate ownership interest therein.
 (8) Includes (i) 204,000 shares held by Mr. Montero and his wife as joint tenants and (ii) 645,996 shares held by three entities whose investments are managed by affiliates of Mr. Montero. Mr. Montero disclaims beneficial ownership of the shares owned by these three entities. Mr. Montero and his wife and these three entities have granted proxies to Mr. Miller with respect to all 849,996 shares beneficially owned by Mr. Montero and such shares also are included in the number of shares beneficially owned by Mr. Miller.
 (9) Includes 50,000 shares which Mr. Montero intends to purchase in the Offering.
(10) Includes 1,280,000 shares held by Mr. Miller individually. Also includes
     (i) 200,000 shares held directly by Miller Capital, which is wholly owned by Mr. Miller, (ii) 226,668 shares held directly by Southeast Investments International, Ltd., which is an investment fund managed by Miller Capital, (iii) 680,000 shares held directly by Southeast Investments, L.P., which is an investment fund managed by Miller Capital and in which Mr. Miller owns, indirectly, approximately a 39% interest, and (iv) 5,077,312 shares (including 22,664 shares beneficially owned by Mr. San Miguel and 849,996 shares beneficially owned by Mr. Montero) with respect to which Mr. Miller has voting power pursuant to proxies granted by the beneficial owners of such shares. Mr. Miller disclaims the beneficial ownership of the shares owned by Southeast Investments International, Ltd. and Southeast Investments, L.P. except to the extent of his proportionate interest therein, and Mr. Miller disclaims beneficial ownership of all shares with respect to which he has voting power pursuant to a proxy granted by the beneficial owner thereof.
(11) Mr. Miller has voting power over 313,300 shares of Common Stock being sold by certain Selling Shareholders pursuant to proxies granted by such Selling Shareholders. Mr. Miller will not receive any of the proceeds from the sale of these shares.
(12) Includes 140,000 shares which Miller Capital intends to purchase in the Offering.
(13) Includes 140,000 shares beneficially owned by John F. Brennan, the Company's Executive Vice President, Acquisitions and Strategic Planning and Secretary.
(14) The address of AB Hannells Industrier is Kvekatorpsvagen 25, Box 174, Falkenberg 31122, Sweden.
(15) The address of BFC Holdings, Inc. is P.O. Box 662, Road Town, Tortola, British Virgin Islands.
(16) The address of Leonardo F. Brito is 798 Crandon Boulevard, #9, Key Biscayne, Florida 33149.
(17) The address of Marcel Dreier is 425 East 58th Street, Apartment 37A, New York, New York 10022.
(18) The address of Steven L. Eber is 625 San Servando Avenue, Coral Gables, Florida 33143.
(19) The address of Pippa J. Ellis is 14 Miller Road, Darien, Connecticut
     06820.
(20) The address of RBC Inc. is c/o Bank Morgan Stanley AG, Bahnhofstrasse 92, Zurich, CH-8023, Switzerland.
(21) The address of Joseph M. Salvani is Unit 318, 4800 Highway A-1-A, Vero Beach, Florida 32963.

                         DESCRIPTION OF CAPITAL STOCK

  The Company was incorporated as a Florida corporation on April 23, 1997. As of April 3, 1998, the Company had 23,200,041 shares of Common Stock outstanding and 255 holders of record of such Common Stock and 1,790,026 shares of convertible preferred stock outstanding and 50 holders of record of such convertible preferred stock. On May 20, 1998, the Company issued 269,166 shares of Common Stock in connection with the Legacy Acquisition. Concurrent with the Offering, each share of outstanding convertible preferred stock will be converted into four shares of Common Stock. The following is a description of the material terms of the capital stock of the Company.

COMMON STOCK

  The Company is authorized to issue 125,000,000 shares of Common Stock, $.001 par value per share. Upon completion of the Offering, each shareholder of record will be entitled to one vote for each outstanding share of Common Stock owned by such shareholder on every matter properly submitted to the shareholders for their vote.

  Subject to the dividend rights of holders of the Company's preferred stock, par value $.001 per share ("Preferred Stock"), holders of Common Stock are entitled to any dividend declared by the Board of Directors out of funds legally available for such purpose, and, after the payment of liquidation preferences to all holders of Preferred Stock, holders of Common Stock are entitled to receive on a pro rata basis all remaining assets of the Company available for distribution to the shareholders in the event of the liquidation, dissolution, or winding up of the Company. Holders of Common Stock do not have any preemptive right to become subscribers or purchasers of additional shares of any class of the Company's capital stock.

PREFERRED STOCK

  The Company's Articles of Incorporation, as amended, allow the Company to issue without shareholder approval Preferred Stock having rights senior to those of the Common Stock. As of the closing of the Offering, no shares of Preferred Stock will be outstanding. Thereafter, the Board of Directors is authorized, without further shareholder approval, to issue up to 1,250,000 shares of Preferred Stock in one or more series and to fix the powers, designations, preferences and relative, participating, optional or other special rights of the shares of each such series and to fix the qualifications, limitations or restrictions thereof.

  The issuance of Preferred Stock may have the effect of delaying or preventing a change in control of the Company. The issuance of Preferred Stock could decrease the amount of earnings and assets available for distribution to the holders of Common Stock or could adversely affect the rights and powers, including voting rights, of the holders of the Common Stock. In certain circumstances, such issuance could have the effect of decreasing the market price of the Common Stock. The Company currently has no plans to issue any shares of Preferred Stock.

  The Company currently has the authority to issue up to 3,600,000 shares of Series A Convertible Preferred, of which 1,773,360 shares will be outstanding immediately prior to the Offering, and up to 50,000 shares of Series B Convertible Preferred, of which 16,666 shares will be outstanding immediately prior to the Offering. Upon the signing of the underwriting agreement relating to the Offering, the Conversion will occur whereby all outstanding shares of Series A Convertible Preferred and Series B Convertible Preferred will automatically be converted into shares of Common Stock on a four-for-one basis. As of such time, the Company no longer will have authority to issue shares of convertible preferred stock, and the Company's authorized capital will consist only of 125,000,000 shares of Common Stock and 1,250,000 shares of Preferred Stock.

LIMITATION OF LIABILITY AND INDEMNIFICATION

  To the fullest extent permitted by the Florida Business Corporation Act (the "Florida Act"), the Company's Articles of Incorporation provide that directors of the Company shall not be personally liable to the Company or its shareholders for monetary damages for breach of fiduciary duty as a director. Generally, the Florida Act permits indemnification of a director or officer upon a determination that he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

  The Articles of Incorporation and Bylaws of the Company provide for the indemnification of the Company's directors and officers and any person who is or was serving at the request of the Company as a director, officer, employee, partner (limited or general) or agent of another corporation or of a partnership, joint venture, limited liability company, trust or other enterprise, including service with respect to an employee benefit plan to the fullest extent authorized by, and subject to the conditions set forth in the Florida Act against all expenses, liabilities and losses (including attorneys' fees, judgments, fines, ERISA taxes, excise taxes, or penalties, charges, expenses and amounts paid or to be paid in settlement), except that the Company will indemnify a director or officer in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Company's Board of Directors. The indemnification provided under the Bylaws includes the right to be paid by the Company the expenses (including attorneys' fees) in advance of any proceeding for which indemnification may be had in advance of its final disposition, provided that the payment of such expenses (including attorneys' fees) incurred by a director or officer in advance of the final disposition of a proceeding may be made only upon delivery to the Company of an undertaking by or on behalf of such director or officer to repay all amounts so paid in advance if it is ultimately determined that such director or officer is not entitled to be indemnified. Pursuant to the Bylaws, if a claim for indemnification is not paid by the Company within 60 days after a written claim has been received by the Company, the claimant may at any time thereafter bring an action against the Company to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant will be entitled to be paid also the expense of prosecuting such action.

  Under the Articles of Incorporation, the Company has the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, employee benefit plan or other enterprise, against any liability asserted against such person or incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the Company would have the power to indemnify such person against such liability under the provisions of the Florida Act. The Company maintains director and officer liability insurance on behalf of its directors and officers.

CERTAIN ANTI-TAKEOVER EFFECTS

  The Company's Articles of Incorporation and Bylaws contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of the Company's Board of Directors and in the policies formulated by the Board of Directors. In addition certain provisions of Florida law may hinder or delay an attempted takeover of the Company other than through negotiation with the Board of Directors. These provisions could have the effect of discouraging certain attempts to acquire the Company or remove incumbent management even if some or a majority of the Company's shareholders were to deem such an attempt to be in their best interest, including attempts that might result in the shareholders' receiving a premium over the market price for the shares of Common Stock held by shareholders.

  Classified Board of Directors; Removal; Vacancies. The Articles of Incorporation provide that the Board of Directors is divided into three classes of directors serving staggered three-year terms. The classification of directors has the effect of making it more difficult for shareholders to change the composition of the Board of Directors in a relatively short period of time. The Articles of Incorporation further provides that directors may be removed only for cause and then only by the affirmative vote of the holders of at least two-thirds of the entire voting power of all the then-outstanding shares of stock of the Company entitled to vote generally in the election of directors, voting together as a single class. In addition, vacancies and newly created directorships resulting from any increase in the size of the Board of Directors may be filled only by the affirmative vote of a majority of the directors then in office (even if such directors do not constitute a quorum) or by a sole remaining director. The foregoing provisions could prevent shareholders from removing incumbent directors without cause and filling the resulting vacancies with their own nominees.

  Advance Notice Provisions for Shareholder Proposals and Shareholder Nominations of Directors. The Bylaws establish an advance notice procedure with regard to the nomination, other than by the Board of Directors, of candidates for election to the Board of Directors and with regard to certain matters to be brought before an annual meeting of shareholders of the Company. For nominations and other business to be brought properly before an annual meeting by a shareholder, the shareholder must deliver notice to the Company not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year's annual meeting. Separate provisions based on public notice by the Company specify how this advance notice requirement operates in the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date. The shareholder's notice must set forth certain specified information regarding the shareholder and its holdings, as well as certain background information regarding any director nominee (together with such person's written consent to being named as a nominee and to serving as a director if elected) and a brief description of any business desired to be brought before the meeting, the reasons for conducting the business at the meeting and any material interest of the shareholder in the business proposed. In the case of a special meeting of shareholders called for the purpose of electing directors, nominations by a shareholder may be made only by delivery of notice to the Company no later than the tenth day following the day on which public announcement of the special meeting is made. Although the Bylaws do not give the Company's Board of Directors any power to approve or disapprove shareholder nominations for the election of directors or any other business desired by shareholders to be conducted at an annual meeting, the Bylaws (i) may have the effect of precluding a nomination for the election of directors or precluding the conduct of certain business at a particular meeting if the proper procedures are not followed or (ii) may discourage or deter a third party from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of the Company, even if the conduct of such solicitation or such attempt might be beneficial to the Company and its shareholders.

  Special Shareholders' Meetings. Under the Articles of Incorporation and the Bylaws, special meetings of the shareholders, unless otherwise prescribed by statute, may be called only (i) by the Board of Directors or by the Chairman or President of the Company or (ii) by shareholders of the Company upon the written request of the holders of at least 80% of the securities of the Company outstanding and entitled to vote generally in the election of directors.

  Limitations on Shareholder Action by Written Consent. The Articles of Incorporation also provide that any action required or permitted to be taken at a shareholders' meeting may be taken without a meeting, without prior notice and without a vote, if the action is taken by persons who would be entitled to vote at a meeting and who hold shares having voting power equal to not less than the greater of (a) 80% of the voting power of all shares of each class or series entitled to vote on such action or (b) the minimum number of votes of each class or series that would be necessary to authorize or take the action at a meeting at which all shares of each class or series entitled to vote were present and voted.

  Provisions of Florida Law. In addition to the foregoing provisions of the Articles of Incorporation and the Bylaws, the Company has also elected to be subject to the "affiliated transaction" provision of the Florida Act. This provision prohibits a publicly-held Florida corporation from engaging in a broad range of business combinations or other extraordinary corporate transactions with an "interested shareholder" unless (i) in addition to any affirmative vote required by any other section of the Florida Act or by the Articles of Incorporation of the corporation, the transaction is approved by two-thirds of the corporation's outstanding voting shares other than the shares beneficially owned by the interested shareholder, (ii) the transaction is approved by a majority of the disinterested directors, (iii) the interested shareholder has been the beneficial owner of at least 80% of the corporation's outstanding voting shares for at least five (5) years preceding the date of the transaction, or (iv) the interested shareholder is the beneficial owner of at least 90% of the outstanding voting shares of the corporation, exclusive of shares acquired directly from the corporation in a transaction not approved by a majority of the disinterested directors. The term "interested shareholder" is defined as a person who together with affiliates and associates beneficially owns more than 10% of the corporation's outstanding voting shares. These provisions could have the effect of delaying, deferring or preventing a change in control of the Company or reducing the price that certain investors might be willing to pay in the future for shares of Common Stock.

TRANSFER AGENT AND REGISTRAR

  The transfer agent and registrar for the Common Stock is BankBoston, N.A.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Upon completion of the Offering, the Company will have 33,479,311 shares of Common Stock outstanding (assuming no exercise of outstanding options). Of these shares, the 3,850,000 shares (4,427,500 shares if the Underwriters' over-allotment option is exercised in full) to be sold in the Offering will be freely tradable without restriction or further registration under the Securities Act, except that any shares purchased by affiliates of the Company, as that term is defined in Rule 144 under the Securities Act ("Affiliates"), may generally only be sold in compliance with the limitations of Rule 144 described below. The remaining 29,629,311 shares of Common Stock outstanding upon completion of the Offering are deemed "Restricted Shares" under Rule 144.

SALES OF RESTRICTED SHARES

  None of the Restricted Shares will be eligible for sale in the public market on the date of this Prospectus. Following the period ending 180 days after the date of this Prospectus, 18,804,005 shares of Common Stock will be eligible for sale in the public market subject to Rule 144 under the Securities Act. See "--Lock-up Agreements."

  In general, under Rule 144, a person (or persons whose shares are aggregated), including an Affiliate, who has beneficially owned Restricted Shares for at least one year is entitled to sell, within any three-month period, a number of such shares that does not exceed the greater of (i) one percent of the then outstanding shares of Common Stock (approximately 334,793 shares immediately after the Offering) or (ii) the average weekly trading volume in the Common Stock on the Nasdaq National Market during the four calendar weeks preceding the date on which notice of such sale is filed, provided certain requirements concerning availability of public information, manner of sale and notice of sale are satisfied. In addition, Affiliates must comply with the restrictions and requirements of Rule 144, other than the one-year holding period requirement, in order to sell shares of Common Stock which are not restricted securities. Under Rule 144(k), a person who is not an affiliate and has not been an Affiliate for at least three months prior to the sale and who has beneficially owned Restricted Shares for at least two years may resell such shares without compliance with the foregoing requirements. In meeting the one and two years holding periods described above, a holder of Restricted Shares can include the holding periods of a prior owner who was not an Affiliate. The one and two year holding periods described above do not begin to run until the full purchase price or other consideration is paid by the person acquiring the Restricted Shares from the issuer or an Affiliate.

OPTIONS AND WARRANT

  At April 3, 1998, 1,367,169 shares of Common Stock were issuable pursuant to outstanding options. None of these options are currently exercisable, and none will be exercisable, prior to May 27, 1999. Following the Offering, the Company intends to file one or more registration statements on Form S-8 under the Securities Act to register approximately 10,750,000 shares of Common Stock issued as subject to outstanding stock options or reserved for issuance under the Company's Stock Plans. The Company also has reserved 37,500 shares for issuance upon exercise of a warrant outstanding and exercisable as of April 3, 1998. In the event the warrant is exercised during the period ending 180 days after the date of this Prospectus, the shares issued upon exercise of the warrant will not be eligible for sale in the public market during such period but will be eligible for sale in the public market upon completion of such period subject to Rule 144 under the Securities Act.

 LOCK-UP AGREEMENTS

  Each of the Company, the Selling Shareholders, the directors, executive officers and certain other shareholders of the Company have agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the Underwriters, as defined, it will not, during the period ending 180 days after the date of this Prospectus, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership or the Common Stock, whether any such transaction described in clause (i) or
(ii) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise. The restrictions described in this paragraph do not apply to (v) the sale of Shares to the Underwriters, (w) the issuance by the Company of 269,166 shares of Common Stock to the stockholders of Legacy in connection with the Legacy Acquisition, (x) the issuance by the Company of shares of Common Stock upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of this Prospectus of which the Underwriters have been advised in writing, (y) the grant by the Company of
(A) options to purchase shares of Common Stock in connection with the Legacy Acquisition and (B) options to employees in the ordinary course of business consistent with past practice, provided that no such options shall become exercisable during the 180-day period, or (z) transactions by any person other than the Company relating to shares of Common Stock or other securities acquired in open market transactions after the completion of the Offering.

REGISTRATION RIGHTS

  Following the Offering, holders of 20,661,757 shares of Common Stock will have the right to require the Company to register such shares under the Securities Act pursuant to terms and conditions of registration agreements with the Company. See "Certain Transactions." The existence and exercise of the foregoing registration rights may hinder efforts by the Company to arrange the financing for the Company and may have an adverse effect on the market price of the Common Stock. See "Risk Factors--Shares Eligible for Future Sales; Registration Rights Agreements."

                                 UNDERWRITERS

  Under the terms and subject to the conditions contained in an Underwriting Agreement dated the date hereof (the "Underwriting Agreement"), the Underwriters named below for whom Morgan Stanley & Co. Incorporated, Donaldson, Lufkin & Jenrette Securities Corporation, NationsBanc Montgomery Securities LLC and the Robinson-Humphrey Company, LLC are acting as Representatives, have severally agreed to purchase, and the Company and the Selling Shareholders have agreed to sell to them, severally, the respective number of shares of Common Stock set forth opposite the names of such Underwriters below.

                                                                       NUMBER OF
     UNDERWRITER                                                        SHARES
     -----------                                                       ---------
Morgan Stanley & Co. Incorporated.....................................   662,500
Donaldson, Lufkin & Jenrette Securities Corporation...................   662,500
NationsBanc Montgomery Securities LLC.................................   662,500
The Robinson-Humphrey Company, LLC....................................   662,500
Adams, Harkness & Hill, Inc...........................................    75,000
Avalon Research Group, Inc............................................    75,000
BT Alex. Brown Incorporated...........................................   150,000
Hanifen, Imhoff Inc...................................................    75,000
Janney Montgomery Scott Inc...........................................    75,000
Jefferies & Company, Inc..............................................    75,000
Edward D. Jones & Co., L.P............................................    75,000
Lehman Brothers Inc...................................................   150,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated....................   150,000
Needham & Company, Inc................................................    75,000
Parker/Hunter Incorporated............................................    75,000
Raymond James & Associates, Inc.......................................    75,000
Tucker Anthony Incorporated...........................................    75,000
                                                                       ---------
  Total............................................................... 3,850,000
                                                                       =========

  The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the shares of Common Stock offered hereby are subject to the approval of certain legal matters by their counsel and to certain other conditions. The Underwriters are obligated to take and pay for all of the shares of Common Stock offered hereby (other than those covered by the over-allotment option described below) if any such shares are taken.

  The Underwriters initially propose to offer part of the shares of Common Stock directly to the public at the public offering price set forth on the cover page hereof and part to certain dealers at a price that represents a concession not in excess of $0.55 a share under the public offering price. Any Underwriter may allow, and such dealers may reallow, a concession not in excess of $0.10 a share to other Underwriters or to certain dealers. After the initial offering of the shares of Common Stock, the offering price and other selling terms may from time to time be varied by the Representatives.

  The Company and certain Selling Shareholders have granted to the Underwriters an option, exercisable for 30 days from the date of this Prospectus, to purchase up to an aggregate of 577,500 additional shares of Common Stock at the public offering price set forth on the cover page hereof, less underwriting discounts and commissions. The Underwriters may exercise such option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of Common Stock offered hereby. To the extent such option is exercised, each Underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares of Common Stock as the number set forth next to such Underwriter's name in the preceding table bears to the total number of shares of Common Stock set forth next to the names of all Underwriters in the preceding table.

  The Underwriters have informed the Company that they do not intend sales to discretionary accounts to exceed five percent of the total number of shares of Common Stock offered by them.

  The Company and the Selling Shareholders have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act.

  The Common Stock has been approved for quotation on the Nasdaq National Market under the symbol "ANSR."

  Each of the Company, the Selling Shareholders, the directors, executive officers and certain other shareholders of the Company have agreed that, without the prior written consent of Morgan Stanley on behalf of the Underwriters, it will not, during the period ending 180 days after the date of this Prospectus, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership or the Common Stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise. The restrictions described in this paragraph do not apply to (v) the sale of Shares to the Underwriters, (w) the issuance by the Company of 269,166 shares of Common Stock to the stockholders of Legacy in connection with the Legacy Acquisition, (x) the issuance by the Company of shares of Common Stock upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of this Prospectus of which the Underwriters have been advised in writing, (y) the grant by the Company of (A) options to purchase shares of Common Stock in connection with the Legacy Acquisition and (B) options to employees in the ordinary course of business consistent with past practice, provided that no such options shall become exercisable during the 180-day period, or (z) transactions by any person other than the Company relating to shares of Common Stock or other securities acquired in open market transactions after the completion of the Offering.

  In order to facilitate the Offering of the Common Stock, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Common Stock. Specifically, the Underwriters may overallot in connection with the Offering, creating a short position in the Common Stock for their own account. In addition, to cover overallotments or to stabilize the price of the Common Stock, the Underwriters may bid for, and purchase, shares of Common Stock in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an Underwriter or a dealer for distributing the Common Stock in the Offering, if the syndicate repurchases previously distributed Common Stock in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Common Stock above independent market levels. The Underwriters are not required to engage in these activities and may end any of these activities at any time.

  Prior to the Offering, there has been no public market for the Common Stock. The initial public offering price has been determined by negotiations between the Company and the Underwriters. Among the factors considered in determining the initial public offering price were the future prospects of the Company and its industry in general, sales, earnings and certain other financial and operating information of the Company in recent periods, and the price-earnings ratios, price-sales ratios, market prices of securities and certain financial and operating information of companies engaged in activities similar to those of the Company.

  At the request of the Company, the Underwriters have reserved for sale, at the initial offering price, up to 331,000 shares offered hereby for directors, officers, employees, business associates and related persons of the Company. The number of shares of Common Stock available for sale to the general public will be reduced to the extent such persons purchase such reserved Shares. Any reserved shares which are not so purchased will be offered by the Underwriters to the general public on the same basis as the other shares offered hereby.

                                 LEGAL MATTERS

  The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Hogan & Hartson L.L.P., Washington, D.C. Certain legal matters in connection with the Offering will be passed upon for the Underwriters by Ropes & Gray, Boston, Massachusetts.

                                    EXPERTS

  The financial statements of AnswerThink Consulting Group, Inc., Delphi Partners, Inc., The Hackett Group, Inc., Relational Technologies, Inc. and Legacy Technology, Inc. included elsewhere in this Prospectus have been included herein in reliance on the reports of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

                            ADDITIONAL INFORMATION

  The Company has filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act, of which this Prospectus is a part, with respect to the Common Stock offered hereby. This Prospectus omits certain information contained in the Registration Statement, and reference is made to the Registration Statement for further information with respect to the Company and the Common Stock offered hereby. Statements contained herein concerning the provisions of documents are necessarily summaries of such documents and when any such document is an exhibit to the Registration Statement, each such statement is qualified in its entirety by reference to the copy of such document filed with the Commission. The Registration Statement, including the exhibits and schedules thereto, may be inspected without charge at the principal office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and the Commission's Regional Offices at 75 Park Place, Room 1288, New York, New York 10017, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60621-2511, and copies may be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Registration Statement, including all exhibits and schedules, and such reports and other information may also be accessed electronically by means of the Commission's site on the World Wide Web, at http://www.sec.gov.

                         INDEX TO FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
FINANCIAL STATEMENTS OF ANSWERTHINK CONSULTING GROUP, INC.
  Report of Independent Certified Public Accountants......................  F-2
  Consolidated Balance Sheets as of January 2, 1998 and April 3, 1998
   (unaudited)............................................................  F-3
  Consolidated Statements of Operations for the Period April 23, 1997
   (date of inception) through January 2, 1998 and Quarter Ended April 3,
   1998 (unaudited).......................................................  F-4
  Consolidated Statements of Shareholders' Equity for the Period April 23,
   1997 (date of inception) through January 2, 1998 and Quarter Ended
   April 3, 1998 (unaudited) .............................................  F-5
  Consolidated Statements of Cash Flows for the Period April 23, 1997
   (date of inception) through January 2, 1998 and Quarter Ended April 3,
   1998 (unaudited).......................................................  F-6
  Notes to Financial Statements...........................................  F-7
FINANCIAL STATEMENTS OF DELPHI PARTNERS, INC.
  Report of Independent Accountants....................................... F-16
  Balance Sheets as of October 24, 1997 and December 31, 1996............. F-17
  Statements of Operations for the Period January 1, 1997 through October
   24, 1997 and for the Years Ended December 31, 1995 and 1996............ F-18
  Statements of Stockholders' Equity for the Period from January 1, 1997 through October 24, 1997 and for the Years Ended December 31, 1995 and
   1996................................................................... F-19
  Statements of Cash Flows for the period January 1, 1997 through October
   24, 1997 and for the Years ended December 31, 1996 and 1995............ F-20
  Notes to Financial Statements........................................... F-21
FINANCIAL STATEMENTS OF THE HACKETT GROUP, INC.
  Report of Independent Accountants....................................... F-24
  Balance Sheets as of September 30, 1997 and December 31, 1996........... F-25
  Statements of Operations for the Period January 1, 1997 through
   September 30, 1997 and for the Years Ended December 31, 1996 and 1995.. F-26
  Statements of Stockholder's Equity for the Period January 1, 1997
   through September 30, 1997 and for the Years Ended December 31, 1996
   and 1995............................................................... F-27
  Statements of Cash Flows for the Period January 1, 1997 through
   September 30, 1997 and for the Years Ended December 31, 1996 and 1995.. F-28
  Notes to Financial Statements........................................... F-29
FINANCIAL STATEMENTS OF RELATIONAL TECHNOLOGIES, INC.
  Report of Independent Accountants....................................... F-32
  Balance Sheets as of July 31, 1997 and December 31, 1996................ F-33
  Statements of Operations for the Period January 1, 1997 through July 31,
   1997 and for the Year Ended December 31, 1996.......................... F-34
  Statements of Stockholders' Equity for the Period January 1, 1997
   through July 31, 1997 and for the Year Ended December 31, 1996......... F-35
  Statements of Cash Flows for the Period January 1, 1997 through July 31,
   1997 and for the Year Ended December 31, 1996.......................... F-36
  Notes to Financial Statements........................................... F-37
FINANCIAL STATEMENTS OF LEGACY TECHNOLOGY, INC.
  Report of Independent Accountants....................................... F-41
  Balance Sheets as of December 31, 1997 and March 31, 1998 (unaudited)... F-42
  Statements of Operations for the Year Ended December 31, 1997 and Three
   Months Ended
   March 31, 1998 (unaudited) ............................................ F-43
  Statements of Stockholders' Equity for the Year Ended December 31, 1997
   and Three Months Ended
   March 31, 1998 (unaudited)............................................. F-44
  Statements of Cash Flows for the Year Ended December 31, 1997 and Three
   Months Ended
   March 31, 1998 (unaudited)............................................. F-45
  Notes to Financial Statements........................................... F-46
UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION
  Basis of Presentation................................................... PF-1
  Unaudited Pro Forma Consolidated Balance Sheet as of April 3, 1998...... PF-2
  Notes to Unaudited Pro Forma Consolidated Balance Sheet................. PF-3
  Unaudited Pro Forma Consolidated Statement of Operations for the Period
   April 23, 1997 (date of inception) through January 2, 1998............. PF-4
  Notes to Unaudited Pro Forma Consolidated Statement of Operations....... PF-5
  Unaudited Pro Forma Consolidated Statement of Operations for the Quarter
   Ended April 3, 1998.................................................... PF-6
  Notes to Unaudited Pro Forma Consolidated Statement of Operations....... PF-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
Stockholders of AnswerThink Consulting Group, Inc.
Miami, Florida

  We have audited the accompanying consolidated balance sheet of AnswerThink Consulting Group, Inc. and subsidiaries as of January 2, 1997, and the related consolidated statements of operations, shareholders' equity, and cash flows for the period ended April 23, 1997 (date of inception) through January 2, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of AnswerThink Consulting Group, Inc. and subsidiaries as of January 2, 1997 and the consolidated results of their operations and their cash flows for the period April 23, 1997 (date of inception) through January 2, 1998, in conformity with generally accepted accounting principles.

Coopers & Lybrand L.L.P.
Miami, Florida March 12, 1998, except for Note 11, as to which the date is May 12, 1998

                       ANSWERTHINK CONSULTING GROUP, INC.

                          CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                       AS OF          AS OF
                                                  JANUARY 2, 1998 APRIL 3, 1998
                                                  --------------- -------------
Current assets:                                                    (UNAUDITED)
  Cash and cash equivalents......................   $ 3,173,262    $ 3,944,221
  Accounts receivable and unbilled revenue, net..    10,157,720     14,010,003
  Prepaid expenses and other current assets......       412,388        631,898
                                                    -----------    -----------
    Total current assets.........................    13,743,370     18,586,122
Property and equipment, net......................     2,495,295      2,382,023
Other assets.....................................       467,370      1,979,198
Goodwill, net....................................    11,943,610     14,893,924
                                                    -----------    -----------
    Total assets.................................   $28,649,645    $37,841,267
                                                    ===========    ===========

                      LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable...............................   $ 1,437,292    $ 1,823,813
  Accrued expenses and other liabilities.........     4,126,254      6,562,561
  Notes payable to shareholders, current
   portion.......................................            --      5,950,000
                                                    -----------    -----------
    Total current liabilities....................     5,563,546     14,336,374
                                                    -----------    -----------
Obligations under capital leases.................            --        324,048
Borrowings under revolving credit facility ......     8,150,000      7,500,000
Notes payable to shareholders....................     4,050,000      1,896,000
                                                    -----------    -----------
    Total long-term liabilities..................    12,200,000      9,720,048
                                                    -----------    -----------
    Total liabilities............................    17,763,546     24,056,422
                                                    -----------    -----------
Commitments and contingencies
Convertible preferred stock .....................    10,040,196     11,140,191
                                                    -----------    -----------
Shareholders' equity:
  Preferred stock, $.001 par value, 1,250,000
   authorized, none issued and outstanding.......           --             --
  Common stock, $.001 par value, authorized
   125,000,000 shares; issued and outstanding:
   23,378,592 shares at January 2, 1998;
   23,200,041 shares at April 3, 1998............        23,379         23,200
  Additional paid-in capital.....................    13,569,279     55,779,486
  Unearned compensation--restricted stock........      (656,303)    (1,614,407)
  Accumulated deficit............................   (12,090,452)   (51,543,625)
                                                    -----------    -----------
    Total shareholders' equity...................       845,903      2,644,654
                                                    -----------    -----------
    Total liabilities and shareholders' equity...   $28,649,645    $37,841,267
                                                    ===========    ===========

   The accompanying notes are an integral part of the consolidated financial statements.

                       ANSWERTHINK CONSULTING GROUP, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                         FOR THE PERIOD APRIL 23,
                                         1997 (DATE OF INCEPTION) QUARTER ENDED
                                         THROUGH JANUARY 2, 1998  APRIL 3, 1998
                                         ------------------------ -------------
                                                                   (UNAUDITED)
Net revenues............................       $ 14,848,172       $ 18,531,770
Costs and expenses:
  Project personnel and expenses........         13,333,921         11,193,806
  Selling, general and administrative...          8,084,558          5,654,019
  Compensation related to vesting of
   restricted shares....................                --          40,843,400
  Settlement costs......................          1,902,608                --
  In-process research and development
   technology...........................          4,000,000                --
                                               ------------       ------------
    Total costs and operating expenses..         27,321,087         57,691,225
                                               ------------       ------------
  Loss from operations..................        (12,472,915)       (39,159,455)
Other income (expense):
  Interest income.......................            498,018             28,047
  Interest expense......................           (115,555)          (321,765)
                                               ------------       ------------
Net loss................................       $(12,090,452)      $(39,453,173)
                                               ============       ============
Net loss per common share--basic and
 diluted................................       $      (1.91)      $      (3.86)
                                               ============       ============
Weighted average common shares
 outstanding............................          6,342,319         10,226,330


   The accompanying notes are an integral part of the consolidated financial statements.

                       ANSWERTHINK CONSULTING GROUP, INC.

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
 FOR THE PERIOD APRIL 23, 1997 (DATE OF INCEPTION) THROUGH JANUARY 2, 1998 AND
                      FOR THE QUARTER ENDED APRIL 3, 1998

                                                              UNEARNED
                             COMMON STOCK      ADDITIONAL   COMPENSATION                    TOTAL
                          -------------------    PAID-IN     RESTRICTED   ACCUMULATED   SHAREHOLDERS'
                            SHARES    AMOUNT     CAPITAL       STOCK        DEFICIT        EQUITY
                          ----------  -------  -----------  ------------  ------------  -------------
Balance, April 23,
 1997...................         --   $   --   $       --   $       --    $        --   $        --
Issuance of 13,734,850
 shares of restricted
 common stock...........  13,734,850   13,735      757,879     (702,447)           --         69,167
Conversion of 1,826,634
 shares of Class A
 preferred stock to
 common stock ..........   7,306,536    7,307   10,952,497          --             --     10,959,804
Issuance of 2,337,206
 shares of restricted
 common stock for
 business acquisitions..   2,337,206    2,337    1,858,903          --             --      1,861,240
Amortization of deferred
 compensation expense...         --       --           --        46,144            --         46,144
Net loss................         --       --           --           --     (12,090,452)  (12,090,452)
                          ----------  -------  -----------  -----------   ------------  ------------
Balance, January 2,
 1998...................  23,378,592   23,379  $13,569,279  $  (656,303)  $(12,090,452) $    845,903
Issuance of 25,100
 shares of restricted
 common stock
 (unaudited) ...........      25,100       25          101          --             --            126
Purchase and retirement
 of restricted common
 stock (unaudited) .....    (203,651)    (204)        (814)         --             --         (1,018)
Restricted shares vested
 (unaudited)............         --       --    42,210,920   (1,045,440)           --     41,165,480
Amortization of deferred
 compensation expense
 (unaudited)............         --       --           --        87,336            --         87,336
Net loss (unaudited)....         --       --           --           --     (39,453,173)  (39,453,173)
                          ----------  -------  -----------  -----------   ------------  ------------
Balance at April 3, 1998
 (unaudited) ...........  23,200,041  $23,200  $55,779,486  $(1,614,407)  $(51,543,625) $  2,644,654
                          ==========  =======  ===========  ===========   ============  ============


   The accompanying notes are an integral part of the consolidated financial statements.

                       ANSWERTHINK CONSULTING GROUP, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                  FOR THE PERIOD
                                                  APRIL 23, 1997
                                                     (DATE OF
                                                INCEPTION) THROUGH QUARTER ENDED
                                                 JANUARY 2, 1998   APRIL 3, 1998
                                                ------------------ -------------
Cash flows from operating activities:                               (UNAUDITED)
  Net loss....................................     $(12,090,452)   $(39,453,173)
  Adjustments to reconcile net loss to net
   cash used in operating activities:
    Compensation charge related to vesting in
     restricted shares........................              --       40,843,400
    In-process research and development
     technology...............................        4,000,000             --
    Depreciation and amortization.............          462,073         593,126
Changes in assets and liabilities, net of
 effects from acquisitions:
  Increase in accounts receivable and unbilled
   revenue....................................       (4,481,152)     (3,852,283)
  Increase in prepaid expenses and other
   current and non-current assets.............         (736,166)       (414,997)
  Increase in accounts payable................          825,545         386,521
  Increase in accrued expenses and other
   liabilities................................          784,906       1,864,872
                                                   ------------    ------------
      Net cash used in operating activities...      (11,235,246)        (32,534)
                                                   ------------    ------------
Cash flows from investing activities:
  Purchase of property and equipment..........       (2,089,249)       (583,552)
  Sale of property and equipment under
   sale/leaseback arrangement.................              --          456,041
  Cash used in acquisition of businesses, net
   of cash acquired...........................      (12,728,991)            --
                                                   ------------    ------------
      Cash used in investing activities.......      (14,818,240)       (127,511)
                                                   ------------    ------------
Cash flows from financing activities:
  Proceeds from issuance of common stock......           76,748             126
  Proceeds from repurchase of common stock....              --           (1,018)
  Proceeds from issuance of Class A,
   convertible preferred stock................       21,000,000       1,099,995
  Proceeds from revolving credit facility.....        8,150,000       1,500,000
  Repayment of revolving credit facility......              --       (2,150,000)
  Proceeds from capital lease obligation......              --          481,901
                                                   ------------    ------------
      Net cash provided by financing
       activities.............................       29,226,748         931,004
                                                   ------------    ------------
Net increase in cash and cash equivalents.....        3,173,262         770,959
Cash and cash equivalents at beginning of
 period.......................................              --     $  3,173,262
                                                   ------------    ------------
Cash and cash equivalents at end of period....     $  3,173,262    $  3,944,221
                                                   ============    ============
Supplemental disclosure of cash flows informa-
 tion:
  Cash paid for interest......................     $        --     $    224,050
  Cash paid for income taxes..................     $        --     $        --


   The accompanying notes are an integral part of the consolidated financial statements.

                      ANSWERTHINK CONSULTING GROUP, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES:

 Nature of Business

  AnswerThink Consulting Group, Inc. (the "Company") is a rapidly growing provider of knowledge-based consulting and information technology ("IT") services to Fortune 1000 companies and other sophisticated buyers. The Company addresses its clients' strategic business needs by offering a wide range of integrated services or solutions, including benchmarking, process transformation, software package implementation, electronic commerce, decision support technology, technology architecture and integration and Year 2000 solutions.

 Organization

  On April 23, 1997, the Company and the initial investors in the Company (the "Initial Investors") entered into a stock purchase agreement (the "Stock Purchase Agreement") pursuant to which the Company sold 3,400,000 shares to the Initial Investors of the Company's Class A Convertible Preferred Stock (the "Class A Preferred Stock"). Such shares of Class A Preferred Stock were sold at $6.00 per share, for total proceeds of $20.4 million.

  In May 1997, certain senior executives of the Company purchased an additional 100,000 shares of Class A Preferred Stock at $6.00 per share. Each share of Class A Preferred Stock is convertible into four shares of the Company's Common Stock (the "Common Stock").

  Pursuant to the Stock Purchase Agreement, certain of the Initial Investors had the option to purchase from the Company an additional 100,000 shares of Class A Preferred Stock at $6.00 per share which shares were purchased on February 24, 1998.

 Management's Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Principles of Consolidation

  The Consolidated Financial Statements include AnswerThink Consulting Group, Inc. and its subsidiaries. All material intercompany accounts and transactions have been eliminated.

 Interim Financial Statements

  The consolidated financial statements for the quarter ended April 3, 1998, and all related footnote information for the quarter, are unaudited, and reflects all normal and recurring adjustments which are, in the opinion of management, necessary for a fair presentation of the financial position, operating results and cash flows for the interim period. The results of operation for the quarter ended April 3, 1998 are not necessarily indicative of the results to be achieved for the 1998 fiscal year.

 Revenue Recognition

  The Company recognizes revenues as work is performed on a contract by contract basis, adjusted for any anticipated losses in the period in which any such losses are identified. To date, the Company has not experienced any material losses. Out-of-pocket expenses are reimbursed by clients and are offset against expenses incurred.

 Net Loss Per Common Share

  Basic net loss per common share is computed by dividing net loss by the weighted average number of common shares outstanding during the period. The calculation includes only the vested portion of common

                      ANSWERTHINK CONSULTING GROUP, INC.

shares issued to employees under employment agreements and does not include shares which have not yet vested. The calculation also does not include shares which vest only if certain future events occur. Accordingly, common shares outstanding for per share purposes, is significantly lower than actual shares issued and outstanding.

  Loss per share assuming dilution is computed by dividing net loss by the weighted average number of common shares outstanding, increased by assumed conversion of other potentially dilutive securities during the period. Potentially dilutive shares, as of January 2, 1998 and April 3, 1998, which have not been included in the diluted per share calculation include 8,901,652 and 9,797,442 unvested shares, respectively under the employment agreements and 8,928,404 and 6,881,742 shares, respectively from assumed conversion of convertible preferred stock because their effects would be anti-dilutive due to the loss incurred by the Company. Accordingly, for the periods presented, diluted net loss per common share is the same as basic net loss per common share.

 Fiscal Year

  The Company's fiscal year ends on the Friday closest to December 31. The fiscal year for the Company will generally consist of a 52-week period. Fiscal year 1997 ended on January 2, 1998. References to a year in these financial statements relate to a fiscal year rather than a calendar year.

 Cash and Cash Equivalents

  The Company considers all short-term investments with maturities of three months or less when purchased to be cash equivalents. The Company places its temporary cash investments with high credit quality financial institutions. At times, such investments may be in excess of the F.D.I.C. insurance limits. The Company has not experienced any loss to date on these investments.

 Property and Equipment, Net

  Property and equipment are recorded at cost, less accumulated depreciation. Depreciation is provided using the straight-line method over the estimated useful life of the assets ranging from three to five years. Expenditures for repairs and maintenance are charged to expense as incurred. Expenditures for betterments and major improvements are capitalized. The carrying amount of assets sold or retired and related accumulated depreciation are removed from the accounts in the year of disposal and any resulting gains or losses are included in the statement of operations.

 Intangible Assets

  Goodwill, related to the acquisitions, is being amortized over 15 years on a straight-line basis. The Company recorded amortization expense of $137,729 for the period April 23, 1997 (date of inception) through January 2, 1998. The carrying value of goodwill is subject to periodic review of realizability.

 Income Taxes

  The Company records income taxes using the liability method. Under this method, the Company records deferred taxes based on temporary taxable and deductible differences between the tax bases of the Company's assets and liabilities and their financial reporting bases. A valuation allowance is established when it is more likely than not that some or all of the deferred tax assets will not be realized.

 Concentration of Credit Risk

  The Company provides its services primarily to Fortune 1000 companies and other sophisticated buyers of IT consulting services. The Company performs ongoing credit evaluations of its major customers and maintains reserves for potential credit losses. Such losses have been insignificant. During the period April 23, 1997 (date of inception) through January 2, 1998, two customers accounted for approximately 13% of net revenues.

                      ANSWERTHINK CONSULTING GROUP, INC.

 Recent Accounting Pronouncements

  In June 1997, the FASB issued SFAS No. 130 "Reporting Comprehensive Income" which establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. This statement is effective for financial statements for periods beginning after December 15, 1997. Management believes that this standard will not result in significantly greater disclosure than what is already contained in these financial statements.

  In June 1997, the FASB issued SFAS No. 131 "Disclosure about Segments of an Enterprise and Related Information" which establishes standards for public business enterprises to report information about operating segments in annual financial statements and requires those enterprises to report selected information about operating segments in interim financial reports issued to shareholders. This statement is effective for financial statements for periods beginning after December 15, 1997. In light of the Company's formation during the current year, management is evaluating the requirements of this standard and its applicability to the Company.

2. ACQUISITIONS AND INVESTING ACTIVITIES:

  On August 1, 1997, the Company acquired Relational Technologies, Inc., ("RTI") an Atlanta, Georgia, based information technology consulting and Oracle software implementation company for 1,220,700 restricted shares of Common Stock issued to RTI's stockholders valued at approximately $610,000.

  On October 13, 1997, the Company acquired all of the outstanding shares of The Hackett Group, Inc. ("Hackett") an Ohio based consulting firm specializing in benchmarking and process transformation primarily to Fortune 500 companies. The original purchase price payable to the sole stockholder of Hackett consisted of approximately $6,500,000 in cash, a $5,143,000 promissory note and 444,000 restricted shares of Common Stock valued at approximately $355,000. The note and the restricted shares are subject to certain earn-out provisions. The note is payable in three separate installments. As of January 2, 1998, the Company had recorded $3,750,000 bearing interest at a rate of 12% per annum, for additional purchase consideration under the promissory note due to the seller on March 31, 1998 based on achievement of earnings targets for 1997. The second installment obligation of $497,000 is due March 31, 1999, and the third installment obligation of $896,000 is due March 31, 2000. The obligations for the second and third installment payments bear interest at a rate of 8% per annum. A significant portion of the purchase price for the Hackett acquisition was allocated to in-process research and development technology, resulting in a $4,000,000 charge to the Company's operations in the quarter ended January 2, 1998. These charges were valued using a risk adjusted cash flow model, under which projected income and expenses attributable to the purchased technology were identified, and potential income streams were discounted for risks and uncertainties, including the stage of development of the technology, viability of target markets, rapidly changing nature of the industry and other factors.

  On November 12, 1997, the Company acquired all of the outstanding shares of Delphi Partners, Inc. ("Delphi") for approximately $7,400,000 in cash plus 560,000 restricted shares of Common Stock valued at $840,000. The sellers are also entitled to contingent consideration of up to a maximum of $2,500,000 to be paid by April 30, 1999 based on the achievement of certain pre-tax profit targets as defined. Delphi is an information systems consulting services firm focused primarily on applications developed by PeopleSoft, Inc.

  All the acquisitions made by the Company have been accounted for using the purchase method of accounting. Accordingly, the results of operations of the acquired companies are included in the Company's consolidated results of operations from the respective dates of acquisition. Contingent consideration, to the extent earned, will be recorded as additional goodwill.

                      ANSWERTHINK CONSULTING GROUP, INC.

  The aggregate consideration for the Company's acquisitions has been allocated to the assets and liabilities acquired based upon their respective fair values. The components of the purchase price allocation, including fees and expenses, are as follows:

   Fair value of net assets acquired (primarily accounts
    receivable) excluding cash acquired......................... $ 2,258,892
   Goodwill.....................................................  12,081,339
   In-process research and development technology...............   4,000,000
   Common Stock issued..........................................  (1,861,240)
   Note payable-earned additional purchase consideration........  (3,750,000)
                                                                 -----------
   Cash used in acquisitions of businesses, net of cash ac-
    quired...................................................... $12,728,991
                                                                 ===========

  The following information presents the unaudited pro forma condensed results of operations for the period April 23, 1997 (date of inception) through January 2, 1998 as if the Company's acquisitions of RTI, Hackett and Delphi had occurred on April 23, 1997. The pro forma adjustments include additional amortization and interest expense in the amount of approximately $362,000 and $420,000, respectively. The pro forma results are presented for informational purposes only and are not necessarily indicative of the future results of operations of the Company or the results of operations of the Company had the acquisitions occurred on April 23, 1997.

                                                               PRO FORMA RESULTS
                                                                OF OPERATIONS
                                                               -----------------
   Net revenues...............................................   $ 28,816,510
   Net loss...................................................   $(11,102,240)
   Net loss per common share--basic and diluted...............   $      (0.73)

3. PROPERTY AND EQUIPMENT:

  Property and equipment consists of the following as of January 2, 1998 and April 3, 1998:

                                                        JANUARY 2,   APRIL 3,
                                                           1998        1998
                                                        ----------  -----------
                                                                    (UNAUDITED)
   Equipment........................................... $2,446,319  $ 2,555,225
   Furniture and fixtures..............................    235,257      226,084
   Leasehold improvements..............................     51,375       51,375
                                                        ----------  -----------
     Total cost........................................  2,732,951    2,832,684
   Less accumulated depreciation.......................   (237,656)    (450,661)
                                                        ----------  -----------
                                                        $2,495,295  $ 2,382,023
                                                        ==========  ===========

4. ACCRUED EXPENSES AND OTHER LIABILITIES:

  Accrued expenses and other liabilities consists of the following as of January 2, 1998 and April 3, 1998:

                                                          JANUARY 2,  APRIL 3,
                                                             1998       1998
                                                          ---------- -----------
                                                                     (UNAUDITED)
   Accrued payroll and payroll related expenses.......... $3,019,519 $5,508,937
   Other accrued expenses................................  1,106,735  1,053,624
                                                          ---------- ----------
                                                          $4,126,254 $6,562,561
                                                          ========== ==========

                      ANSWERTHINK CONSULTING GROUP, INC.

5. BORROWINGS UNDER REVOLVING CREDIT FACILITY:

  On November 7, 1997, the Company entered into an agreement, as amended with BankBoston, N.A. ("BankBoston") for a $10 million revolving credit facility (the "Credit Facility"), maturing on November 7, 2000. The Company's obligation under the Credit Facility is collateralized by all of the assets of the Company. The Credit Facility may be increased to $20 million if certain future earnings and performance criteria are satisfied. The total amount outstanding as of January 2, 1998 and April 3, 1998 was $8,150,000 and $7,500,000, respectively at varying rates, principally LIBOR plus 2.25-3.25% (weighted average 8.5% rate at January 2, 1998 and April 3, 1998).

  The Credit Facility contains, among other things, the maintenance of certain financial covenants such as minimum levels of earnings, minimum liquidity ratios, and debt as a percentage of cash flow.

  Pursuant to the Credit Facility, BankBoston was granted an option to purchase up to 16,666 shares of Class B Preferred Stock. See Note 10.

6. NOTES PAYABLE TO SHAREHOLDERS:

  Notes payable to shareholders consists of the following as of January 2, 1998 and April 3, 1998:

                             AS OF
                           JANUARY 2,  APRIL 3,
                              1998       1998
                           ---------- -----------
                                      (UNAUDITED)
Notes payable-earned
 additional purchase
 consideration............ $3,750,000 $5,143,000
Other notes payable.......    300,000  2,703,000
                           ---------- ----------
  Total notes payable to
   shareholders...........  4,050,000  7,846,000
  Less current portion....        --   5,950,000
                           ---------- ----------
  Long-term portion....... $4,050,000 $1,896,000
                           ========== ==========

  The Company issued a note for $5,143,000 payable to Gregory P. Hackett in connection with the Company's purchase of Hackett. Payment of the note is contingent on achievement of earnings targets as defined. As of January 2, 1998, $3,750,000 had been earned by Mr. Hackett. The note bears interest at 12%. See Note 14.

  The Company has two notes amounting to $300,000 payable to the two former principals of Delphi. The notes bear interest at 6% per annum with principal and accrued interest due on March 31, 1999.

7. LEASE COMMITMENTS:

  The Company and its subsidiaries have operating lease agreements for its premises that expire on various dates through 2004. The operating lease agreements for premises are subject to escalation. Rent expense for the period April 23, 1997 (date of inception) through January 2, 1998, was approximately $300,000.

  Minimum future lease commitments under noncancelable operating leases in effect at January 2, 1998, are presented as follows:

   1998............................................................. $  920,000
   1999.............................................................  1,064,000
   2000.............................................................    992,000
   2001.............................................................    906,000
   2002.............................................................    912,000
   Thereafter.......................................................    658,000
                                                                     ----------
     Total minimum lease payments................................... $5,452,000
                                                                     ==========

                      ANSWERTHINK CONSULTING GROUP, INC.

8. INCOME TAXES:

  The Company generated a loss for financial reporting purposes of approximately $12.1 million and $39.5 million for the period April 23, 1997 (date of inception) through January 2, 1998 and the quarter ended April 3, 1998, respectively. The temporary differences between the loss for financial reporting purposes and the loss for tax purposes arise primarily from differences in the lives of depreciable assets and the accrual of certain expenses for financial reporting purposes that are not allowable deductions for tax purposes until the year they are paid. The amounts of those temporary differences as of January 2, 1998 and April 3, 1998 are not significant.

  The Net Operating Loss ("NOL") for tax purposes differs from the NOL for financial reporting purposes due to the write-off of acquired in-process research and development technology and the amortization of goodwill and, for the quarter ended April 3, 1998, the non-deductibility for income tax purposes of the approximate $40.8 million expense relating to vesting of restricted shares.

  For the period April 23, 1997 (date of inception) through January 2, 1998 and for the quarter ended April 3, 1998, the Company generated a net operating loss of $8.0 million and taxable income of $1.5 million, respectively. During the quarter ended April 3, 1998, the Company utilized net operating loss carryforwards of $1.5 million to offset taxable income. Consequently, a future tax benefit of $3.2 million and $2.6 million comprised fully of net operating losses are required to be recognized at January 2, 1998 and the quarter ended April 3, 1998, respectively, to the extent that realization of such benefit is more likely than not. In light of the recent organization of the Company and the loss experienced for the period ended January 2, 1998, a valuation allowance has been established for the entire deferred tax asset attributed to the net operating loss carryforward at January 2, 1998 and April 3, 1998, respectively. The net operating loss carryforward will expire on December 31, 2013.

9. RESTRICTED STOCK AND STOCK OPTIONS:

  As of January 2, 1998, the Company has sold an aggregate of 13,734,850 restricted shares to employees of the Company at nominal purchase prices per share. Each employee executed an employment agreement or a restricted stock agreement with the Company providing for, among other things, the manner in which restricted shares will vest. In general, a certain percentage of restricted shares will begin to vest upon the second anniversary from the purchase date of such shares and will become fully vested either by the fourth or sixth anniversary from the purchase date so long as the holder remains an employee.

  In connection with the formation of the Company, certain of the Company's employees and one director received 3,520,000 restricted shares of Common Stock subject to performance vesting criteria. The Company recorded a charge of approximately $40.8 million relating to the accelerated vesting of these restricted shares pursuant to agreements dated as of March 27, 1998 by and among the relevant stockholders, the Company and its Board of Directors which accelerated, the vesting of 3,320,000 shares (the remaining 200,000 were cancelled) in the first quarter of 1998 based on the Company's results to date and the expectation of completion of the Offering during the second quarter of 1998. There are no additional restricted shares outstanding that are subject to performance criteria for vesting.

  Shares of restricted stock are issued to employees and other representatives of acquired companies. Employees vest in these shares over periods up to five years and, in certain cases, upon achieving certain revenue targets. The market value of the restricted stock at the time of grant is recorded as unearned compensation in a separate component of shareholders' equity and amortized as compensation expense ratably over the vesting periods. At January 2, 1998, 931,650 shares of such restricted stock had been issued.

                      ANSWERTHINK CONSULTING GROUP, INC.

  As of January 2, 1998, the Company has granted options to purchase an aggregate of 707,906 shares of Common Stock to employees at an exercise price of $2.50 per share which was at or above the estimated market price of the Common Stock at the dates of grants. Options granted will be exercisable in accordance with the terms specified in each option agreement entered into between the Company and each optionee. As long as the optionee remains an employee, all such options become exercisable in increments of 50%, 25%, and 25% on the second, third and fourth anniversary of the date of issuance thereof, respectively.

  In accordance with Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), the Company is required to disclose pro forma net income (loss) information as if compensation expense related to the fair value of the options granted had been included in earnings (losses). The fair value of option grants is estimated using the Black-Scholes option pricing model with the following assumptions used for the 1997 grants: a ten-year expected life, a volatility factor of zero, a risk-free interest rate of 6.0% and no dividend payments.

  The weighted average remaining life of the options granted at January 2, 1998 is 9.7 years. In light of the loss experienced during the year and that the current year is the first year of operations, the Company's options had essentially no value. Had the fair value method of accounting been applied to the Company's stock options, the Company's net loss and loss per share, on a pro forma basis, would not be materially different from the net loss and loss per share reported.

10. CONVERTIBLE PREFERRED STOCK:

  Holders of Class A Convertible Preferred Stock are entitled to a $6.00 liquidation preference per share in the event of liquidation, dissolution or winding up of the Company. Each share of Class A Convertible Preferred Stock is convertible on a four-for-one basis to Common Stock and is entitled to non-cumulative dividends if and when declared by the Board of Directors. Holders of Class A Convertible Preferred Stock have certain redemption rights defined in the Amended and Restated Articles of Incorporation but do not have preemptive rights. To the extent not redeemed or converted, remaining shares of the Class A Convertible Preferred Stock will be redeemed at their liquidation value on April 22, 2004.

  On March 5, 1998, the Company issued 16,666 shares of Class B Convertible Preferred Stock with a liquidation value of $30.00 per share to an affiliate of BankBoston at a price of $30.00 per share. Each share of Class B Convertible Preferred Stock is convertible into four shares of Common Stock. The Class B Convertible Preferred Stock contains the same redemption provisions as the Class A Convertible Preferred Stock.

11. SHAREHOLDERS' EQUITY:

  On May 5, 1998, the Company declared a one-for-two reverse stock split of all of the Company's outstanding shares of capital stock (the "Reverse Stock Split") and on May 12, 1998 amended its Articles of Incorporation to increase the Company's authorized Common Stock to 125,000,000 shares. Accordingly, all share and per share amounts for all periods presented have been retroactively adjusted to give effect to the Reverse Stock Split and the shareholders' equity has been restated to reflect the capital structure of the Company following the amendments of the Articles of Incorporation.

12. SETTLEMENT COSTS:

  Certain of the Company's key executives and other management employees resigned from a "Big Six" accounting firm during the first quarter of 1997. The accounting firm initiated litigation in connection with such resignations and the formation of the Company arising out of activities alleged to have constituted a breach of non-competition and non-solicitation obligations. This litigation was settled, and the Company, its key

                      ANSWERTHINK CONSULTING GROUP, INC.

executives, certain other management employees and certain of its shareholders are subject to certain provisions contained in the settlement agreement.

  Settlement costs consist primarily of payments to certain key executives and certain other management employees of the Company relating to the obligations assumed by the Company for compensation earned during the period from December 1, 1996 to the date of the Company's inception by such employees and legal fees incurred in connection with the ensuing litigation.

13. LITIGATION:

  The Company is involved in legal proceedings, claims, and litigation arising in the ordinary course of business. In the opinion of management, the final disposition of such matters will not have a material adverse effect on the financial position or results of operations of the Company.

14. RELATED PARTY TRANSACTION:

  The Company purchases most of its computer hardware and software from a distributor that is owned in part by three senior executives and directors of the Company. During the year, the Company purchased approximately $1.5 million from this distributor.

  On March 12, 1998, the Company entered into an amendment with the sole stockholder of Hackett to waive the earn-out provisions and to extend the due date on the $3,750,000 note obligation owed to such stockholder from March 31, 1998 to the earlier of the completion of a public offering of shares by the Company or January 15, 1999. In connection with such amendment, the Company recorded additional goodwill amounting to $3.1 million.

15. SUBSEQUENT EVENTS (UNAUDITED):

Legacy Acquisition

  On April 25, 1998, the Company entered into an agreement to acquire Legacy Technology, Inc. ("Legacy"), a Massachusetts based provider of decision support and data warehouse solutions to Fortune 1000 companies. The Company completed this acquisition on May 20, 1998. The terms of the acquisition provide for consideration of 269,166 shares of Common Stock and $2.6 million in promissory notes. The promissory notes will be payable over a 12-month period commencing October 1, 1998 or, if earlier, 20 days after the Company completes a public offering of its Common Stock. The stockholders of Legacy will also receive up to $1.3 million in additional consideration, half of which will be in the form of cash and half of which will be in the form of shares of Common Stock, upon the achievement of certain revenue and pre-tax profit targets related to the performance of Legacy during the 12-month period ended April 30, 1999, which will be recorded when earned as additional goodwill.

                      ANSWERTHINK CONSULTING GROUP, INC.

Stock Option Plan

  On May 5, 1998, the Company adopted a stock option plan (the "Stock Option Plan") that provides for grants of (i) options that are intended to qualify as "incentive stock options" to employees as well as non-qualifying options to individuals whose participation in the plan is determined to be in the best interest of the Company, (ii) shares of Common Stock subject to certain restrictions, and (iii) conditional rights to receive restricted Common Stock in the future. The Stock Option Plan authorizes the issuance of up to 10,000,000 shares of Common Stock pursuant to options or as Restricted Common Stock or Restricted Common Stock Units, plus shares of Common Stock awarded under any prior stock option plan of the Company that are forfeited or otherwise terminate without the delivery of stock.

  The option exercise price per share for stock options granted under the Stock Option Plan may not be less than 100% of the fair market value per share of Common Stock on the date of grant of the option (or 110% of the fair market value per share of Common Stock in the case of an incentive stock option granted to an optionee beneficially owning more than 10% of the outstanding Common Stock). The maximum option term is ten years (or five years in the case of an incentive stock option granted to an optionee beneficially owning more than 10% of the outstanding Common Stock).

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
Stockholders of Delphi Partners, Inc.
Marlton, New Jersey

  We have audited the accompanying balance sheets of Delphi Partners, Inc. as of October 24, 1997 and December 31, 1996, and the related statements of operations, stockholders' equity, and cash flows for the period January 1, 1997 through October 24, 1997 and for the years ended December 31, 1996 and 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Delphi Partners, Inc. as of October 24, 1997 and December 31, 1996 and the results of its operations and its cash flows for the period January 1, 1997 through October 24, 1997 and for the years ended December 31, 1996 and 1995, in conformity with generally accepted accounting principles.

Coopers & Lybrand L.L.P.

Miami, Florida
February 27, 1998

                             DELPHI PARTNERS, INC.

                                 BALANCE SHEETS

                     OCTOBER 24, 1997 AND DECEMBER 31, 1996

                                                                AS OF
                                                       ------------------------
                                                       OCTOBER 24, DECEMBER 31,
                                                          1997         1996
                                                       ----------- ------------
                        ASSETS
Current assets:
  Cash and cash equivalents........................... $  960,402   $  270,325
  Accounts receivable and unbilled revenue............  2,681,315    2,693,499
  Prepaid expenses and other current assets...........     47,989       12,796
                                                       ----------   ----------
    Total current assets..............................  3,689,706    2,976,620
Property and equipment, net...........................    275,650      160,445
Other assets..........................................     18,228       10,725
                                                       ----------   ----------
    Total assets...................................... $3,983,584   $3,147,790
                                                       ==========   ==========
         LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable.................................... $  407,083   $  351,452
  Accrued expenses....................................  1,311,046      818,072
  Deferred income taxes...............................     91,200       91,200
                                                       ----------   ----------
    Total current liabilities.........................  1,809,329    1,260,724
Notes payable to stockholders.........................    300,000          --
Long-term portion of capital leases...................     39,707          --
                                                       ----------   ----------
    Total liabilities.................................  2,149,036    1,260,724
                                                       ----------   ----------
Stockholders' equity:
  Common stock, $.01 par value, authorized 30,000
   shares; issued and outstanding 20,000 and 100
   shares at October 24, 1997 and December 31, 1996,
   respectively.......................................        200            1
  Additional paid-in capital..........................      9,800        9,999
  Retained earnings...................................  1,824,548    1,877,066
                                                       ----------   ----------
    Total stockholders' equity........................  1,834,548    1,887,066
                                                       ----------   ----------
    Total liabilities and stockholders' equity........ $3,983,584   $3,147,790
                                                       ==========   ==========



    The accompanying notes are an integral part of the financial statements.

                             DELPHI PARTNERS, INC.

                            STATEMENTS OF OPERATIONS

            FOR THE PERIOD JANUARY 1, 1997 THROUGH OCTOBER 24, 1997
               AND FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995

                                                   1997       1996       1995
                                                ---------- ---------- ----------
Net revenues................................... $9,773,836 $7,843,972 $3,158,812
Costs and expenses:
  Project personnel and expenses...............  4,429,935  3,981,245  1,642,405
  Selling, general and administrative..........  4,666,891  2,684,245  1,219,560
                                                ---------- ---------- ----------
    Total costs and operating expenses.........  9,096,826  6,665,490  2,861,965
                                                ---------- ---------- ----------
Income from operations.........................    677,010  1,178,482    296,847
  Interest income..............................        --      25,225      3,058
                                                ---------- ---------- ----------
Income before income taxes.....................    677,010  1,203,707    299,905
Provision for income taxes.....................     99,275     67,131     17,600
                                                ---------- ---------- ----------
Net income..................................... $  577,735 $1,136,576 $  282,305
                                                ========== ========== ==========


    The accompanying notes are an integral part of the financial statements.

                             DELPHI PARTNERS, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY

            FOR THE PERIOD JANUARY 1, 1997 THROUGH OCTOBER 24, 1997
               AND FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995

                               COMMON        ADDITIONAL
                               STOCK  COMMON  PAID-IN    RETAINED
                               SHARES STOCK   CAPITAL    EARNINGS     TOTAL
                               ------ ------ ---------- ----------  ----------
Balance as of December 31,
 1994........................     100  $  1    $9,999   $  458,185  $  468,185
Net income...................     --    --        --       282,305     282,305
                               ------  ----    ------   ----------  ----------
Balance as of December 31,
 1995........................     100     1     9,999      740,490     750,490
Net income...................     --    --        --     1,136,576   1,136,576
                               ------  ----    ------   ----------  ----------
Balance as of December 31,
 1996........................     100     1     9,999    1,877,066   1,887,066
Net income...................     --    --        --       577,735     577,735
Stockholders' distributions..     --    --        --      (630,253)   (630,253)
Two hundred-for-one stock
 split.......................  19,900   199      (199)         --          --
                               ------  ----    ------   ----------  ----------
Balance as of October 24,
 1997........................  20,000  $200    $9,800   $1,824,548  $1,834,548
                               ======  ====    ======   ==========  ==========


    The accompanying notes are an integral part of the financial statements.

                             DELPHI PARTNERS, INC.

                            STATEMENTS OF CASH FLOWS

            FOR THE PERIOD JANUARY 1, 1997 THROUGH OCTOBER 24, 1997
               AND FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995

                                                1997        1996        1995
                                             ----------  -----------  ---------
Cash flows from operating activities:
  Net income...............................  $  577,735  $ 1,136,576  $ 282,305
                                             ----------  -----------  ---------
  Adjustments to reconcile net income to
   net cash provided by operations:
    Depreciation and amortization..........      81,848       47,652     27,361
    Deferred income taxes..................         --        54,800     10,200
  Changes in assets and liabilities:
    Decrease (increase) in accounts
     receivable and unbilled revenue.......      12,184   (1,750,925)  (346,882)
    (Increase) decrease in prepaid expenses
     and other current assets..............     (35,193)       1,627     (8,898)
    Increase in other assets...............      (7,503)      (8,525)       --
    Increase in accounts payable...........      55,631      231,597     81,247
    Increase in accrued expenses...........     492,974      597,171    132,345
                                             ----------  -----------  ---------
      Total adjustments....................     599,941     (826,603)  (104,627)
                                             ----------  -----------  ---------
        Net cash flows provided by
         operations........................   1,177,676      309,973    177,678
                                             ----------  -----------  ---------
Cash flows from investing activities:
  Purchases of property and equipment......    (157,346)     (98,499)  (119,053)
                                             ----------  -----------  ---------
        Net cash flows used in investing
         activities........................    (157,346)     (98,499)  (119,053)
                                             ----------  -----------  ---------
Cash flows from financing activities
  Stockholders' distributions..............    (630,253)         --         --
  Stockholders' advances...................     300,000          --      (4,295)
                                             ----------  -----------  ---------
        Net cash flows used in financing
         activities........................    (330,253)         --      (4,295)
                                             ----------  -----------  ---------
Net increase in cash and cash equivalents..     690,077      211,474     54,330
Cash and cash equivalents at beginning of
 year......................................     270,325       58,851      4,521
                                             ----------  -----------  ---------
Cash and cash equivalents at end of year...  $  960,402  $   270,325  $  58,851
                                             ==========  ===========  =========
Supplemental disclosure of cash flows
 information:
  Cash paid for interest...................  $      295  $        65  $     211
  Cash paid for taxes......................  $   29,935  $     3,895  $   3,600
  Non cash purchases of property and
   equipment recorded as capital leases....  $   39,707  $       --   $     --

    The accompanying notes are an integral part of the financial statements.

                             DELPHI PARTNERS, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES:

 Nature of Business

  Delphi Partners, Inc. ("the Company") is a specialist software consulting firm, offering a broad range of consulting and related training services to clients implementing client/server human resources and financial applications. Its primary service offering is the implementation of PeopleSoft software.

  The Company provides its services to clients in a broad range of industries including high technology, retail, and consumer and industrial products.

 Management's Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Income Taxes

  The Company has elected to be taxed as an S corporation under the provisions of the Internal Revenue Code. Under those provisions, the Company does not pay federal income taxes on its taxable income. The stockholders reflect on their individual federal income tax returns their respective share of the Company's taxable income or loss subject to statutory limitations.

  The Company accounts for state income taxes (in those states which do not recognize S-Corporation status) in accordance with Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes" which requires the use of the "liability method" of accounting for income taxes. Accordingly, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities, using enacted tax rates in effect for the year in which the differences are expected to reverse. Current income taxes are based on the year's income taxable for state income tax reporting purposes.

 Revenue Recognition

  The Company derives substantially all of its revenues from information technology and management consulting, software development and implementation, and package software evaluation and implementation services. Revenues from management consulting and package software evaluation and implementation services are recognized as the service is provided, principally on a time and material basis. Losses on projects in progress are recognized when known. Net revenues exclude reimbursable expenses charged to clients.

 Fiscal Year

  The Company's fiscal year ends on the Friday closest to December 31. The fiscal year for the Company will generally consist of a 52-week period. References to a year in these financial statements relate to a fiscal year rather than a calendar year.

 Cash and Cash Equivalents

  The Company considers all short-term investments with maturities of three months or less when purchased to be cash equivalents. The Company places its temporary cash investments with high credit quality financial institutions. At times, such investments may be in excess of the F.D.I.C. insurance limits. The Company has not experienced any loss to date on these investments.

 Property and Equipment, Net

  Property and equipment are recorded at cost, less accumulated depreciation. Depreciation is provided using the straight-line method over the estimated useful life of the assets of five years. Expenditures for repairs and maintenance are charged to expense as incurred. Expenditures for betterments and major improvements are

                             DELPHI PARTNERS, INC.

capitalized. The carrying amounts of assets sold or retired and related accumulated depreciation are removed from the accounts in the year of disposal and any gains or losses are included in the statement of operations.

 Concentration of Credit Risk

  The Company provides its services primarily to Fortune 1000 companies and other sophisticated buyers of IT consulting services. The Company performs ongoing credit evaluations of its major customers and maintains reserves for potential credit losses to the extent they are identified. Such losses have been insignificant and are within management's expectations. Three, six and seven major customers comprised approximately 25%, 53% and 65% of net revenues for the period January 1, 1997 through October 24, 1997 and for the years ended December 31, 1996 and 1995, respectively.

 Recent Accounting Pronouncements

  In June 1997, the FASB issued SFAS No. 130 "Reporting Comprehensive Income" which establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. This statement is effective for fiscal years beginning after December 15, 1997.

  In June 1997, the FASB issued SFAS No. 131 "Disclosure about Segments of an Enterprise and Related Information" which establishes standards for public business enterprises to report information about operating segments in annual financial statements and requires those enterprises to report selected information about operating segments in interim financial reports issued to shareholders. This statement is effective for financial statements for periods beginning after December 15, 1997.

  Management is currently evaluating the requirements of SFAS No. 130 and No. 131 and their applicability to the Company. See Note 9.

2. PROPERTY AND EQUIPMENT:

  Property and equipment consists of the following as of October 24, 1997 and December 31, 1996:

                                                        OCTOBER 24, DECEMBER 31,
                                                           1997         1996
                                                        ----------- ------------
   Furniture and equipment.............................  $ 434,801    $237,748
   Less accumulated depreciation.......................   (159,151)    (77,303)
                                                         ---------    --------
                                                         $ 275,650    $160,445
                                                         =========    ========

3. NOTES PAYABLE TO STOCKHOLDERS:

  The Company has two notes amounting to $300,000 payable to its principal stockholders who are also current employees. The notes bear interest at 6% per annum with principal and accrued interest due on March 31, 1999.

4. PROVISION FOR TAXES:

  The provision for state taxes consists of the following for the period
January 1, 1997 through October 24, 1997 and for the years ended December 31,
1996 and 1995:

                                                 1997       1996        1995
                                                -------   ---------   --------
   Current..................................... $99,275   $  12,331   $  7,400
                                                =======   =========   ========
   Deferred.................................... $   --    $  54,800   $ 10,200
                                                =======   =========   ========

                             DELPHI PARTNERS, INC.

5. LEASE COMMITMENTS:

  The Company has two operating lease agreements for premises. One expires on March 31, 2000 and the other is month-to-month. The operating lease agreement is subject to real estate escalation and reimbursement of operating costs. Rent expense for the period January 1, 1997 through October 24, 1997 and for the years ended December 31, 1996 and 1995 was approximately $90,000, $72,000 and $31,000, respectively.

  Minimum future lease commitments under the noncancelable operating lease in effect at October 24, 1997, is presented as follows:

   1998............................................................... $ 69,003
   1999...............................................................   52,773
   2000...............................................................   13,332
                                                                       --------
     Total minimum lease payments..................................... $135,108
                                                                       ========

6. ACCRUED EXPENSES:

  Accrued expenses consists of the following as of October 24, 1997 and December 31, 1996:

                                                       OCTOBER 24, DECEMBER 31,
                                                          1997         1996
                                                       ----------- ------------
   Accrued payroll and payroll related expenses....... $1,117,263      $765,472
   State income taxes payable.........................     75,729         6,331
   Profit sharing plan payable........................     55,059        45,700
   Other..............................................     62,995           569
                                                       ----------      --------
                                                       $1,311,046      $818,072
                                                       ==========      ========

7. PROFIT SHARING PLAN:

  On January 1, 1996, the Company adopted a 401(K) plan (the "Plan") which covers substantially all of its employees. Under the Plan, the Company matches 25% of the employee contributions up to a maximum of $1,000 per year and may contribute an additional discretionary amount. The Company contributed $61,376 for the period January 1, 1997 through October 24, 1997 and $45,700 for the year ended December 31, 1996.

8. COMMON STOCK:

  On April 30, 1997, the directors of the Company increased the number of authorized shares of common stock from 100 shares to 20,000 shares, and in connection with such amendment, effected a 200 for 1 split of each share of the outstanding common stock.

9. SUBSEQUENT EVENT:

  On November 12, 1997, the Company agreed to be acquired by AnswerThink Consulting Group, Inc. ("AnswerThink"). Under the terms of that transaction, AnswerThink acquired all of the outstanding stock of the Company in exchange for cash and AnswerThink stock.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
Stockholder of The Hackett Group, Inc.
Hudson, Ohio

  We have audited the accompanying balance sheets of The Hackett Group, Inc. as of September 30, 1997 and December 31, 1996, and the related statements of operations, stockholder's equity, and cash flows for the period January 1, 1997 through September 30, 1997 and for the years ended December 31, 1996 and 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Hackett Group, Inc. as of September 30, 1997 and December 31, 1996 and the results of its operations and its cash flows for the period January 1, 1997 through September 30, 1997 and for the years ended December 31, 1996 and 1995, in conformity with generally accepted accounting principles.

Coopers & Lybrand L.L.P.

Miami, Florida
February 27, 1998

                            THE HACKETT GROUP, INC.

                                 BALANCE SHEETS

                                                               AS OF
                                                     --------------------------
                                                     SEPTEMBER 30, DECEMBER 31,
                                                         1997          1996
                                                     ------------- ------------
                       ASSETS
Current assets:
  Cash and cash equivalents.........................  $ 3,118,511   $  240,532
  Accounts receivable and unbilled revenue..........    1,368,626    1,097,129
  Prepaid expenses and other current assets.........          --        25,000
                                                      -----------   ----------
    Total current assets............................    4,487,137    1,362,661
Property and equipment, net.........................      419,545      447,538
Other assets........................................        1,596        1,088
                                                      -----------   ----------
    Total assets....................................  $ 4,908,278   $1,811,287
                                                      ===========   ==========
        LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
  Accounts payable..................................  $   115,676   $   13,511
  Accrued expenses and other current liabilities....    2,096,212      240,346
  Deferred revenue..................................      300,000      140,000
                                                      -----------   ----------
    Total current liabilities.......................    2,511,888      393,857
                                                      -----------   ----------
Commitments and contingencies
Stockholder's equity:
  Common stock, no par value, authorized 750 shares;
   issued and outstanding 100 shares at September
   30, 1997 and December 31, 1996...................       10,000       10,000
  Retained earnings.................................    2,386,390    1,407,430
                                                      -----------   ----------
    Total stockholder's equity......................    2,396,390    1,417,430
                                                      -----------   ----------
    Total liabilities and stockholder's equity......  $ 4,908,278   $1,811,287
                                                      ===========   ==========


    The accompanying notes are an integral part of the financial statements.

                            THE HACKETT GROUP, INC.

                            STATEMENTS OF OPERATIONS

           FOR THE PERIOD JANUARY 1, 1997 THROUGH SEPTEMBER 30, 1997
               AND FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995

                                                 1997       1996        1995
                                              ---------- ----------  ----------
Net revenues................................. $6,453,588 $6,119,195  $7,648,257
Costs and expenses:
  Project personnel and expenses.............  4,225,353  4,774,989   5,008,046
  Selling, general and administrative........    870,988  1,528,048   1,661,703
                                              ---------- ----------  ----------
  Total costs and operating expenses.........  5,096,341  6,303,037   6,669,749
                                              ---------- ----------  ----------
Income (loss) from operations................  1,357,247   (183,842)    978,508
  Interest income............................     78,713     70,170      81,544
                                              ---------- ----------  ----------
Net income (loss)............................ $1,435,960 $ (113,672) $1,060,052
                                              ========== ==========  ==========



    The accompanying notes are an integral part of the financial statements.

                            THE HACKETT GROUP, INC.

                       STATEMENTS OF STOCKHOLDER'S EQUITY

           FOR THE PERIOD JANUARY 1, 1997 THROUGH SEPTEMBER 30, 1997
               AND FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995

                                      COMMON
                                      STOCK   COMMON   RETAINED
                                      SHARES  STOCK    EARNINGS       TOTAL
                                      ------ -------- -----------  -----------
Balance as of December 31, 1994......  100   $ 10,000 $   660,111  $   670,111
Stockholder's distributions..........  --         --     (199,061)    (199,061)
Net income...........................  --         --    1,060,052    1,060,052
                                       ---   -------- -----------  -----------
Balance as of December 31, 1995......  100     10,000   1,521,102    1,531,102
Net loss.............................  --         --     (113,672)    (113,672)
                                       ---   -------- -----------  -----------
Balance as of December 31, 1996......  100     10,000   1,407,430    1,417,430
Stockholder's distributions..........  --         --     (457,000)    (457,000)
Net income...........................  --         --    1,435,960    1,435,960
                                       ---   -------- -----------  -----------
Balance as of September 30, 1997.....  100   $ 10,000 $ 2,386,390  $ 2,396,390
                                       ===   ======== ===========  ===========


    The accompanying notes are an integral part of the financial statements.

                            THE HACKETT GROUP, INC.

                            STATEMENTS OF CASH FLOWS

           FOR THE PERIOD JANUARY 1, 1997 THROUGH SEPTEMBER 30, 1997
               AND FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995

                                                 1997       1996        1995
                                              ----------  ---------  ----------
Cash flows from operating activities:
 Net income (loss)..........................  $1,435,960  $(113,672) $1,060,052
                                              ----------  ---------  ----------
 Adjustments to reconcile net income (loss)
  to net cash provided by operations:
  Depreciation and amortization.............      85,348     83,015      52,705
 Changes in assets and liabilities:
  (Increase) decrease in accounts receivable
   and unbilled revenue.....................    (271,497)    99,955    (739,094)
  Decrease (increase) in prepaid expenses
   and other current and non-current
   assets...................................      24,492    (25,600)        119
  Increase in accounts payable..............     102,165     98,611         --
  Increase (decrease) in accrued expenses
   and other current liabilities............   1,398,866    (12,841)    (37,158)
  Increase in deferred revenue..............     160,000    140,000         --
                                              ----------  ---------  ----------
    Total adjustments.......................   1,499,374    383,140    (723,428)
                                              ----------  ---------  ----------
    Net cash flows provided by operations...   2,935,334    269,468     336,624
                                              ----------  ---------  ----------
Cash flows from investing activities:
 Purchases of property and equipment........     (57,355)  (124,788)   (165,086)
                                              ----------  ---------  ----------
    Net cash flows used in investing
     activities.............................     (57,355)  (124,788)   (165,086)
                                              ----------  ---------  ----------
Cash flows from financing activities:
 Stockholder's distributions................         --         --     (199,061)
                                              ----------  ---------  ----------
    Net cash flows used in financing
     activities.............................         --         --     (199,061)
                                              ----------  ---------  ----------
Net increase (decrease) in cash and cash
 equivalents................................   2,877,979    144,680     (27,523)
Cash and cash equivalents at beginning of
 period.....................................     240,532     95,852     123,375
                                              ----------  ---------  ----------
Cash and cash equivalents at end of period..  $3,118,511  $ 240,532  $   95,852
                                              ==========  =========  ==========
Supplemental disclosure of cash flows
 information:
  Cash paid for interest....................  $      --   $     --   $      --
  Cash paid for taxes.......................  $      --   $     --   $      --
  Non cash stockholder's distributions......  $  457,000  $     --   $      --


    The accompanying notes are an integral part of the financial statements.

                            THE HACKETT GROUP, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES:

 Nature of Business

  The Hackett Group, Inc. (the "Company") is a consulting firm, principally focused on providing benchmarking and business process redesign services in the finance and human resources functional areas. The Company provides its services mostly to Fortune 500 companies located in the United States and Canada.

 Management's Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Revenue Recognition

  The Company derives substantially all of its revenues from benchmarking and management consulting. Revenues are recognized as the service is provided, principally on a fixed fee basis. Losses on projects in progress are recognized when known. Net revenues exclude reimbursable expenses charged to clients. Deferred revenue arises whenever clients pay the Company in advance of services provided.

 Cash and Cash Equivalents

  The Company considers all short-term investments with maturities of three months or less when purchased to be cash equivalents. The Company places its temporary cash investments with high credit quality financial institutions. At times, such investments may be in excess of the F.D.I.C. insurance limits. The Company has not experienced any loss to date on these investments.

 Property and Equipment, Net

  Property and equipment are recorded at cost, less accumulated depreciation. Depreciation is provided using the straight-line method over the estimated useful life of the assets of five years. Expenditures for repairs and maintenance are charged to expense as incurred. Expenditures for betterments and major improvements are capitalized. The carrying amounts of assets sold or retired and related accumulated depreciation are eliminated in the year of disposal and the resulting gains and losses are included in income.

 Income Taxes

  The Company has elected to be taxed as an S corporation under the provisions of the Internal Revenue Code. Under those provisions, the Company does not pay federal income taxes on its taxable income. The stockholder reflects on his individual federal income tax return the Company's taxable income or loss subject to statutory limitations.

 Concentration of Credit Risk

  The Company provides its services primarily to Fortune 500 companies. The Company performs ongoing credit evaluations of its major customers and maintains reserves for potential credit losses to the extent they are identified. Such losses have been insignificant and are within management's expectations. Six, five and six major customers comprised approximately 53%, 41% and 57% of net revenues for the period January 1, 1997 through September 30, 1997 and for the years ended December 31, 1996 and 1995, respectively.

                            THE HACKETT GROUP, INC.

 Recent Accounting Pronouncements

  In June 1997, the FASB issued SFAS No. 130 "Reporting Comprehensive Income" which establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. This statement is effective for fiscal years beginning after December 15, 1997.

  In June 1997, the FASB issued SFAS No. 131 "Disclosure about Segments of an Enterprise and Related Information" which establishes standards for public business enterprises to report information about operating segments in annual financial statements and requires those enterprises to report selected information about operating segments in interim financial reports issued to shareholders. This statement is effective for financial statements for periods beginning after December 15, 1997.

  Management is currently evaluating the requirements of SFAS No. 130 and No. 131 and their applicability to the Company. (See Note 6).

2. PROPERTY AND EQUIPMENT:

  Property and equipment consists of the following as of September 30, 1997 and December 31, 1996:

                                                     SEPTEMBER 30, DECEMBER 31,
                                                         1997          1996
                                                     ------------- ------------
   Equipment........................................   $ 595,512    $ 541,157
   Furniture and fixtures...........................     111,413      108,413
   Leasehold improvements...........................      23,049       23,049
                                                       ---------    ---------
   Total cost.......................................     729,974      672,619
   Less accumulated depreciation....................    (310,429)    (225,081)
                                                       ---------    ---------
                                                       $ 419,545    $ 447,538
                                                       =========    =========

3. LEASE COMMITMENTS:

  The Company has an operating lease agreement for its premises that expires in September 2000. The future minimum rental is currently $8,317 per month and is subject to an annual adjustment based on the Consumer Price Index which will be capped between 3% and 6%. The Company subleases a portion of its premises at $1,425 per month, subject to the same increases as the Company's lease and during the same term.

  The Company has also entered into two operating leases for office equipment.
Rent expense for the period January 1, 1997 through September 30, 1997 and for the years ended December 31, 1996 and 1995 was $90,054, $80,505 and $50,528,
respectively.

  Minimum future lease and sublease commitments under noncancelable operating leases in effect at September 30, 1997, are presented as follows:

                                                        LEASES       SUBLEASE
                                                     ------------- ------------
   1998.............................................    $109,211    $  17,789
   1999.............................................     107,901       18,323
   2000.............................................      73,666       12,457
   2001.............................................         240          --
                                                       ---------    ---------
     Total minimum lease and sublease payments......    $291,018    $  48,569
                                                       =========    =========

                            THE HACKETT GROUP, INC.

4. ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES:

  Accrued expenses and other current liabilities consist of the following as of September 30, 1997 and December 31, 1996:

                                                    SEPTEMBER 30, DECEMBER 31,
                                                        1997          1996
                                                    ------------- ------------
   Accrued payroll and payroll-related expenses....  $1,623,000     $233,401
   Shareholder distribution........................     457,000          --
   Other accrued expenses..........................      16,212        6,945
                                                     ----------     --------
                                                     $2,096,212     $240,346
                                                     ==========     ========

5. PROFIT SHARING PLAN:

  The Company maintains a 401(K) and profit sharing plan (the "Plan") which covers substantially all of its employees. Under the Plan, employees may contribute up to 15% of their compensation through salary deferrals. The Company matches such contributions on a discretionary basis. The Company did not record any expense relating to profit sharing for the period January 1, 1997 through September 30, 1997. The Company recorded an expense in the amount of $212,379 and $87,589 for the years ended December 31, 1996 and 1995, respectively.

6. SUBSEQUENT EVENT:

  On October 13, 1997, the Company agreed to be acquired by AnswerThink Consulting Group, Inc. ("AnswerThink"). Under the terms of that transaction, AnswerThink acquired all of the outstanding stock of the Company in exchange for cash and AnswerThink stock.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
Stockholders of Relational Technologies, Inc.
Norcross, Georgia

  We have audited the accompanying balance sheets of Relational Technologies, Inc. as of July 31, 1997 and December 31, 1996, and the related statements of operations, stockholders' equity, and cash flows for the period January 1, 1997 through July 31, 1997 and for the year ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Relational Technologies, Inc. as of July 31, 1997 and December 31, 1996 and the results of its operations and its cash flows for the period January 1, 1997 through July 31, 1997 and for the year ended December 31, 1996, in conformity with generally accepted accounting principles.

Coopers & Lybrand L.L.P.

Miami, Florida
February 27, 1998

                         RELATIONAL TECHNOLOGIES, INC.

                                 BALANCE SHEETS

                      JULY 31, 1997 AND DECEMBER 31, 1996

                                                                 AS OF
                                                        -----------------------
                                                         JULY 31,  DECEMBER 31,
                                                           1997        1996
                                                        ---------- ------------
                        ASSETS
Current assets:
  Cash and cash equivalents............................ $  157,195  $      --
  Accounts receivable and unbilled revenue.............  1,643,528     879,738
  Other current assets.................................     70,049      52,821
                                                        ----------  ----------
    Total current assets...............................  1,870,772     932,559
Property and equipment, net............................     57,574      55,776
Other assets...........................................     11,287       8,910
Goodwill, net of amortization of $72,076 and $50,140,
 respectively..........................................    490,000     511,936
                                                        ----------  ----------
    Total assets....................................... $2,429,633  $1,509,181
                                                        ==========  ==========
         LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Cash overdraft....................................... $      --   $  115,562
  Accounts payable.....................................     89,666     146,029
  Accrued expenses and other current liabilities.......  1,262,572     368,448
  Line of credit.......................................        --       26,073
  Long-term debt, current portion......................        --       33,642
  Deferred revenue.....................................    155,775      38,000
                                                        ----------  ----------
    Total current liabilities..........................  1,508,013     727,754
  Long-term debt and note payable to stockholder.......        --      206,008
                                                        ----------  ----------
    Total liabilities..................................  1,508,013     933,762
                                                        ----------  ----------
Stockholders' equity:
  Common stock, no par value, authorized 1,000,000
   shares; issued and outstanding 100,000 shares at
   July 31, 1997 and December 31, 1996.................    100,000     100,000
  Retained earnings....................................    821,620     475,419
                                                        ----------  ----------
    Total stockholders' equity.........................    921,620     575,419
                                                        ----------  ----------
    Total liabilities and stockholders' equity......... $2,429,633  $1,509,181
                                                        ==========  ==========

    The accompanying notes are an integral part of the financial statements.

                         RELATIONAL TECHNOLOGIES, INC.

                            STATEMENTS OF OPERATIONS

  FOR THE PERIOD JANUARY 1, 1997 THROUGH JULY 31, 1997 AND FOR THE YEAR ENDED
                               DECEMBER 31, 1996

                                                            1997        1996
                                                         ----------  ----------
Net revenues............................................ $4,529,401  $4,378,789
Costs and expenses:
  Project personnel and expenses........................  2,392,033   2,421,739
  Selling, general and administrative...................  1,200,111   1,199,926
                                                         ----------  ----------
  Total costs and operating expenses....................  3,592,144   3,621,665
                                                         ----------  ----------
Income from operations..................................    937,257     757,124
Interest expense........................................    (60,312)   (111,289)
                                                         ----------  ----------
Income before income taxes..............................    876,945     645,835
Provision for income taxes..............................        --     (251,889)
                                                         ----------  ----------
Net income.............................................. $  876,945  $  393,946
                                                         ==========  ==========


    The accompanying notes are an integral part of the financial statements.

                         RELATIONAL TECHNOLOGIES, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY

  FOR THE PERIOD JANUARY 1, 1997 THROUGH JULY 31, 1997 AND FOR THE YEAR ENDED
                               DECEMBER 31, 1996

                                      COMMON     COMMON   RETAINED
                                   STOCK SHARES   STOCK   EARNINGS     TOTAL
                                   ------------ --------- ---------  ---------
Balance as of December 31, 1995...   100,000    $ 100,000 $  81,473  $ 181,473
Net income........................        --           --   393,946    393,946
                                     -------    --------- ---------  ---------
Balance as of December 31, 1996...   100,000      100,000   475,419    575,419
Net income........................        --           --   876,945    876,945
Stockholders' distributions.......        --           --  (530,744)  (530,744)
                                     -------    --------- ---------  ---------
Balance as of July 31, 1997.......   100,000    $ 100,000 $ 821,620  $ 921,620
                                     =======    ========= =========  =========



    The accompanying notes are an integral part of the financial statements.

                         RELATIONAL TECHNOLOGIES, INC.

                            STATEMENTS OF CASH FLOWS

  FOR THE PERIOD JANUARY 1, 1997 THROUGH JULY 31, 1997 AND FOR THE YEAR ENDED
                               DECEMBER 31, 1996

                                                            1997       1996
                                                          ---------  ---------
Cash flows from operating activities:
 Net income.............................................. $ 876,945  $ 393,946
                                                          ---------  ---------
 Adjustments to reconcile net income to net cash provided
  by operations:
   Depreciation and amortization.........................    54,805     78,149
 Changes in assets and liabilities:
   Increase in accounts receivable and unbilled revenue..  (763,790)  (486,874)
   Increase in other current assets......................   (17,228)   (14,868)
   Decrease in accounts payable..........................   (56,363)    (5,408)
   Increase in accrued expenses and other current
    liabilities..........................................   712,061    278,857
   Increase (decrease) in deferred revenue...............   117,775     (9,725)
   Increase in other assets..............................    (2,377)    (8,910)
                                                          ---------  ---------
    Total adjustments....................................    44,883   (168,779)
                                                          ---------  ---------
Net cash flows provided by operations....................   921,828    225,167
                                                          ---------  ---------
Cash flows from investing activities:
 Purchases of property and equipment.....................   (34,667)   (69,813)
                                                          ---------  ---------
    Net cash flows used in investing activities..........   (34,667)   (69,813)
                                                          ---------  ---------
Cash flows from financing activities:
 Stockholders' distributions.............................  (348,681)        --
 Proceeds from issuance of long-term debt................        --    250,000
 Principal payments on long-term debt....................  (239,650)   (10,350)
 Decrease in bank line of credit.........................   (26,073)  (110,854)
 Payments under earn-out termination agreement...........        --   (360,000)
                                                          ---------  ---------
Net cash flows used in financing activities..............  (614,404)  (231,204)
                                                          ---------  ---------
Net increase (decrease) in cash and cash equivalents.....   272,757    (75,850)
Cash and cash equivalents at beginning of period.........  (115,562)   (39,712)
                                                          ---------  ---------
Cash and cash equivalents at end of period............... $ 157,195  $(115,562)
                                                          =========  =========
Supplemental disclosure of cash flows information:
   Cash paid for interest................................ $  60,312  $ 111,289
   Cash paid for taxes................................... $      --  $ 336,000
   Non cash stockholders' distributions.................. $ 182,063  $      --

    The accompanying notes are an integral part of the financial statements.

                         RELATIONAL TECHNOLOGIES, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES:

 Nature of Business

  Relational Technologies, Inc. ("the Company") is a nationwide provider of a wide range of technology consulting services. Its primary offerings are:
Management Consulting (business process reengineering, technology assessments and financial modeling), Oracle software package implementation, Technical Services (customization, product development, RDBMS, and Unix), and IS facilities management.

  The Company provides its services to clients in a broad range of industries including high technology, consumer and industrial products, diversified services and government.

 Management's Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Revenue Recognition

  The Company derives substantially all of its revenues from information technology and management consulting, software development and implementation, and package software evaluation and implementation services. Revenues from management consulting and package software evaluation and implementation services are recognized as the service is provided, principally on a time and material basis. Losses on projects in progress are recognized when known. Net revenues exclude reimbursable expenses charged to clients. Deferred revenue arises whenever clients pay the Company in advance of services provided.

 Cash and Cash Equivalents

  The Company considers all short-term investments with maturities of three months or less when purchased to be cash equivalents. The Company places its temporary cash investments with high credit quality financial institutions. At times, such investments may be in excess of the F.D.I.C. insurance limits. The Company has not experienced any loss to date on these investments.

 Property and Equipment, Net

  Property and equipment are recorded at cost, less accumulated depreciation. Depreciation is provided using the straight-line method over the estimated useful life of the assets ranging from 3 to 7 years. Expenditures for repairs and maintenance are charged to expense as incurred. Expenditures for betterments and major improvements are capitalized. The carrying amounts of assets sold or retired and related accumulated depreciation are removed from the accounts in the year of disposal and any resulting gains or losses are included in the statement of operations.

 Intangible Assets

  Goodwill, related to the acquisition of the Company during 1995, is being amortized over fifteen years on a straight-line basis. The Company recorded amortization expense of $21,936 and $37,605 for the period January 1, 1997 through July 31, 1997 and for the year ended December 31, 1996, respectively. The carrying value of goodwill is subject to periodic review of realizability.

                         RELATIONAL TECHNOLOGIES, INC.

 Income Taxes

  On January 1, 1997, the Company elected to be taxed as an S corporation under the provisions of the Internal Revenue Code. Under those provisions, the Company does not pay federal income taxes on its taxable income. The stockholders will reflect on their individual income tax returns their respective share of the Company's taxable income or loss subject to statutory limitations.

 Concentration of Credit Risk

  The Company provides its services primarily to Fortune 1000 companies. The Company performs ongoing credit evaluations of its major customers and maintains reserves for potential credit losses to the extent they are identified. Such losses have been insignificant and are within management's expectations. Nine and seven major customers comprised approximately 83% and 74% of net revenues for the period January 1, 1997 through July 31, 1997 and for the year ended December 31, 1996, respectively.

 Recent Accounting Pronouncements

  In June 1997, the FASB issued SFAS No. 130 "Reporting Comprehensive Income" which establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. This statement is effective for fiscal years beginning after December 15, 1997.

  In June 1997, the FASB issued SFAS No. 131 "Disclosure about Segments of an Enterprise and Related Information" which establishes standards for public business enterprises to report information about operating segments in annual financial statements and requires those enterprises to report selected information about operating segments in interim financial reports issued to shareholders. This statement is effective for financial statements for periods beginning after December 15, 1997.

  Management is currently evaluating the requirements of SFAS No. 130 and No. 131 and their applicability to the Company. (See Note 8).

                         RELATIONAL TECHNOLOGIES, INC.

2. PROPERTY AND EQUIPMENT:

  Property and equipment consists of the following as of July 31, 1997 and December 31, 1997:

                                                          JULY 31,  DECEMBER 31,
                                                            1997        1996
                                                          --------  ------------
   Computer equipment.................................... $125,453    $92,761
   Software..............................................   15,116     15,116
   Furniture and leasehold improvements..................    4,611      2,636
                                                          --------    -------
     Total cost..........................................  145,180    110,513
   Less accumulated depreciation.........................  (87,606)   (54,737)
                                                          --------    -------
                                                          $ 57,574    $55,776
                                                          ========    =======

3. ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES:

  Accrued expenses and other current liabilities consists of the following as of July 31, 1997 and December 31, 1996:

                                                          JULY 31,  DECEMBER 31,
                                                            1997        1996
                                                         ---------- ------------
   Accrued payroll and payroll related expenses......... $  749,853   $295,482
   Other accrued expenses...............................    330,656     72,966
   Stockholder distribution.............................    182,063        --
                                                         ----------   --------
                                                         $1,262,572   $368,448
                                                         ==========   ========

4. DEBT:

  The Company has a $700,000 bank line of credit which bears interest at the prime rate and expires on August 31, 1997. The line of credit is collateralized by the personal assets of a stockholder of the Company. As of July 31, 1997 and December 31, 1996, the Company had a balance outstanding of $0 and $26,073, respectively.

  The Company had a $200,000 note payable to a stockholder which bore interest at 12% per annum with a maturity date of February 28, 1998. The terms of the note required monthly interest payments with the principal balance due at maturity. The note was collateralized by the accounts receivable of the Company. The note was paid during 1997.

  The Company had a $50,000 note payable to an unaffiliated lender which bore interest at 12% per annum. The terms of the note required monthly installments of principal and interest through the maturity date of March 1, 1998. The note was collateralized by the accounts receivable of the Company. The principal balance as of December 31, 1996 was $39,650. The note was paid during 1997.

  Maturities of long-term debt as of December 31, 1996 is presented as follows:

   Total debt......................................................... $239,650
   Less current portion...............................................  (33,642)
                                                                       --------
   Long-term portion.................................................. $206,008
                                                                       ========

                         RELATIONAL TECHNOLOGIES, INC.

5. LEASE COMMITMENTS:

  The Company has operating lease agreements for premises and equipment that expire on various dates through March, 2000. The operating lease agreements for premises are subject to escalation. Rent expense for the period January 1, 1997 through July 31, 1997 and for the year ended December 31, 1996 was $66,401 and $99,833, respectively.

  Minimum future lease commitments under noncancelable operating leases in effect at July 31, 1997 are presented as follows:

   1998................................................................ $37,653
   1999................................................................  15,045
   2000................................................................   3,825
                                                                        -------
     Total minimum lease payments...................................... $56,523
                                                                        =======

6. PROFIT SHARING PLAN:

  The Company maintains a 401(K) plan (the "Plan") which covers substantially all of its employees. Under the Plan, employer contributions are discretionary. There were no contributions to the Plan for the period January 1, 1997 through July 31, 1997 and for the year ended December 31, 1996, contributions totaled $30,000.

7. EARN-OUT TERMINATION AGREEMENT:

  The asset purchase agreement dated September 1, 1995 between the current stockholders and the prior owners of the Company, contained earn-out provisions as a part of the purchase price. On January 25, 1996, an agreement was reached with the seller to settle future payments under the agreement for a sum of $360,000. The amount due was accrued as of December 31, 1995, and was paid during the first quarter of 1996.

8. SUBSEQUENT EVENT:

  On August 1, 1997, the Company agreed to be acquired by AnswerThink Consulting Group, Inc. ("AnswerThink"). Under the terms of that transaction, AnswerThink acquired all of the outstanding stock of the Company in exchange for AnswerThink stock.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Legacy Technology, Inc. Burlington, Massachusetts

  We have audited the accompanying balance sheet of Legacy Technology, Inc. as of December 31, 1997, and the related statement of operations, stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Legacy Technology, Inc. as of December 31, 1997 and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.

Coopers & Lybrand L.L.P.

Miami, Florida
February 27, 1998

                            LEGACY TECHNOLOGY, INC.

                                 BALANCE SHEETS

                                                       DECEMBER 31,  MARCH 31,
                                                           1997        1998
                                                       ------------ -----------
                                                                    (UNAUDITED)
                        ASSETS
Current assets:
  Cash and cash equivalents...........................  $  151,292   $ 44,687
  Accounts receivable and unbilled revenue, net.......   1,024,103    683,027
  Prepaid expenses and other current assets...........      59,535     83,558
                                                        ----------   --------
    Total current assets..............................   1,234,930    811,272
Property and equipment, net...........................     148,150    123,150
Deferred income taxes.................................      39,568     36,271
                                                        ----------   --------
    Total assets......................................  $1,422,648   $970,693
                                                        ==========   ========
         LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable....................................  $  114,237   $240,222
  Accrued payroll and payroll-related expenses........     440,479    416,852
  Taxes payable.......................................     100,431     97,134
  Long-term debt, current portion.....................       5,356      5,546
  Stockholder note payable............................      33,000     33,000
  Deferred revenue....................................     501,778        --
                                                        ----------   --------
    Total current liabilities.........................   1,195,281    792,754
Long-term debt, less current portion..................       4,375      3,753
                                                        ----------   --------
    Total liabilities.................................   1,199,656    796,507
                                                        ----------   --------
Commitments and contingencies.........................
Stockholders' equity:
  Common stock, no par value, 200,000 shares
   authorized; 106,800 shares issued and outstanding..       3,500      3,500
  Retained earnings...................................     219,492    170,686
                                                        ----------   --------
    Total stockholders' equity........................     222,992    174,186
                                                        ----------   --------
    Total liabilities and stockholders' equity........  $1,422,648   $970,693
                                                        ==========   ========

    The accompanying notes are an integral part of the financial statements.

                            LEGACY TECHNOLOGY, INC.

                            STATEMENTS OF OPERATIONS

                                                       FOR THE
                                                      YEAR ENDED  FOR THE THREE
                                                     DECEMBER 31,  MONTHS ENDED
                                                         1997     MARCH 31, 1998
                                                     ------------ --------------
                                                                   (UNAUDITED)
Net revenues........................................  $5,197,329    $1,332,263
Costs and expenses:
  Project personnel and expenses....................   2,686,646       699,033
  Selling, general and administrative...............   2,567,597       680,016
                                                      ----------    ----------
  Total costs and operating expenses................   5,254,243     1,379,049
                                                      ----------    ----------
Loss from operations................................     (56,914)      (46,786)
Other income (expense):
  Interest and other income.........................       6,404         1,800
  Interest expense..................................     (12,698)       (3,820)
                                                      ----------    ----------
Loss before income taxes............................     (63,208)      (48,806)
Income tax benefit..................................       6,081           --
                                                      ----------    ----------
Net loss............................................  $  (57,127)   $  (48,806)
                                                      ==========    ==========


    The accompanying notes are an integral part of the financial statements.

                            LEGACY TECHNOLOGY, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                                             COMMON
                                              STOCK  COMMON RETAINED
                                             SHARES  STOCK  EARNINGS   TOTAL
                                             ------- ------ --------  --------
Balance as of December 31, 1996............. 106,800 $3,500 $276,619  $280,119
Net loss....................................     --     --   (57,127)  (57,127)
                                             ------- ------ --------  --------
Balance as of December 31, 1997............. 106,800 $3,500 $219,492  $222,992
Net loss (unaudited)........................     --     --   (48,806)  (48,806)
                                             ------- ------ --------  --------
Balance as of March 31, 1998 (unaudited).... 106,800 $3,500 $170,686  $174,186
                                             ======= ====== ========  ========



    The accompanying notes are an integral part of the financial statements.

                            LEGACY TECHNOLOGY, INC.

                            STATEMENTS OF CASH FLOWS

                                                       FOR THE    FOR THE THREE
                                                      YEAR ENDED  MONTHS ENDED
                                                     DECEMBER 31,   MARCH 31,
                                                         1997         1998
                                                     ------------ -------------
                                                                   (UNAUDITED)
Cash flows from operating activities:
 Net loss...........................................  $ (57,127)    $ (48,806)
 Adjustments to reconcile net loss to net cash
  provided by (used in) operating activities:
  Depreciation and amortization.....................    151,462        25,000
  Deferred income taxes.............................   (106,512)        3,297
 Changes in assets and liabilities:
  Decrease in accounts receivable and unbilled
   revenue..........................................    195,446       341,076
  Increase in prepaid expenses and other current
   assets...........................................    (28,630)      (24,023)
  Increase in accounts payable......................     55,173       125,985
  Increase (decrease) in accrued payroll and
   payroll-related expenses.........................    215,722       (23,627)
  Increase (decrease) in taxes payable..............    100,431        (3,297)
  Decrease in deferred revenue......................   (234,722)     (501,778)
                                                      ---------     ---------
    Net cash provided by (used in) operating
     activities.....................................    291,243      (106,173)
                                                      ---------     ---------
Cash flows from investing activities:
 Purchase of property and equipment.................   (134,905)          --
                                                      ---------     ---------
    Net cash used in investing activities...........   (134,905)          --
                                                      ---------     ---------
Cash flows from financing activities:
 Stockholder advances...............................     33,000           --
 Repayment of long-term debt........................    (90,123)         (432)
                                                      ---------     ---------
    Net cash used in financing activities...........    (57,123)         (432)
                                                      ---------     ---------
Net increase (decrease) in cash and cash
 equivalents........................................     99,215      (106,605)
Cash and cash equivalents at beginning of period....     52,077       151,292
                                                      ---------     ---------
Cash and cash equivalents at end of period..........  $ 151,292     $  44,687
                                                      =========     =========
Supplemental disclosure of cash flows information:
 Cash paid for interest.............................  $  12,698     $   3,820
                                                      =========     =========

     The accompanying notes are integral part of the financial statements.

                            LEGACY TECHNOLOGY, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES:

 Nature of Business

  Legacy Technology, Inc. (the "Company") is engaged in all facets of computer consulting, primarily in the development of data warehouses and decision support systems.

 Management's Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Interim Financial Statements

  The consolidated financial statements for the three-month period ended March 31, 1998, and all related footnote information for the quarter, are unaudited, and reflect all normal and recurring adjustments which are, in the opinion of management, necessary for a fair presentation of the financial position, operating results and cash flows for the interim period. The results of operation for the three-month period ended March 31, 1998 are not necessarily indicative of the results to be achieved for the 1998 fiscal year.

 Revenue Recognition

  The Company derives substantially all of its revenues from information technology and management consulting, software development and implementation, and package software evaluation and implementation services. Revenues from management consulting and package software evaluation and implementation services are recognized as the service is provided, principally on a time and material basis. Losses on projects in progress are recognized when known. Net revenues exclude reimbursable expenses charged to clients. Deferred revenue arises whenever clients pay the Company in advance of services provided.

 Cash and Cash Equivalents

  The Company considers all short-term investments with maturities of three months or less when purchased to be cash equivalents. The Company places its temporary cash investments with high credit quality financial institutions. At times, such investments may be in excess of the F.D.I.C. insurance limits. The Company has not experienced any loss to date on these investments.

 Property and Equipment, Net

  Property and equipment are recorded at cost, less accumulated depreciation. Depreciation is provided using the straight-line method over the estimated useful life of the assets ranging from 3 to 7 years. During 1997, the Company evaluated the estimated useful life used for its computer equipment and adjusted depreciation expense accordingly by approximately $100,000. Expenditures for repairs and maintenance are charged to expense as incurred. Expenditures for betterments and major improvements are capitalized. The carrying amounts of assets sold or retired and related accumulated depreciation are removed from the accounts in the year of disposal and any resulting gains or losses are included in the statement of operations.

 Income Taxes

  The Company records income taxes using the liability method. Under this method, the Company records deferred taxes based on temporary taxable and deductible differences between the tax bases of the Company's assets and liabilities and their financial reporting bases. A valuation allowance is established when it is more likely than not that some or all of the deferred tax assets will not be realized.

                            LEGACY TECHNOLOGY, INC.

 Concentration of Credit Risk

  The Company provides its services primarily to Fortune 1000 companies and other sophisticated buyers of IT consulting services. The Company performs ongoing credit evaluations of its major customers and maintains reserves for potential credit losses to the extent they are identified. Such losses have been insignificant and are within management's expectations. During the year ended December 31, 1997, five customers accounted for approximately 70% of net revenues.

 Recent Accounting Pronouncements

  In June 1997, the FASB issued SFAS No. 130 "Reporting Comprehensive Income" which establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. This statement is effective for fiscal years beginning after December 15, 1997.

  In June 1997, the FASB issued SFAS No. 131 "Disclosure about Segments of an Enterprise and Related Information" which establishes standards for public business enterprises to report information about operating segments in annual financial statements and requires those enterprises to report selected information about operating segments in interim financial reports issued to shareholders. This statement is effective for financial statements for periods beginning after December 15, 1997.

  Management is currently evaluating the requirements of SFAS No. 130 and No. 131 and their applicability to the Company.

2. PROPERTY AND EQUIPMENT:

  Property and equipment consists of the following as of December 31, 1997 and March 31, 1998:

                                                        DECEMBER 31,  MARCH 31,
                                                            1997        1998
                                                        ------------ -----------
                                                                     (UNAUDITED)
   Equipment...........................................  $ 408,484    $408,484
   Furniture and fixtures..............................     25,972      25,972
                                                         ---------    --------
     Total cost........................................    434,456     434,456
   Less accumulated depreciation.......................   (286,306)   (311,306)
                                                         ---------    --------
                                                         $ 148,150    $123,150
                                                         =========    ========

3. DEBT:

  Debt is comprised of the following as of December 31, 1997 and March 31, 1998:

                                                       DECEMBER 31,  MARCH 31,
                                                           1997        1998
                                                       ------------ -----------
                                                                    (UNAUDITED)
   Note payable to a bank, monthly installments of
   $513 of principal and interest at 9.9%, due August
   1999, collateralized by Company assets............    $ 9,731      $ 9,299
     Less current portion............................     (5,356)      (5,546)
                                                         -------      -------
     Long-term portion...............................    $ 4,375      $ 3,753
                                                         =======      =======

                            LEGACY TECHNOLOGY, INC.

4. INCOME TAXES:

  The tax effects of significant items comprising the Company's net deferred tax asset as of December 31, 1997 and March 31, 1998 are as follows:

                                                        DECEMBER 31,  MARCH 31,
                                                            1997        1998
                                                        ------------ -----------
                                                                     (UNAUDITED)
   Deferred tax assets
     Credits...........................................   $27,379      $   --
     Unearned revenue..................................   188,819          --
     Section 481 adjustment............................       --        36,271
                                                          -------      -------
                                                          216,198       36,271
       Less: Valuation allowance.......................       --           --
                                                          -------      -------
       Total deferred tax asset........................   216,198       36,271
                                                          -------      -------
   Deferred tax liabilities
     Accrual to cash adjustment........................   176,630          --
                                                          -------      -------
       Total deferred tax liability....................   176,630          --
                                                          -------      -------
       Total, net......................................   $39,568      $36,271
                                                          =======      =======

  The provision for income taxes consists of the following:

                                                        DECEMBER 31,  MARCH 31,
                                                            1997        1998
                                                        ------------ -----------
                                                                     (UNAUDITED)
   Current
     Federal...........................................  $  85,752     $(2,815)
     State.............................................     14,679        (482)
                                                         ---------     -------
                                                           100,431      (3,297)
                                                         ---------     -------
   Deferred
     Federal...........................................    (90,944)      2,815
     State.............................................    (15,568)        482
                                                         ---------     -------
                                                          (106,512)      3,297
                                                         ---------     -------
                                                         $  (6,081)    $   --
                                                         =========     =======

5. LEASE COMMITMENTS:

  The Company has two operating lease agreements for its premises that expire March 30, 2000 and May 30, 2000, respectively. The operating lease agreements are subject to escalation. Rent expense for the year ended December 31, 1997 and the three-month period ended March 31, 1998 was approximately $157,000 and $67,000, respectively.

                            LEGACY TECHNOLOGY, INC.

  Minimum future lease commitments under the operating leases in effect at December 31, 1997, is presented as follows:

   1998................................................................ $177,325
   1999................................................................  180,056
   2000................................................................   49,819
                                                                        --------
     Total minimum lease payments...................................... $407,200
                                                                        ========

            UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

The following Unaudited Pro Forma Combined Balance Sheet of the Company at April 3, 1998 has been prepared to give effect to the acquisition of Legacy Technology, Inc. (the "Legacy Acquisition") that was expected to close during the second quarter as if it had occurred on April 3, 1998. On May 20, 1998, the Legacy Acquisition was completed on terms substantially similar to those assumed in the Pro Forma Consolidated Financial Information. Accordingly, the changes from the definitive agreement to the final agreement have not been reflected in the accompanying Pro Forma Financial Information as such amounts would not have a material impact on the results presented. The Unaudited Pro Forma Combined Balance Sheet is also adjusted to reflect the Offering and the application of the net proceeds therefrom, including the repayment of indebtedness as if the Offering had occurred on April 3, 1998.

The following Unaudited Pro Forma Consolidated Statement of Operations of the Company for the period April 23, 1997 (date of inception) through January 2, 1998 have been prepared to give effect to (i) the acquisitions of Relational Technologies, Inc., The Hackett Group, Inc. and Delphi Partners, Inc. on August 1, 1997, October 13, 1997 and November 12, 1997, respectively (the "1997 Acquisitions") (ii) the Legacy Acquisition, and (iii) the Conversion (the "Conversion") into a total of 7,160,104 shares of Common Stock of all of the Company's outstanding shares of Class A Convertible Preferred Stock and Class B Convertible Preferred Stock concurrent with the Offering, (iv) the sale of 2,850,000 Shares of Common Stock by the Company and the application of the net proceeds therefrom, as if such transactions had occurred as of April 23, 1997. The following Unaudited Pro Forma Consolidated Statement of Operations of the Company for the quarter ended April 3, 1998, give effect to
(i) the Legacy Acquisition, (ii) the Conversion and (iii) the sale of 2,850,000 shares of Common Stock by the Company and the application of the net proceeds therefrom, as if such transactions had occurred as of April 23, 1997.

  Under the terms of certain earn-out provisions contained in their respective purchase agreements, the sellers of The Hackett Group, Inc., Delphi Partners, Inc. and Legacy Technology, Inc. may be entitled to additional consideration. In March 1998, the Company waived the earnout provisions in The Hackett Group, Inc. purchase agreement and recorded additional goodwill of $3,100,000. The maximum amount that can be earned by the sellers of Delphi Partners, Inc. and Legacy Technology, Inc., which has not already been recorded in the Company's financial statements, is $2,500,000 and $1,300,000, respectively. The additional goodwill recorded by the Company in connection with the acquisition of The Hackett Group, Inc., combined with the maximum amount of additional goodwill which could be recorded by the Company in connection with the acquisition of Delphi Partners, Inc. and Legacy Technology, Inc. would increase the Company's annual amortization expense by approximately $460,000.

The Unaudited Pro Forma Consolidated Financial Information is not indicative of the results that would have occurred if the transactions had occurred on the dates indicated or which may be realized in the future. The Unaudited Pro Forma Consolidated Financial Information should be read in conjunction with the historical financial statements of the companies acquired in connection with the 1997 Acquisitions and the Legacy Acquisition and the Company's Consolidated Financial Statements and the notes thereto included elsewhere in this Prospectus.

                       ANSWERTHINK CONSULTING GROUP, INC.

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                                 APRIL 3, 1998

                                         LEGACY     PRO FORMA
                           HISTORICAL  ACQUISITION ADJUSTMENTS   PRO FORMA    OFFERING              PRO FORMA
                              (A)          (B)         (C)        COMBINED   ADJUSTMENTS REFERENCE AS ADJUSTED
                          ------------ ----------- -----------  ------------ ----------- --------- ------------
ASSETS
Cash and cash
 equivalents............  $  3,944,221  $ 44,687   $       --   $  3,988,908 $19,536,500 (D)(E)(F) $ 23,525,408
Accounts receivable and
 unbilled revenue, net..    14,010,003   683,027           --     14,693,030         --              14,693,030
Prepaid expenses and
 other current assets...       631,898    83,558           --        715,456         --                 715,456
                          ------------  --------   -----------  ------------ -----------           ------------
 Total current assets...    18,586,122   811,272           --     19,397,394  19,536,500             38,933,894
Property and equipment,
 net....................     2,382,023   123,150           --      2,505,173         --               2,505,173
Other assets............     1,979,198    36,271           --      2,015,469         --               2,015,469
Goodwill, net...........    14,893,924       --      5,825,814    20,719,738         --              20,719,738
                          ------------  --------   -----------  ------------ -----------           ------------
 Total assets...........  $ 37,841,267  $970,693   $ 5,825,814  $ 44,637,774 $19,536,500           $ 64,174,274
                          ============  ========   ===========  ============ ===========           ============
LIABILITIES AND
 SHAREHOLDERS' EQUITY
Accounts payable........  $  1,823,813  $337,356   $       --   $  2,161,169 $       --            $  2,161,169
Accrued expenses and
 other liabilities......     6,562,561   416,852           --      6,979,413         --               6,979,413
Notes payable to
 shareholders, current
 portion................     5,950,000    33,000     2,770,000     8,753,000 (6,520,000) (F)          2,233,000
                          ------------  --------   -----------  ------------ -----------           ------------
 Total current
  liabilities...........    14,336,374   787,208     2,770,000    17,893,582 (6,520,000)             11,373,582
                          ------------  --------   -----------  ------------ -----------           ------------
Obligations under
 capital leases.........       324,048       --            --        324,048         --                 324,048
Borrowings under
 revolving credit
 facility...............     7,500,000     9,299           --      7,509,299 (7,500,000) (E)              9,299
Notes payable to
 shareholders...........     1,896,000       --            --      1,896,000         --               1,896,000
                          ------------  --------   -----------  ------------ -----------           ------------
 Total long-term
  liabilities...........     9,720,048     9,299           --      9,729,347 (7,500,000)              2,229,347
                          ------------  --------   -----------  ------------ -----------           ------------
Convertible preferred
 stock..................    11,140,191       --    (11,140,191)          --          --                     --
                          ------------  --------   -----------  ------------ -----------           ------------
Common stock............        23,200     3,500         3,929        30,629       2,850 (D)             33,479
Additional paid-in
 capital................    55,779,486       --     14,362,762    70,142,248  33,553,650 (D)        103,695,898
Unearned compensation--
 restricted stock.......   (1,614,407)       --            --    (1,614,407)         --             (1,614,407)
Accumulated deficit.....  (51,543,625)   170,686      (170,686) (51,543,625)         --            (51,543,625)
                          ------------  --------   -----------  ------------ -----------           ------------
 Total shareholders'
  equity................     2,644,654   174,186    14,196,005    17,014,845  33,556,500             50,571,345
                          ------------  --------   -----------  ------------ -----------           ------------
 Total liabilities and
  shareholders' equity..  $ 37,841,267  $970,693   $ 5,825,814  $ 44,637,774 $19,536,500           $ 64,174,274
                          ============  ========   ===========  ============ ===========           ============


    See accompanying notes to Unaudited Pro Forma Consolidated Balance Sheet

            NOTES TO UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

A. Represents the historical consolidated balance sheet of the Company as of April 3, 1998.

B. Represents the Legacy Acquisition for which a definitive agreement was executed in April, 1998 and which was expected to close during the second quarter.

C. Represents the adjustment to record the purchase price of the Legacy Acquisition. The purchase price consists of a $2.8 million promissory note and 269,166 shares of Common Stock at an assumed value of $3,230,000. Also represents the Conversion of all convertible preferred stock into common stock at a four-to-one conversion rate.

D. Assumes receipt of net proceeds of $33,556,500 ($37,050,000 less $3,493,500 in issuance and Offering costs) from the Offering and assumes the Underwriters' over-allotment option is not exercised.

E. Assumes repayment of all outstanding bank debt with the Offering proceeds. The debt is scheduled for repayment with a balloon payment due on November 7, 2000. The interest rate on the debt is at varying rates, principally LIBOR plus 2.25-3.25%.

F. Assumes repayment of short-term debt owed to the sole stockholder in connection with the Company's purchase of The Hackett Group, Inc. As of January 2, 1998, $3,750,000 is payable on the earlier of March 31, 1999 or the date the Company completes an initial public offering of its stock. The note bears interest at 12%. The remaining Hackett Group stockholder notes are scheduled to be paid on March 31, 1999. Also assumes repayment of debt amounting to $2,770,000 owed to the Legacy stockholders in connection with the Legacy Acquisition. The short-term note is payable upon the earlier of the completion of an initial public offering of the Company's Common Stock or over a 12-month period commencing on October 1, 1998 and bears interest at a rate of 6%.

                       ANSWERTHINK CONSULTING GROUP, INC.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
   FOR THE PERIOD APRIL 23, 1997 (DATE OF INCEPTION) THROUGH JANUARY 2, 1998

                                HISTORICAL                        PRO FORMA
                   --------------------------------------  --------------------------
                                                LEGACY                      LEGACY
                   THE COMPANY   ACQUISITIONS ACQUISITION  ACQUISITION    ACQUISITION                     OFFERING
                       (A)           (B)          (C)      ADJUSTMENTS    ADJUSTMENTS     PRO FORMA      ADJUSTMENTS
                   ------------  ------------ -----------  -----------    -----------    ------------    -----------
Net revenues.....  $ 14,848,172  $13,968,338  $5,197,329    $     --       $     --      $ 34,013,839     $    --
Costs and
 expenses:
 Project
  personnel and
  expenses.......    13,333,921    6,668,208   2,686,646          --             --        22,688,775          --
 Selling, general
  and
  administrative..    8,084,558    5,558,301   2,567,597      362,390(D)     285,000(D)    16,857,846          --
 Settlement
  costs..........     1,902,608          --          --           --             --         1,902,608(E)       --
 In-process
  research and
  development
  technology.....     4,000,000          --          --           --             --         4,000,000(F)       --
                   ------------  -----------  ----------    ---------      ---------     ------------     --------
 Total costs and
  operating
  expenses.......    27,321,087   12,226,509   5,254,243      362,390        285,000       45,449,229          --
                   ------------  -----------  ----------    ---------      ---------     ------------     --------
Income (loss)
 from
 operations......   (12,472,915)   1,741,829     (56,914)    (362,390)      (285,000)     (11,435,390)
Other income
 (expense):
 Interest income
  (expense),
  net............       382,463       28,437      (6,294)    (419,664)(G)   (176,588)(G)     (191,646)     711,807(H)
 Income tax
  benefit........           --           --        6,081          --             --             6,081          --
                   ------------  -----------  ----------    ---------      ---------     ------------     --------
Net income (loss)
 (I).............  $(12,090,452) $ 1,770,266  $  (57,127)   $(782,054)     $(461,588)    $(11,620,955)    $711,807
                   ============  ===========  ==========    =========      =========     ============     ========
Net loss per
 common share--
 basic and
 diluted.........  $      (1.91)                                                         $      (0.80)
                   ============                                                          ============
Weighted average
 common shares
 outstanding.....     6,342,319                                                            14,596,917
                   PRO FORMA AS
                     ADJUSTED
                   ---------------
Net revenues.....  $ 34,013,839
Costs and
 expenses:
 Project
  personnel and
  expenses.......    22,688,775
 Selling, general
  and
  administrative..   16,857,846
 Settlement
  costs..........     1,902,608
 In-process
  research and
  development
  technology.....     4,000,000
                   ---------------
 Total costs and
  operating
  expenses.......    45,449,229
                   ---------------
Income (loss)
 from
 operations......   (11,435,390)
Other income
 (expense):
 Interest income
  (expense),
  net............       520,161
 Income tax
  benefit........         6,081
                   ---------------
Net income (loss)
 (I).............  $(10,909,148)
                   ===============
Net loss per
 common share--
 basic and
 diluted.........  $      (0.70)
                   ===============
Weighted average
 common shares
 outstanding.....    15,675,379(J)


    See accompanying notes to Unaudited Pro Forma Consolidated Statement of
                                  Operations.

       NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

A. Represents the historical consolidated statement of operations of the Company for the period April 23, 1997 (date of inception) through January 2, 1998.

B. Represents the historical consolidated statement of operations of the 1997 Acquisitions from April 23, 1997 (date of inception) until such 1997 Acquisitions were completed by the Company.

C. Represents the historical statement of operations of Legacy Technology, Inc. from April 23, 1997 through January 2, 1998.

D. Adjusts goodwill amortization expense to reflect the allocation of the purchase price for each of the 1997 Acquisitions and the Legacy Acquisition beginning on April 23, 1997 using a 15-year life. On August 1, 1997, the Company acquired Relational Technologies, Inc. in exchange for 1,220,700 restricted shares of Common Stock valued at approximately $610,000. On October 13, 1997, the Company acquired The Hackett Group, Inc., for $6,500,000 in cash, 444,000 restricted shares of Common Stock valued at approximately $355,000 and a $5,143,000 promissory note which is subject to certain earn-out provisions. As of January 2, 1998, the Company had recorded $3,750,000 of the note as additional purchase consideration. Also, on November 12, 1997, the Company acquired Delphi Partners, Inc. for $7,400,000 in cash, 560,000 restricted shares of Common Stock valued at approximately $840,000 and contingent consideration up to a maximum of $2,500,000 based on the achievement of certain pre-tax profit targets. As of January 2, 1998, the Company had not recorded any additional consideration under this earn-out. In April, 1998, the Company executed a definitive agreement to acquire Legacy Technology, Inc. for a $2,770,000 promissory note, payable on the date the Company completes a public offering of its Common Stock, or, over a 12-month period commencing October 1, 1998, 269,166 restricted shares of common stock valued at approximately $3,230,000 and contingent consideration up to a maximum of $1,300,000 based on achievement of certain revenue and pre-tax profit targets.

E. Settlement costs consist primarily of payments to certain key executives and certain other management employees of the Company relating to the obligations assumed by the Company for compensation earned by such employees during the Dispute Period and legal fees incurred in connection with the ensuing litigation. Management believes that the majority of these costs are non-recurring.
F. Represents an unusual charge for in-process research and development relating to the acquisition of The Hackett Group, Inc.

G. Adjustment to interest as if debt incurred in connection with the 1997 Acquisitions and the Legacy Acquisition was outstanding for the period April 23, 1997 (date of inception) through January 2, 1998. Approximately $750,000 of debt was incurred in connection with the purchase of The Hackett Group, Inc., an additional $7.4 million of debt was incurred in connection with the purchase of Delphi Partners, Inc. and $2.77 million of debt expected to be incurred in connection with the Legacy Acquisition. The interest rate on the debt is variable but was assumed to be approximately 8.5% for purposes of the pro forma adjustment which represents the weighted average interest rate on the debt as of April 3, 1998.


H. Upon the closing of the Offering, the Company will repay all outstanding debt except certain notes payable to shareholders in the amount of $300,000 which are payable on March 31, 1999 and which were assumed as part of the Delphi Partners, Inc. acquisition. Interest expense has been adjusted to reflect the use of a portion of the Offering proceeds to repay the outstanding debt. The debt that will be repaid is comprised of $8.2 million outstanding under the Company's revolving credit facility with BankBoston, N.A., a $3.75 million promissory note payable to the sole stockholder of The Hackett Group, Inc. based on the achievement of earnings targets for 1997, and a $2.77 million promissory note payable to the stockholders of Legacy Technology, Inc.


I. No income tax provision is required due to the Company's current tax loss and the inability of the Company to currently use the benefits of its loss carryforward.
J. Pro forma loss per share has been calculated based upon 15,675,379 shares outstanding. This represents the sum of the total shares outstanding on a pro forma basis prior to the Offering (14,596,917 shares) and the number of shares required to be sold in the Offering (1,078,462 shares) to repay debt and amounts due to shareholders ($14,020,000).

                       ANSWERTHINK CONSULTING GROUP, INC.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE QUARTER ENDED APRIL 3, 1998

                                 HISTORICAL
                          -------------------------   PRO FORMA
                                          LEGACY       LEGACY                                    PRO FORMA
                          THE COMPANY   ACQUISITION  ACQUISITION                   OFFERING          AS
                              (A)           (B)      ADJUSTMENTS     PRO FORMA    ADJUSTMENTS     ADJUSTED
                          ------------  -----------  -----------    ------------  -----------   ------------
Net revenues............  $ 18,531,770  $1,332,263    $     --      $ 19,864,033   $    --      $ 19,864,033
Costs and expenses:
 Project personnel and
  expenses..............    11,193,806     699,033          --        11,892,839        --        11,892,839
 Selling, general and
  administrative........     5,654,019     680,016       95,000(C)     6,429,035        --         6,429,035
 Compensation related to
  vesting of restricted
  shares................    40,843,400         --           --        40,843,400        --        40,843,400
                          ------------  ----------    ---------     ------------   --------     ------------
 Total costs and operat-
  ing expenses..........    57,691,225   1,379,049       95,000       59,165,274        --        59,165,274
                          ------------  ----------    ---------     ------------   --------     ------------
Income (loss) from oper-
 ations.................   (39,159,455)    (46,786)     (95,000)     (39,301,241)                (39,301,241)
Other income (expense):
 Interest income (ex-
  pense), net...........      (293,718)     (2,020)     (58,863)(D)     (354,601)   380,628(E)        26,027
                          ------------  ----------    ---------     ------------   --------     ------------
Net loss (F)............  $(39,453,173) $  (48,806)   $(153,863)    $(39,655,842)  $380,628     $(39,275,214)
                          ============  ==========    =========     ============   ========     ============
Net loss per common
 share--basic and dilut-
 ed.....................  $      (3.86)                             $     (2.28 )               $      (2.13)
                          ============                              ============                ============
Weighted average common
 shares outstanding.....    10,226,330                                17,377,239                  18,455,701(G)


    See accompanying notes to Unaudited Pro Forma Consolidated Statement of
                                   Operations

       NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

A. Represents the historical consolidated statement of operations of the Company for the first quarter of fiscal year 1998.

B. Represents the historical consolidated statement of operations of Legacy Technology, Inc. for the first quarter of fiscal 1998.

C. Adjusts goodwill amortization expense to reflect the allocation of the purchase price for the Legacy Acquisition for the first quarter using a 15-year life.

D. Adjustment to interest expense as if debt incurred in connection with the Legacy Acquisition was outstanding for the first quarter. The interest rate on the debt was assumed to be 8.5% for purposes of the pro forma adjustment which represents the interest rate on the debt for the first quarter.

E. Upon the closing of the Offering, the Company will retire all outstanding debt except certain notes payable to shareholders totaling $4,096,000. Notes in the amount of $303,000 were assumed as part of the Delphi Partners, Inc. acquisition and are payable on March 31, 1999. The remaining $3,793,000 relates to payments due to the stockholder and employees of the Hackett Group in connection with the subsequent amendments to the purchase and employment agreements. Of the $3,793,000 in notes, $1,897,000 is payable on March 31, 1999 and $1,896,000 is payable on March 31, 2000. The Company will also assume $33,000 of notes payable as part of the Legacy Acquisition. Interest expense has been adjusted to reflect the use of a portion of the Offering proceeds to retire the debt.

F. No income tax provision is required due to the Company's current tax loss and the inability of the Company to currently use the benefits of its loss carryforward.

G. Pro forma loss per share has been calculated based upon 18,455,701 shares outstanding. This represents the sum of the total shares outstanding on a pro forma basis prior to the Offering (17,377,239 shares) and the number of shares required to be sold in the Offering (1,078,462 shares) to repay debt and amounts due to shareholders ($14,020,000).

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